As filed with the Securities and Exchange Commission on May 15, 2000
                                      SEC Registration No. 333-_______


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                        FORM S-1 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                E-MEDSOFT.COM
             (Exact Name of Registrant as Specified in its Charter)


        Nevada                        7374                     84-1037630
(State or Other Juris-    (Primary Standard Industrial     (IRS Employer Iden-
diction of Incorpora-      Classification Code Number)      tification Number)
       tion)

                      1300 Marsh Landing Parkway, Suite 106
                          Jacksonville, Florida 32250
                                (904) 543-1001
        ----------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                JOHN F. ANDREWS
                                 e-MedSoft.com
                             Chief Executive Officer
                      1300 Marsh Landing Parkway, Suite 106
                          Jacksonville, Florida  32250
                                 (904) 543-1001
        ----------------------------------------------------------------
             (Address, including zip code, and telephone number,
                including area code, of agent for service)

                                   Copies to:

                              Bruce E. Macdonough
                               Michael L. Kaplan
                             Greenberg Traurig, LLP
                       One East Camelback Road, Suite 1100
                             Phoenix, Arizona 85012
                             Phone:  (602) 263-2300
                              Fax:  (602) 263-2350

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                         Proposed       Proposed
                                          Maximum       Maximum
Title of Each Class                       Offering      Aggregate      Amount of
of Securities to be    Amount to be      Price Per      Offering      Registration
    Registered         Registered(1)      Share(2)      Price(2)           Fee
----------------------------------------------------------------------------------
Common Stock(3)      19,818,000 shares   $7.90625    $156,686,062.50   $41,365.12
Common Stock(4)         500,000 shares   $7.90625    $  3,953,125.00   $ 1,043.63
Common Stock(5)       3,568,000 shares   $7.90625    $ 28,209,500.00   $ 7,447.31
                     ----------          --------    ---------------   ----------
  Total              23,886,000 shares   $7.90625    $188,848,687.50   $49,856.06

================================================================================

(1) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock that become issuable in connection with anti-dilution provisions of the various warrants to which this Registration Statement applies.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low sales prices for the Registrant's common stock on May 9, 2000 as reported by the American Stock Exchange.

(3) Such shares are being registered for resale from time to time by certain selling stockholders.

(4) Such shares are being registered for resale from time to time by certain selling stockholders upon exercise of the warrants issued in March 1999 in connection with a financing.

(5) Such shares are being registered for resale from time to time by certain selling stockholders upon exercise of the warrants issued in December 1999 in connection with the issuance of Common Stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.


                                       SUBJECT TO COMPLETION, DATED MAY 15, 2000
--------------------------------------------------------------------------------

P R O S P E C T U S

                               23,886,000 Shares
                                 E-MEDSOFT.COM
                                 Common Stock

     This prospectus relates to the sale of up to 19,818,000 outstanding shares of e-MedSoft.com common stock and 4,068,000 shares of common stock issuable upon the exercise of warrants held by certain selling stockholders from time to time. We expect that sales made pursuant to this prospectus will be made

     -    in broker's transactions,

     -    in transactions directly with market makers, or

     -    in negotiated sales or otherwise.

     The shares may be sold at current market prices or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, and brokerage commissions associated with the sale of their shares.

     The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

     We will not receive any of the proceeds from sales by the selling stockholders. Securities laws and regulations may require the delivery of this prospectus to purchasers when they resell their shares of common stock.

     Our common stock is traded on the American Stock Exchange under the symbol "MED." On May 9, 2000, the last reported sale price of our common stock as reported on the American Stock Exchange was $7.9375 per share.

                           -------------------------

     Prospective investors should carefully consider the matters discussed under "Risk Factors," beginning on page 4 of this prospectus.

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before deciding to acquire shares of our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. All references to "we," "our," "us," "our company," or "e-MedSoft" in this prospectus refer to e-MedSoft.com and its predecessors, subsidiaries, and operating divisions.

                                 e-MedSoft.com

     We offer comprehensive portal services for the health care industry that clients access through the Internet in order to interact securely with a range of connectivity, content, and commerce application services. We continue to build and develop our services in six key areas to provide the most comprehensive and relevant services possible. These areas are pharmacy services, financial services, medical business services, commerce services, collaborative multi-media services, and professional services. Our suite of services facilitate and streamline interactions among physicians, payors, suppliers, providers, and patients. These services are delivered through an innovative application service provision (or ASP) model over an Internet-based information and transaction platform.

     Our services simplify workflows, decrease administrative costs, and improve the overall quality of patient care. Through a simple web browser, users access our services to interact in real time with relevant clinical, administrative, and patient data, which facilitates more informed decision-making at the point-of-care. Our ASP model frees our clients from the need to own and manage related computer systems, networks, and software and addresses the fundamental concerns of cost and infrastructure investment. The ASP model also allows us to easily add services, functionality, and technical upgrades to our clients on an ongoing basis.

     We have formed strategic relationships with a number of influential groups, including Sun Microsystems and National Century Financial Enterprises (NCFE) to enhance our application portfolio, provide industry expertise, increase market penetration, and generate revenues. NCFE is one of the largest financiers in the health care industry, representing access to over 2000 organizations. NCFE is implementing an e-MedSoft portal service pursuant to a seven-year exclusive joint venture with us. We are providing a combination of NCFE financial services across NCFE's network of physicians, clinics, hospitals, and managed care organizations. NCFE's multi-billion dollar health care securitization financing program represents a broad cross section of health care organizations in the United States. We believe these relationships and others we are pursuing will allow us to accelerate our market penetration.

     The health care industry, because of its size, fragmentation, and extreme dependence on information exchange, is particularly well-suited to benefit from greater use of the Internet. Many of the inefficiencies in the health care system result from poor information exchange among participants, which include providers, patients, payors, and other trading partners. Today's health care system is mired in manual processes that rely too heavily on paper, mail, phone, and fax. We believe the health care system in the future will be one in which information flows more quickly, accurately, and cost-effectively through electronic networks. We believe that we are in a unique position to capitalize on this trend.

RECENT DEVELOPMENTS

     We entered into a seven-year joint venture with National Century Financial Enterprises, or NCFE, in February 2000. The joint venture will establish one of the nation's first interactive health care "e-finance" distribution networks on the Web. The unique site, which we developed and customized, will serve as a comprehensive health care management and financing tool for hospitals, group medical practices, home health organizations, and other health care providers.

     The portal will offer a variety of sophisticated management solutions. We intend to provide a suite of products and services to support the site, while NCFE will provide health care financing options by offering its financial products. Other features on the Web-based platform to be integrated over time will include innovative technology that will allow NCFE to streamline back office operations and handle existing and increasing client transactions online.

     We have issued NCFE 9.5 million shares of our common stock in exchange for NCFE canceling approximately $4.8 million of our debt and committing to provide us additional funding of $5 million, in addition to their other commitments under the joint venture arrangement.

     In February 2000, we acquired privately held VirTx, Inc., a leading provider of secure collaborative medical networks that are able to support the implementation of multimedia telemedicine, telehealth, and telescience collaboration. In connection with the transaction, we issued approximately 1.9 million shares of our common stock to VirTx and may issue up to an additional
1.9 million shares pursuant to an earn-out arrangement. Included in the suite of services are Web-enabled multimedia clinical applications and live interactive video conferencing. As a result of the acquisition of VirTx, we can now leverage our technology to accelerate ASP hosting of clinical-multimedia applications nationally and internationally. For example, VirTx was recently awarded a three-year contract to build and support a worldwide collaborative medical network[TM] for St. Jude Children's Research Hospital. As part of the first phase of the project, our portal will host multimedia, distance-enabled clinical applications providing distribution of the medical expertise at St. Jude for remote consultations, distance education, and training and research throughout the world. The portal will take advantage of our state-of-the-art security and privacy templates through our developing cryptography technologies.

     We concluded a $60 million private equity offering in March 2000. We sold 4 million shares of our common stock at $15 per share. We believe this financing will assist us in continuing our growth and executing our business strategy.

     In March 2000, we acquired an exclusive license from Quantum Digital Solutions Corporation (previously known as CypherComm, Inc.) for application of that company's innovative security encryption and data scrambling technology. We intend to embed the security technology into all of our application services and will seek to develop a separate entity that will focus on selling security solutions to the health care industry. Pursuant to the license agreement, we issued to Quantum Digital approximately 1.4 million shares of our common stock for the right to purchase up to 15 percent of the outstanding common stock of Quantum Digital for an aggregate cash purchase price of $15 million, either in a single transaction or in tranches over a period of up to five years. In addition, we will issue Quantum Digital a 10-year warrant to purchase an additional 1 million shares of our common stock at an exercise price of $20 per share following the introduction of a commercially distributable product using Quantum Digital's technology. We will also receive a seat on Quantum Digital's board of directors. In addition, we have established a jointly owned technical lab with Quantum Digital for further development of the encryption technology to fit various vertical markets. We will fund the lab jointly with Quantum Digital.

     In April 2000, we entered into a 30-year management agreement and a preferred provider agreement with PrimeRX.com, Inc. (previously known as PrimeMed Pharmacy Services, Inc.), a pharmacy management services company. PrimeRx offers a variety of managed care pharmacy services that enable its clients to more effectively manage their pharmacy benefits. PrimeRX's customers include physician offices and clinics, independent physician associations, physician practice management organizations, managed care health plans, nursing homes, correctional facilities, and community health centers. PrimeRX also operates more than 40 pharmacies across 9 states serving more than 1 million managed care enrollees.

     In May 2000, we acquired Illumea Corporation in exchange for approximately
1.3 million shares of our common stock. Illumea develops and markets Internet-based remote inspection and image sharing solutions in the medical and life sciences industries. FiberPix , Illumea's first application, enables multiple simultaneous users to view interactively a microscope's high fidelity images in real time over the Internet. For example, pathologists can view tissue samples without traveling to a hospital.

     Our recent acquisitions and joint ventures have brought us many healthcare clients and a very strong pipeline of potential business to complement the growing list of existing e-MedSoft clients. We are actively pursuing cross-selling opportunities across these channels.

OUR LOCATION

     We are a Nevada corporation with executive offices located at 1300 Marsh Landing Parkway, Suite 106, Jacksonville, Florida 32250 and our telephone number is (904) 543-1001. Our Web site is located at www-e-MedSoft.com. Information contained on that Web site and any of the Web sites in our network does not constitute a part of this prospectus.



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



                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are risks, including those set forth below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide to purchase shares of our common stock.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.

     We began operations in January 1999 with the acquisition of an Internet-based health care management system and the subsequent acquisition of e-Net, a company based in the United Kingdom, in March 1999. Because we have recently begun operations, it is difficult to evaluate our business and our prospects. Our revenue and income potential from our Internet solutions business is unproven and our business model is still emerging. Since January 2000, we have completed the following significant transactions:

     - entered into a seven-year joint venture with NCFE to develop an interactive health care "money" distribution network on the Web;

     - acquired VirTx, a leading provider of secure collaborative medical networks;

     - acquired a 10-year exclusive license from Quantum Digital for its patented security encryption and data scrambling technology;

     - entered into a joint venture with PrimeRX to provide pharmacy management services; and

     - acquired Illumea, which develops and markets Internet-based remote inspection and image sharing solutions.

     Our historical financial information is of limited value in projecting our future operating results because of our limited operating history as a combined organization and the emerging nature of our markets.

WE HAVE INCURRED AND WILL CONTINUE TO INCUR LOSSES.

     We began operations in January 1999 and have incurred net losses from operations in each fiscal period since then. As of December 31, 1999, we had accumulated losses of approximately $7.5 million. In addition, we currently intend to invest heavily in acquisitions, infrastructure development, applications development, and sales and marketing in order to expand our services to a growing number of potential customers and partners.

     For the foreseeable future, we expect to incur significant expenses, including for the following:

     -    funding operating expenses;

     -    developing additional infrastructure; and

     -    developing additional applications.

     As a result, we expect to incur operating losses for the foreseeable future. We cannot be certain that we can achieve sufficient revenues in relation to our expenses to become profitable. We expect our revenue to be generated from our pharmacy services, financial services, medical business services, commerce services, collaborative multi-media networking services, and professional services. However, our business model is still evolving, and we are unable to predict the amount and timing of revenues. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

WE FACE RISKS ASSOCIATED WITH OUR OFFSHORE OPERATIONS.

     We currently derive a significant portion of our revenues and operating income from e-Net, our U.K. subsidiary, and we intend to seek other significant acquisitions outside the United States. If problems develop in an offshore subsidiary, which local management is unable to handle, it will be difficult for our management to react in a timely manner due to the geographical separation and time differences. This inability to react quickly and sufficiently could have material adverse consequences on our operations and financial results.

WE RELY ON OUR STRATEGIC RELATIONSHIPS.

     To be successful, we believe that we must establish and maintain strategic relationships with leaders in a number of health care industry segments. This is critical because we are relying on these relationships to

     - extend the reach of our applications and services to the various participants in the health care industry;

     -    obtain specialized health care expertise;

     -    develop and deploy new applications;

     -    further enhance the e-MedSoft brand; and

     -    generate revenue.

     Entering into strategic relationships is complex because some of our current and future partners may compete with us. In addition, we may not be able to establish relationships with key participants in the health care industry if we have established relationships with their competitors. Consequently, it is important that we are perceived as independent of any particular customer or partner. Once we have established strategic relationships, we will depend on our partners' ability to generate increased acceptance and use of our platform, applications, and services. For example, we are depending upon NCFE to recommend to its clients that they use our software system. If fewer NCFE clients sign up to transact their accounts receivable financing over our Web portal than we anticipated, we will not be able to grow according to our plans.

     As with most service businesses, the loss of one or more material contracts could have a material adverse effect on our business. We cannot assure you that we will not lose any of our short or long-term contracts.

THE HEALTH CARE INDUSTRY MAY NOT ACCEPT ELECTRONIC INFORMATION EXCHANGE.

     Our business could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. Growth in demand for our applications and services depends on the adoption of Internet solutions by health care participants, which requires the acceptance of a new way of conducting business and exchanging information. To maximize the benefits of our platform, health care participants must be willing to allow sensitive information to be stored in our proprietary databases in order to process transactions for them. The benefits of our connectivity and information management solutions are, however, limited under these circumstances.

Customers using legacy and client-server systems may nonetheless refuse to adopt new systems when they have made extensive investments in hardware, software, and training for older systems.

THE HEALTH CARE INDUSTRY MAY NOT ACCEPT OUR SOLUTION.

     To be successful, we must attract a significant number of customers throughout the health care industry. We believe that complexities in the nature of the transactions that must be processed have hindered the development and acceptance of information technology solutions by the health care industry. Conversion from traditional methods to electronic information exchange may not occur as rapidly as we expect that it will. Even then, health care industry participants may use applications and services offered by others.

     We believe that we must gain significant market share before our competitors introduce alternative products, applications, or services with features similar to our current or proposed offerings. Our business model is based on our belief that the value and market appeal of our solution will grow as the number of participants and the scope of the services available on our platform increase. We may not achieve the critical mass of users we believe is necessary to become successful. In addition, we expect to generate a significant portion of our revenue from service offerings. Consequently, any significant shortfall in the number of users would adversely affect our financial results.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS.

     We plan to expand our business by making acquisitions of other companies in the health care information services industry. There are a number of risks associated with financing these acquisitions and integrating them into the our business, including the following:

     - our profitability could be affected by servicing the additional debt and amortizing the expenses related to goodwill and intangible assets;

     - the issuance of additional equity would dilute the interests of our current stockholders;

     - it could be difficult to assimilate the acquired companies' employees, equipment, and operations;

     - the acquisition could divert management's attention from other business concerns;

     - the acquired companies could operate in markets with which we have little or no familiarity;

     - there could be undisclosed or unforeseen liabilities associated with the acquired companies; and

     -    we could lose key employees or customers of the acquired companies.

WE HAVE EXPERIENCED RAPID GROWTH, WHICH HAS PLACED A STRAIN ON OUR RESOURCES, AND ANY FAILURE TO MANAGE OUR GROWTH EFFECTIVELY MAY CAUSE OUR BUSINESS TO SUFFER.


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


     We have expanded our operations through acquisitions and joint ventures. We acquired e-Net in March 1999 and have recently acquired two multimedia companies (VirTx and Illumea), entered into three major agreements to be the exclusive provider of electronic data flow (NCFE, University Affiliates and PrimeRX), entered into a major management agreement with PrimeRX, and entered into a joint licensing arrangement with Quantum Digital. We also expect to rapidly expand our domestic and international operations. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial, and other resources. On April 30, 2000, we had over 150 full-time employees compared to 75 on March 31, 1999. We expect to continue to hire new employees at a rapid pace, our business will suffer if this growth continues and we fail to manage this growth. Any additional growth will further strain our managerial, operational, financial, and other resources. To manage any future growth effectively, we must improve our financial and accounting systems, controls, reporting systems and procedures, integrate new personnel, and manage expanded operations. Any failure to do so could negatively affect the quality of our products and services, our ability to respond to our clients, retain key personnel, and our business in general.

WE RELY ON THE PERFORMANCE AND SECURITY OF OUR SYSTEMS.

     Our customer satisfaction and our business could be harmed if our customers experience any system delays, failures, or loss of data. The occurrence of a major catastrophic event or other system failure at our facilities could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers, and Internet backbone service providers, all of which could have periodic operational problems or outages. Any disruption to Internet access provided by third parties could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and services equipment used to deliver our services.

     A material security breach could damage our reputation or result in liability to our company. We retain confidential customer and patient information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that they are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties, or similar disruptions.

WE FACE INTENSE COMPETITION, WHICH COULD HARM OUR BUSINESS.

     The market for health care information services is intensely competitive, rapidly evolving, and subject to rapid technological change. Many of our competitors have greater financial, technical, product development, marketing, and other resources than we do. These organizations may be better known and have more customers than we do. Certain competitors have announced or introduced Internet strategies that will compete with our applications and services, including

     - application services providers, such as Usinternetworking, Inc. and Exodus Communications, Inc.;

     - health care e-commerce and portal companies, such as Healtheon Corporation and CareInsite, Inc.;

     - health care electronic data interchange companies, including ENVOY Corporation and National Data Corporation;

     - large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation, and Electronic Data Systems Corporation; and

     -    smaller regional organizations.


     In addition, we expect that major software information systems companies and others specializing in the health care industry will offer competitive applications or services. Some of our large customers may also compete with it. We may be unable to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

CHANGES IN THE HEALTH CARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     The health care industry is subject to changing political, economic, and regulatory influences. These factors affect the purchasing practices and operations of health care organizations. Changes in current health care financing and reimbursement systems could cause us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders, or in the revocation of endorsement of our applications and services by health care participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. health care system at both the federal and state level. Such programs may increase governmental involvement in health care, lower reimbursement rates, or otherwise change the environment in which health care industry participants operate. Health care industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services.

     Many health care industry participants are consolidating to create integrated health care delivery systems with greater market power. As the health care industry consolidates, competition to provide products and services to industry participants will become even more intense, as will the importance of establishing a relationship with each industry participant These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our operating results could suffer as a result if we cannot achieve corresponding reductions in our expenses.

GOVERNMENT REGULATION OF THE HEALTH CARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business is subject to U.S. and international government regulation. Existing as well as new laws and regulations could adversely affect our business. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our applications and services may be affected by additional regulation of the Internet.

     We are subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with new legislation. Moreover, we may be restricted or prevented from delivering patient records electronically. For example, until recently, the Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet.

     Legislation currently being considered at the federal level could affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security, and other provisions by the year 2000. We are designing our platform and applications to comply with these proposed regulations; however, until these regulations become final, they could change, which could cause us to use additional resources and lead to delays as we revise our platform and applications. In addition, our success depends on other health care participants complying with these regulations.

OUR GROWTH MIGHT BE LIMITED IF WE BECOME SUBJECT TO SALES OR OTHER TAXES.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state, and local level and by certain foreign governments that could impose taxes on the sales of goods and services and certain other Internet activity. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce on the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition, and results of operations.

WE MAY BE ADVERSELY AFFECTED BY PRODUCT-RELATED LIABILITIES.

     Although we and our customers test our applications, they may contain defects or result in system failures. In addition, our platform may experience problems in security, availability, scalability, or other critical features. These defects or problems could result in the loss of or delay in generating revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, or increased insurance costs.

     Our services agreements involve providing critical information technology services to clients' businesses. If we fail to meet our clients' expectations, our reputation could suffer and we could be liable for damages. In addition, patient care could suffer, and we could be liable if systems fail to deliver correct information in a timely manner. Finally, we could become liable if confidential information is disclosed inappropriately. Our insurance may not protect us from these risks.

     In addition, our insurance may not be sufficient to cover large claims, or the insurer could disclaim coverage on claims.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS FROM THIRD PARTIES.

     We expect that we could be subject to intellectual property infringement claims as the number of competitors grows and the functionality of our applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive to resolve and divert management's attention from operating the business. If we become liable to a third party for infringing its intellectual property rights, we could be required to pay a substantial damage award. Such a judgment would have a material adverse effect on our business, financial condition, and results of operations. In addition, we may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS.

     Our future success and ability to compete in the health care information services business may be dependent in part upon our proprietary rights to products and services that we develop. We expect to rely on a combination of patent, copyrights, trademark, and trade secret laws and contractual restrictions to protect our proprietary technology and to rely on similar proprietary rights of any of our content and technology providers. We intend to file patent applications to protect certain of our proprietary technology. We cannot assure you that such applications will be approved or, if approved, will be effective in protecting our proprietary technology. We enter into confidentiality agreements with our employees, as well as with our clients and potential clients seeking proprietary information, and limit access to and distribution of our software, documentation, and other proprietary information. We cannot assure you that the steps we take or the steps such providers take would be adequate to prevent misappropriation of our proprietary rights.

THE LOSS OF KEY PERSONNEL OR THE INABILITY TO HIRE OR RETAIN QUALIFIED PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Our operations are dependent on the continued efforts of the executive officers and management, in particular, John F. Andrews, our Chief Executive Officer, and Marshall A. Gibbs, our Chief Technology Officer. If any one of these persons becomes unable or unwilling to continue in his or her role with us, or if we are unable to attract and retain other qualified employees, our business and prospects could be adversely affected. Our success is also dependent to a significant degree on our ability to attract, motivate, and retain highly skilled sales, marketing, and technical personnel, including software programmers and systems architects skilled in the computer language with which our products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on our business.

WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL IN THE FUTURE.

     We believe that we currently have sufficient funds to meet our requirements for at least the next 24 months. However, we may need to raise additional financing to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies, or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships, or through other arrangements. We may be unable to raise any additional amounts on reasonable terms, or at all, when they are needed.

HOLDERS OF OPTIONS AND WARRANTS HAVE THE RIGHT TO ACQUIRE A LARGE NUMBER OF SHARES OF OUR COMMON STOCK.

We have reserved a total of 8,802,500 shares of our common stock for issuance upon exercise of options granted or which may be granted under our existing stock option plans. As of April 30, 2000, stock options to acquire 1,133,167 shares at a weighted average exercise price of $6.54 are outstanding. In addition, as of April 30, 2000, warrants to acquire 5,768,000 shares of our common stock at a weighted average exercise price of $3.12 are outstanding. The holders of these options and warrants will have the opportunity to profit from an increase in the market price of our common stock. These options and warrants may make it more difficult for us to obtain additional equity financing in the future. The holders of these options and warrants can be expected to exercise the options and warrants at a time when we, in all likelihood, would be able to sell equity securities on terms more favorable to us than those provided in the options and warrants.

FUTURE SALES OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

     The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market, or the perception that such sales could occur. We have a large number of shares of common stock outstanding and available for resale beginning at various points in time in the future. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of April 30, 2000, we have outstanding 75,722,865 shares of common stock. Of these shares, 68,721,715 shares are restricted securities and will become eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144. Certain holders of our common stock also have demand and piggyback registration rights enabling them to register up to 26,057,973 of their shares for sale under the Securities Act. If holders sell a large number of shares in the public market, our stock price could fall materially. We are seeking to obtain agreements by certain selling stockholders to limit the timing and number of shares of common stock sold pursuant to this prospectus.

                        PRICE RANGE OF OUR COMMON STOCK

     Our common stock has been listed on the American Stock Exchange under the symbol "MED" since January 11, 2000. Prior to January 10, 2000, our common stock traded in the over-the-counter market under the symbol "MDTK." The following table sets forth the high and low closing prices of our common stock as reported on the American Stock Exchange for the period beginning on January 11, 2000. The following table also sets forth the high and low bid prices for our common stock for the periods (prior to January 11, 2000) indicated, as reported by the OTC Bulletin Board. These bid prices are believed to be inter-dealer quotations and do not include retail markup, markdowns, or other fees or commissions and may not necessarily represent actual transactions. On January 4, 1999, we completed a five-for-one stock split. Accordingly, all bid prices listed below (for the period prior to January 11, 2000) are restated to reflect this split. On May 28, 1999, we changed our fiscal year end from May 31 to March 31. As a result, the quarter ending March 31, 1999 represents only one month of trading.

Quarter ended:                                    High       Low
                                                 -------    ------

     August 31, 1998 ..........................  $ 0.600    $0.206
     November 30, 1998 ........................    0.650     0.200
     February 28, 1999 ........................    7.00      0.206
     March 31, 1999 ...........................    4.437     2.312
     June 30, 1999 ............................    4.875     2.625
     September 30, 1999 .......................    3.875     1.656
     December 31, 1999 ........................    8.125     1.875
     March 31, 2000 ...........................   24.250     6.625

     On May 9, 2000, the closing price of the Common Stock on the American Stock Exchange was $7.9735. As of May 11, 2000 there were a total of 658 record holders of our common stock and approximately 2,000 beneficial owners of our common stock.

                                DIVIDEND POLICY

     We currently intend to retain earnings to provide funds for the operation expansion of our business. We have not paid cash dividends on our common stock and do not anticipate that we will do so in the foreseeable future. Any declaration and payment of dividends would be subject to the discretion of our board of directors. Any future determination to pay dividends will depend upon our results of operations, financial condition, capital requirements, contractual restrictions, and other factors deemed relevant at the time by the board of directors.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" along with the consolidated financial statements and notes thereto, included elsewhere in this prospectus. The consolidated financial data for e-MedSoft.com for the four months ended March 31, 1999, and the predecessor business for the period June 1, 1998 to January 7, 1999, have been derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The consolidated financial data for the nine months ended December 31, 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the financial position and results of operations for the period presented. Historical operating results are not necessarily indicative of results in the future, and the results for the interim period are not necessarily indicative of the results that may be expected for the entire year.


                                         Predecessor
                                           Business        Four Months      Nine
                                        ---------------      Ended      Months Ended
                                         Period From      ----------     December 31,
                                        to June 1, 1998   March 31,         1999
                                        January 7, 1999   1999 (1)       (unaudited)
                                       ----------------   ----------    -------------
                                                 (in thousands, except per share data)
Consolidated Statements of
 Operations Data:
Net sales ........................         $    -          $  2,650        $ 25,945
Operating costs and expenses:
  Cost of sales ..................              -             1,999          20,276
  Software development costs .....              -                39           1,341
  Sales and marketing ............              -               188           2,704
  General and administrative .....              5               767           5,951
  Depreciation and amortization...              -                46           1,104
                                           ------          --------        --------
                                                5             3,039          31,376
                                           ------          --------        --------
Operating loss....................             (5)             (389)         (5,431)

Interest expense .................             (1)             (377)         (1,714)
Other income .....................              -                --               1
                                           ------          --------        --------
Loss before income taxes and
 extraordinary income ............             (6)             (766)         (7,144)
Extraordinary income .............              -                --             357
                                           ------          --------        --------
Loss before income taxes and
 minority interest ...............             (6)             (766)         (6,787)
Tax benefit (expense) ............              -              (139)            147
Minority interest, net of tax ....              -                --               9
                                           ------          --------        --------
Net loss .........................         $   (6)         $   (905)       $ (6,631)
                                           ======          ========        ========
Basic and diluted loss per share..         $    0          $  (0.02)       $  (0.12)
                                           ======          ========        ========

Average weighed shares
 outstanding .....................          7,052            38,061          53,203
                                           ======          ========        ========
Consolidated Balance Sheet Data:
 Cash and cash equivalents ........                        $    190        $  6,407
Working capital ..................                           (1,642)           (927)
Total assets .....................                           17,463          32,695
Long-term obligations, net of
 current portion .................                            2,972           2,267
Stockholders' equity .............                            6,113          13,487

-------------

(1) On January 7, 1999, e-MedSoft acquired the assets of TSI in a reverse acquisition transaction. Therefore, the operating financial information included herein combine the operations of TSI from its inception, December 1, 1998 through the acquisition date and e-MedSoft's operations after the acquisition date through March 31, 1999.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements are derived from the historical financial statements of e-MedSoft.com, VirTx, Inc. and PrimeRX.com, Inc. and give effect to the acquisition of VirTx, Inc. by the registrant on February 29, 2000 and give effect to the management services and joint venture agreement between e-MedSoft.com and PrimeRX. The unaudited pro forma combined balance sheet as of December 31, 1999 and the unaudited pro forma combined statements of operations for the nine months ended December 31, 1999 and the four months ended March 31, 1999 reflect the acquisition of VirTx and the PrimeRX as if the transactions had occurred on December 31, 1999 for the unaudited pro forma combined balance sheet and at the beginning of each period for the unaudited pro forma combined statements of operations. The unaudited pro forma combined financial statements do not purport to be indicative of the results that would actually have been obtained if the combination had been in effect on the dates indicated, or that may be obtained in the future. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of e-MedSoft.com, the financial statements of VirTx and the consolidated financial statements of PrimeRX together with the related notes thereto.

                      Unaudited Proforma Combined Balance Sheet
                                  December 31, 1999


                                                 Acquired Companies         Proforma Adjustments(1)              Proforma
                                 e-MedSoft    -------------------------                                          Combined
                                (unaudited)   Virtx, Inc.   PrimeRX.com     Virtx, Inc.      PrimeRX.com        (unaudited)
                                -----------   -----------   ------------    -----------      -----------        ------------
ASSETS
Current Assets
Cash                            $ 6,406,570   $    50,971   $    407,673    $         -      $         -       $  6,865,214
Accounts Receivable, net          6,904,285       102,985      7,427,597              -                -         14,434,867
Inventory                         1,436,503        94,729      4,025,577              -                -          5,556,809
Receivables from Related
 Parties                            297,903             -              -              -                -            297,903
Other Current Assets                914,739       444,445        157,415       (444,445)(2)            -          1,072,154
                                -----------   -----------   ------------    -----------      -----------       ------------
                                 15,960,000       693,130     12,018,262       (444,445)               -         28,226,947
                                -----------   -----------   ------------    -----------      -----------       ------------
Property, Plant and
 Fixtures, net                    1,862,773       242,225      2,380,596              -                -          4,485,594

Other Assets
Goodwill                          7,477,447             -      5,217,499     30,586,055 (2)   (5,217,499)(6)     38,063,502
Other Assets Under Management             -             -              -              -        7,997,743 (5)      7,997,743
Software System Investment        7,325,106             -              -              -                -          7,325,106
Other Assets                         70,092        24,235        349,434              -                -            443,761
                                -----------   -----------   ------------    -----------      -----------       ------------
TOTAL ASSETS                    $32,695,418   $   959,590   $ 19,965,791    $30,141,610      $ 2,780,244       $ 86,542,653
                                ===========    ===========   ============    ===========     ===========       ============

LIABILITIES AND
SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable                $ 9,859,970    $  205,429   $  4,960,151    $         -      $         -       $ 15,025,550
Accruals and Other
 Liabilities                      1,974,936       555,238        872,774              -                -          3,402,948
Bank Credit Facility                806,184             -              -              -                -            806,184
Current Maturities of
 Debt/Capital leases              4,246,307             -      2,374,110              -                -          6,620,417
Notes payable                             -       879,701              -       (720,689)(2)            -            159,012
                                -----------   -----------   ------------    -----------      -----------       ------------
                                 16,887,397     1,640,368      8,207,035       (720,689)               -         26,014,111
                                -----------   -----------   ------------    -----------      -----------       ------------
Long Term Liabilities
Capital Leases                      783,987             -        953,388              -                -          1,737,375
Long-term debt                      288,932             -      4,234,170              -                -          4,523,102
Other long-term liabilities       1,193,581             -              -              -                -          1,193,581
Advances from shareholders                -             -      9,351,442              -                -          9,351,442
                                -----------   -----------   ------------    -----------      -----------       ------------
                                  2,266,500             -     14,539,000              -                -         16,805,500
                                -----------   -----------   ------------    -----------      -----------       ------------
Minority Interest in
 Consolidated Subsidiary             54,454             -              -              -                -             54,454

Shareholders' Equity
Common Shares                        57,871         3,082          2,045          1,854 (3)       (2,045)(6)         59,725
                                                                                 (3,082)(4)            -
Paid in Capital                  20,962,359       628,200        474,555     30,179,667 (3)     (474,555)(6)     51,142,026
                                                                               (628,200)(4)            -
Retained Earnings (Deficit)      (7,533,163)   (1,312,060)    (3,256,844)     1,312,060 (4)     3,256,844(6)     (7,533,163)
                                -----------   -----------   ------------    -----------      -----------       ------------
                                 13,487,067      (680,778)    (2,780,244)    30,862,299        2,780,244         43,668,588
                                -----------   -----------   ------------    -----------      -----------       ------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY           $32,695,418   $   959,590   $ 19,965,791   $ 30,141,610      $ 2,780,244        $86,542,653
                                ===========   ===========   ============   ============      ===========        ===========

The accompanying notes are an integral part of these unaudited proforma combined financial statements

               Unaudited Proforma Combined Statement of Operations
                   For the Nine Months ended December 31, 1999

                                                     Acquired Companies(7)
                                                   -------------------------         Proforma Adjustments(1)            Proforma
                                    e-MedSoft     Virtx, Inc.      PrimeRX.com                                          Combined
                                   (unaudited)    (unaudited)      (unaudited)     Virtx, Inc.        PrimeRX.com      (unaudited)
                                   -----------    -----------     ------------    -----------         -----------      ------------
Revenues                          $ 25,944,826    $    620,341    $ 35,707,712    $         --       $         --      $ 62,272,879
                                  ------------    ------------    ------------    ------------       ------------      ------------
Operating Expenses
Cost of sales                       20,276,340         626,747      26,374,812              --                 --        47,277,899
Research and development             1,341,095              --              --              --                 --         1,341,095
Sales and marketing                  2,703,805              --              --              --                 --         2,703,805
General and Administrative           4,847,599       1,003,348       9,786,721         135,000(8)              --        15,772,668
Non cash compensation                1,103,337              --              --              --                 --         1,103,337
Depreciation and amortization        1,104,153              --              --       3,277,077(9)              --         4,381,230
Other Operating Costs                       --              --         169,387              --                 --           169,387
                                  ------------    ------------    ------------    ------------       ------------      ------------
                                    31,376,329       1,630,095      36,330,920       3,412,077                 --        72,749,421
                                  ------------    ------------    ------------    ------------       ------------      ------------
Loss from operations                (5,431,503)     (1,009,754)       (623,208)     (3,412,077)                --       (10,476,542)
Interest & Other expense             1,712,327          63,095         334,792        (132,732)(10)            --         1,977,482
                                  ------------    ------------    ------------    ------------       ------------      ------------
Loss before income taxes,
 extraordinary item and
 minority interest                  (7,143,830)     (1,072,849)       (958,000)     (3,279,345)                --       (12,454,024)
Extraordinary income                   357,152              --              --              --                 --           357,152
                                  ------------    ------------    ------------    ------------       ------------      ------------
Loss before income taxes
 and minority interest              (6,786,678)     (1,072,849)       (958,000)     (3,279,345)                --       (12,096,872)
Income Taxes                           146,875            (655)         (7,500)             --                 --           138,720

Minority Interest, net of tax            8,620              --              --              --                 --             8,620
                                  ------------    ------------    ------------    ------------       ------------      ------------
Net income (loss)                 $ (6,631,183)   $ (1,073,504)   $   (965,500)   $ (3,279,345)      $         --      $(11,949,532)
                                  ============    ============    ============    ============       ============      ============


Net income (loss) per share       $      (0.12)                                                                         $     (0.22)
Average Weighted Shares
Outstanding                         53,202,779       1,854,276               -              -                  -         55,057,055

The accompanying notes are an integral part of these unaudited proforma combined financial statements

                   Unaudited Proforma Combined Statement of Operations
                        For the Four Months ended March 31, 1999

                                                  Acquired Companies(7)
                                                -------------------------            Proforma Adjustments(1)             Proforma
                                  e-MedSoft     Virtx, Inc.   PrimeRX.com                     Dr(Cr)                     Combined
                                 (unaudited)   (unaudited)    (unaudited)         Virtx, Inc.          PrimeRX.com      (unaudited)
                                -----------    -----------    ------------       -----------           -----------     ------------

Revenues                       $  2,649,563   $    137,853     $  7,454,156     $         --          $         --     $ 10,241,572
                               ------------   ------------     ------------     ------------          ------------     ------------
Operating Expenses
Cost of sales                     1,998,505        139,277        5,840,006               --                    --        7,977,788
Research and development             38,619             --               --               --                    --           38,619
Sales and marketing                 188,340             --               --               --                    --          188,340
General and administrative          767,017        222,966        1,997,737           30,000(8)                 --        3,017,720
Depreciation and amortization        46,303             --               --          728,239(9)                 --          774,542
                               ------------   ------------     ------------     ------------          ------------     ------------
                                  3,038,784        362,243        7,837,743          758,239                    --       11,997,009
                               ------------   ------------     ------------     ------------          ------------     ------------
Operating Loss                     (389,221)      (224,390)        (383,587)        (758,239)                   --       (1,755,437)

Interest & Other expense            376,468         14,021           33,224          (29,496)(10)               --          394,217
                               ------------   ------------     ------------     ------------          ------------     ------------
Pre tax income (loss)              (765,689)      (238,411)        (416,811)        (728,743)                   --       (2,149,654)
Provision for taxes                 138,928            145               --               --                    --          139,073
                               ------------   ------------     ------------     ------------          ------------     ------------
Net income (loss)              $   (904,617)  $   (238,556)    $   (416,811)    $   (728,743)         $         --     $ (2,288,727)
                               ============   ============     ============     ============          ============     ============

Net income (loss) per share    $      (0.02)                                                                           $      (0.06)

Average Weighted Shares
Outstanding                      38,061,371      1,854,276               --               --                    --       39,915,647

The accompanying notes are an integral part of these unaudited proforma combined financial statements

       NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

GENERAL

     1. The adjustments included in the unaudited pro forma combined financial statements are based upon currently available information and upon certain assumptions that our management believes are reasonable. We accounted for the VirTx acquisition as a purchase of VirTx. VirTx's assets and liabilities were recorded at their initial estimated fair market value, less certain adjustments, as of the date of the VirTx acquisition. We accounted for the PrimeRx agreement as if PrimeRx were a consolidated subsidiary. PrimeRx's assets and liabilities were recorded at their book value as of the date of the PrimeRx agreement. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected herein.

     2. The following table details the allocation of the VirTx purchase price:

              Virtx purchase price            $30,181,521
              Acquisition costs                         0
                                              -----------
              Adjusted purchase price         $30,181,521

              Add:   Virtx negative equity        680,778
                     Deferred financing
                     fees written off             444,445
              Less:  Notes payable
                     converted to equity         (720,689)
                                              -----------
              Goodwill                        $30,586,055
                                              ===========

The allocation of the purchase price of VirTx is preliminary and will be finalized upon completion of asset valuations. In addition, we are still evaluating certain obligations of VirTx prior to the acquisition and further adjustments to the preliminary purchase price may result.

The goodwill will be amortized using the straight-line method over a period of seven years.

     3. Reflects the issuance of 1.854 million restricted shares of our common stock to the former stockholders of VirTx, Inc.

     4. Reflects the elimination of Virtx's historical stockholders' equity balance.

     5. Represents the excess of the cost of the PrimeRx management contract
(none) over PrimeRx's net assets.

     6. Reflects the elimination of PrimeRx's historical goodwill and negative stockholders' equity.

     7. The unaudited combined pro forma statement of operations includes our unaudited operations for the nine months ended December 31, 1999 and the four months of operations ended March 31, 1999 that were derived from our audited March 31, 1999 consolidated financial statements. The statements of operations for VirTx included in the pro forma is for the nine months ended December 31, 1999 and for the period from January 27, 1999 (date of inception) to March 31, 1999. The statements of operations for PrimeRx included in the pro forma is for the nine months ended December 31, 1999 and for the four months of operations ended March 31, 1999.

     8. Represents the increase in executive compensation as a result of the acquisition.

     9. Represents the amortization of goodwill using the straight-line method over a period of seven years.

     10. Represents the savings in amortization of deferred financing costs and interest on notes payable.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with the Consolidated Financial Statements of e-MedSoft.com and related Notes appearing elsewhere in this prospectus.

GENERAL HISTORY

     e-MedSoft was initially organized in Nevada on August 25, 1986, in order to evaluate, structure, and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships, or sole proprietorships.

     On January 7, 1999, we acquired from TSI Technologies and Holdings, LLC ("TSI"), formerly known as Sanga e-Health, LLC, the rights to a JAVA-based, online health care management system in exchange for 41,417,176 restricted shares (post-split) of our common stock. In connection with this transaction, the Company completed a 5 for 1 forward stock split having a record date of January 4, 1999. In addition, as consideration for finder's fees, we issued 2,553,144 restricted shares of our common stock and 1,035,429 warrants to purchase restricted shares of our common stock exercisable at $.25 per share over five years. As a result of these transactions, TSI owned approximately 80% of the outstanding shares. The merger is considered a reverse acquisition that results in a capital reorganization. The assets and equity of TSI have been recorded on our financial statements at their carryover basis. Accordingly, we recognized no goodwill or intangible assets in connection with this acquisition.

     On March 19, 1999, we acquired all of the issued and outstanding stock of e-Net Technology Ltd., formerly known as Palm Technology Holdings Ltd. e-Net, a U.K. based company, is a diversified computer services company, providing consulting services, training, technical support, computer software, and computer hardware to a broad range of customers. This acquisition was accounted for under the purchase method.

OVERVIEW

     We began operations with the acquisition of the Internet-based health care management system on January 7, 1999 and the subsequent acquisition of e-Net on March 19, 1999. During the following period ended December 31, 1999, we have continued the development, upgrading, testing and implementation of our health care management system. In addition, in accordance with our strategy to develop or acquire additional technologies, we acquired a managed care computer technology to service a network of over 2,500 physicians and two multimedia companies to provide various telemedicine technologies. We have entered into several contracts and strategic partnerships to implement and roll out various Internet-based health care management systems and to provide other products including "e-financing" distribution networks.

RESULTS OF OPERATIONS

     The results of operations presented herein reflect our and our subsidiaries' consolidated net sales and expenses. Prior to the acquisition of the online health care management system on January 7, 1999 and the acquisition of e-Net on March 19, 1999, our net sales and operating expenses, interest income and expense were minimal. The financial statements included in this prospectus present the historical unaudited information for the nine months ended December 31, 1999, the audited financial statements for the four months ended March 31, 1999, and the audited financial statements of the predecessor company for the period June 1, 1998 through the date of the reverse acquisition on January 7, 1999.

NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998 PRO FORMA

     The following analysis compares the operating results for the nine months ended December 31, 1999 to pro forma information for the nine months ended December 31, 1998, which gives effect to the acquisition of e-Net as if such transaction had occurred at the beginning of that period (in thousands) (unaudited):

                                                       Pro Forma
                                       12/31/99         12/31/98
                                       --------        ---------
          Net Sales ...............    $25,945          $14,400
          Operating Expenses ......     31,376           15,095
          Operating Loss ..........     (5,431)            (695)

     NET SALES

     Net sales for the nine months ended December 31, 1999 were $25.9 million compared to pro forma net sales for the nine months ended December 31, 1998 of $14.4 million. Orders in process for the delivery of hardware at December 31, 1999 of approximately $5.0 million and at December 31, 1998 of approximately $1.7 million were not included in revenue for these periods. Net sales increased approximately $11.5 million for the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998. This increased resulted primarily from our U.K. subsidiary's focus on the Internet marketplace and our strong relationship with Sun Microsystems. At the beginning of the year, e-Net obtained a higher preferred vendor status with Sun Microsystems, thereby increasing our market share for the sale and distribution of Sun hardware. In addition, during the period, e-Net successfully launched, sold and has implemented our new enterprise java beans e-commerce software product. e-Net has now finalized 14 new contracts for esparto, of which seven have been implemented. e-Net is also Sun Microsystems' first U.K. ASP, which allows us to provide complete end to end e-business solutions to our clients. We currently have 11 clients using this ASP service. Essentially all sales were generated by the U.K. subsidiary from sale, service and installation of computer systems.

     COST OF SALES

     Cost of sales for the nine months ended December 31, 1999 were $20.3 million compared to pro forma cost of sales of $11.1 million for the same period in 1998. The increase in cost of sales was primarily due to the higher sales and distribution of Sun Microsystems hardware. Cost of sales as a percent of net sales increased slightly from 77.4% for the pro forma nine month period ended December 31, 1998 to 78.1% for the nine months ended December 31, 1999. This slight increase reflects the decrease in hardware margins, as we have increased our market by teaming with Sun Microsystems and Oracle to compete with other major hardware and software distributors such as MicroSoft.

     RESEARCH AND DEVELOPMENT COSTS

     Research and development costs mainly consist of salaries and equipment costs of the internal development of new software and Internet products in the United Kingdom and in the United States. During the nine months ended December 31, 1999 we expensed approximately $1.3 million in development costs and capitalized approximately $857,000. Approximately $924,000 of these development costs were incurred in the United Kingdom for the development of new Internet products and software and approximately $417,000 of these costs were incurred in the United States for new Internet products and additional solutions to be integrated with our existing Internet-based health care management system. The costs incurred and capitalized to deferred software will be amortized into expense over the useful life of the resulting software product once such software product is in service.

     SALES AND MARKETING COSTS

     Sales and marketing costs consist primarily of costs for salaries, travel, advertising, marketing literature, and seminars. These costs reflect our business plan to increase markets and customers throughout the United States, United Kingdom, and Europe. Sales and marketing costs for the nine months ended December 31, 1999 increased approximately $1.1 million in the United Kingdom to $2.3 million as compared to $1.2 million pro forma for the nine months ended December 31, 1998. This is the result of increasing our sales force to implement e-Net's planned market penetration into the Internet market as well as for the sale of hardware and software. In addition, the U.S. operations incurred approximately $410,000 in sales and marketing costs for the nine-month period ended December 1999 as a result of the marketing of our Internet-based health care management system.

     GENERAL AND ADMINISTRATIVE/NON CASH COMPENSATION COSTS

     General and administrative costs of approximately $4.8 million for the nine months ended December 31, 1999 mainly consist of salaries, facility costs, and professional fees. Non-cash compensation costs of approximately $1.1 million for the nine months ended December 31, 1999 represents compensation paid to employees and consultants through the issuance of shares, warrants, and options. Approximately $4.2 million of these combined costs for the nine months ended December 31, 1999 were related to our reorganization and infrastructure development of our U.S. operations in accordance with our business plans. These costs, which include legal fees, accounting fees, and other consulting fees, also represent our efforts to broaden our financial and investment market visibility and obtain funding for our operations and planned expansion.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization of approximately $1.1 million for the nine months ended December 31, 1999 includes depreciation of equipment of approximately $495,000 and the amortization of goodwill of $609,000. We are amortizing goodwill over a five to ten-year period.

     FINANCE COSTS

     Finance costs of approximately $1.7 million for the nine-month period ended December 31, 1999, include approximately $1.2 million of amortization of deferred financing costs incurred as a result of the bridge financing obtained for the acquisition of e-Net. As of June 30, 1999, all deferred financing costs have been amortized. In addition, finance costs include interest expense on our bridge debt and e-Net's credit facility.

     EXTRAORDINARY INCOME

     Extraordinary income represents the gain we recognized resulting from the issuance of warrants in satisfaction of debt.

FOR THE PERIOD FROM INCEPTION TO MARCH 31, 1999

     The Company began operations with the acquisition of the Internet-based health care management system on January 7, 1999. The statement of operations reflects the operations of TSI since inception (December 1, 1998) to the date of the reverse acquisition and of e-MedSoft from the date of the reverse acquisition to March 31, 1999. During the period ended March 31, 1999, the Company continued the development and testing of the system and acquired e-Net. Accordingly, there is no historical prior period information included in the financial statements and the results discussed herein include only thirteen days of operations consolidated from e-Net.

     NET SALES

     Although the Company has entered into several contracts and strategic partnerships to implement and roll out the Internet based health care management system, no revenues for the period ended March 31, 1999 were generated from the sale of these services. Depending on the terms of the contracts, revenues from these contracts will begin to be recognized upon the customer's acceptance, installation and operation of the system. In addition, the Company will recognize subscription revenues on a monthly basis for sales made over the Internet. The revenues of $2,650,000 for the period ended March 31, 1999 reflect approximately thirteen days of operations consolidated from the U.K. subsidiary that was acquired on March 19, 1999.

     COST OF SALES

     The cost of sales represents the U.K. subsidiary's cost of hardware and software products plus the cost of installation and delivery. Cost of sales for e-Net were approximately $1,999,000 or 75% of revenues. For the period, there are no cost of sales related to the sale of the Company's U.S. Internet based healthcare management system. However, it is anticipated that cost of sales for this product will include the cost of product delivery, customer service and systems maintenance. While the cost of providing Internet services should generally be minimal, installations of large operations such as managed care organizations and third party claims processors will require hands-on training and systems maintenance. Also, there may be additional costs associated with product development that are capitalizable and amortized into cost of sales in the future.

     SOFTWARE DEVELOPMENT

     Development costs of approximately $39,000 represent development of software in the U.K. and enhancement of the Company's internet based health care management system.

     SALES AND MARKETING

     Sales and marketing costs of approximately $188,000 include $139,000 for the U.K. operations that consisted primarily of salaries and travel costs of the U.K.'s sales force, marketing literature and advertising. In addition, approximately $49,000 of these costs reflect the U.S. operation's outside marketing costs related to the Company's Internet health care management system.

     GENERAL AND ADMINISTRATIVE

     General and administrative costs of approximately $767,000 include general office costs, executive and administrative salaries and professional fees. These costs were approximately $701,000 and $66,000 for the operations in the U.S. and U.K., respectively. General and administrative costs in the U.S. include $380,000 of non-cash compensation expense.

     DEPRECIATION AND AMORTIZATION

     Depreciation of approximately $17,000 related solely to the depreciation of equipment and vehicles in the United Kingdom. Amortization of approximately $29,000 represents the Company's amortization of goodwill as a result of the acquisition of e-Net. The Company is amortizing the goodwill over a ten-year period.

     FINANCE COSTS

     Finance costs of approximately $377,000, include $6,000 of interest from the debt and capital leases in the United Kingdom. The remaining expense of $371,000 is mainly a result of the amortization of deferred financing incurred in connection with the financing of the e-Net acquisition. Subsequent to March 31, 1999, the Company entered into agreements with the lenders to exchange a portion of the debt for warrants and extend the remaining portion over two years.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1999, we had approximately $6.4 million in cash and a working capital deficit of $927,000. During the period ended December 31, 1999, we used cash in operating activities of approximately $1.4 million, primarily due to the net loss from the period of $6.6 million, partially offset by increases in accounts payable and accrued liabilities of $5.3 million. We used cash in investing activities of approximately $3.1 million, primarily due to a $2.9 million investment in software acquisition and development. We have funded our operating costs and acquisition costs through our operations, credit facility, loans from third parties, and the sale of common stock. During the quarters ended December 31, 1999 and March 31, 2000 we raised approximately $7.1 million and $55.7 million, respectively, in net proceeds from the sale of our common stock. B2B.Net, our Australian subsidiary recently completed a reverse acquisition of an Australian Stock Exchange company and an underwritten offering for approximately $6.0 million Australian for working capital purposes. The working capital will be used to implement a staffing and business infrastructure in the region and to establish early reference clients.

     NCFE, a strategic partner that has provided us approximately $1.5 million under a commitment to fund us based on our future accounts receivables and $3.5 million under a $5.5 million commitment to fund our operations until other financing was obtained has, subsequent to the quarter ended December 31, 1999, converted its debt into equity and revised their commitment to us for an addition $5 million in financing in lieu of the remaining $2 million on their old commitment. In addition, we received approximately $1.5 million from third party lenders for the acquisition of e-Net and approximately $1.2 million from an affiliate for the purchase of shares and issuance of debt.

     We believe that the proceeds from our previous sale of common stock, current credit facilities, and operations will be sufficient to support our capital needs over the next 24 months for the implementation and rollout of our Internet-based health care management system and the expansion of our customer base. However, we may need to raise additional financing to support further expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies, or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships, or through other arrangements. We may be unable to raise any additional amounts on reasonable terms, or at all, when they are needed.

                                  BUSINESS

OVERVIEW

     We offer comprehensive portal services for the health care industry that clients access through the Internet in order to interact securely with a range of connectivity, content, and commerce application services. We focus on delivering these services in six key areas, which we are continuing to build upon and develop in order to provide the most comprehensive and relevant services possible. These six areas are pharmacy services, financial services, medical business services, commerce services, collaborative multi-media services and professional services.

     We are augmenting our foundation in the connectivity area with other core services to provide a "complete" solution for providers and Healthcare organizations. Our services are delivered through an innovative application service provision (or ASP) model over an Internet-based information and transaction platform. Our ASP model frees clients from the need to own and manage related computer systems, networks, and software, and addresses the fundamental concerns of cost and infrastructure and allows us to add services, functionality, and technical upgrades to our clients on an ongoing basis.

     Our services facilitate and streamline interactions among physicians, payors, suppliers, providers, and patients. Our services simplify workflows, decrease administrative costs, and improve the overall quality of patient care. Through a simple web browser, users access the services to interact in real time, which facilitates more informed decision-making at the point-of-care.

     We have developed a number of strategic alliances with several well-known companies in the health care and information technology (IT) industries, such as Sun Microsystems, Oracle Corporation, NCFE, and University Affiliates IPA. These relationships are designed to accelerate our market penetration. In addition, we are acquiring a well-developed client base, additional products and services, and intellectual capital through our acquisition and joint venture strategy.

INDUSTRY OVERVIEW

     Increases in health care expenditures have been driven principally by technological advances in the health care industry and by the aging of the population, as older Americans utilize more health care resources on a per capita basis. With the increase in costs, health care systems have migrated toward more managed care reimbursement, including discounted fee-for-service and capitation. Aggregate health care costs are expected to continue to rise.

     The Internet's open architecture, universal accessibility, and growing acceptance make it an increasingly important environment for business-to-business and business-to-consumer interaction. Use of the Internet is rapidly expanding from simple information publishing, messaging, and data gathering to critical business transactions and confidential communications.

     We believe the health care industry's core constituents - physicians, payors, suppliers, and patients - will benefit from timely access to patient-specific information and payor content, such as benefit rules and care guidelines, in order to reduce the complexity of administration, increase compliance with benefit plan guidelines, secure appropriate use of health care resources, and improve the quality of patient care.

     PHYSICIANS

     Physicians are confronted with a proliferation of health plans, each of which has complex clinical, administrative, and financial rules and guidelines relating to matters such as eligibility for prescriptions, lab tests, referrals and follow-up visits, scope of coverage, and co-payments. These complex rules and guidelines require administrative personnel to spend significant time navigating the cumbersome administrative procedures of a large number of health plans often after the medical care has been given or prescriptions or referrals have been written. This complexity has created demand for real-time information exchange across all patients and all payors to streamline cumbersome and time-consuming clinical and administrative processes.

     PAYORS

     Payors, such as health maintenance organizations (commonly referred to as HMOs) and pharmacy benefit managers, are finding less incremental value in the historical levels of managed care. In order to stem the unabated growth in health care costs, managed care plans must do more than automate the administrative and financial processes that govern the provision of services and the payment of claims. While administrative costs account for approximately 15% of annual health care expenditures, it is the cost of care itself, approximately 85% of annual health care expenditures, that primarily drives the growth in health care expenditures. We believe that compliance with benefit plan guidelines that promote more efficient use of health care resources and adherence to best practices will result in cost reductions and improvements in the quality of care. Payors are seeking an efficient channel to communicate their benefit plan rules and care guidelines to physicians at the point-of-care in order to realize savings.

     SUPPLIERS

     Pharmacies, clinical laboratories, and other suppliers are being forced to become increasingly efficient in managing their business as managed care organizations have negotiated significant reductions in price and demanded measurable improvements in quality. Pharmacies continue to incur substantial inefficiencies in the process of managing orders with physicians and patients. Physicians have been slow to adopt these systems because they are proprietary in nature and are usually limited to results reporting. Consequently, clinical laboratories incur unnecessary administrative costs associated with processing and reporting orders and also incur significant losses related to tests for which reimbursement is not authorized.

     PATIENTS

     As the payor exerts increasing influence over plan design, service coverage, and provider access, patients are demanding ever more objective measures of quality and cost. This is evidenced by the unprecedented demand for health care information on the Internet, confirming both the absence of information from traditional sources and the desire for additional sources of objective, credible, and trustworthy information.

     The Internet is accelerating the empowerment of provider and patient. Physicians are utilizing the Internet to gather more and better information, enhance communication with other health care participants, streamline processes, and improve cash flows. Patients are turning to the Web to educate themselves on clinical conditions and treatment, learn about and change health plan benefits, seek the support of physicians and other patients, and conduct e-commerce transactions. Web technology is making it easier for consolidated or affiliated entities to operate within increasingly large and complex organizations. Along this line, Web technology can be used to further integrate disparate systems and improve information access and communications for remote parties.

OUR BUSINESS STRATEGY

     Our business strategy is focused on providing an internet platform and a comprehensive suite of products and services to the health care industry that is relevant, customized, and cost-effective for end users. Our strategy includes the following key elements:

     Capitalize on the rapidly emerging Health.Net market. The Internet, as a low cost and flexible communications platform is the fastest growing technology medium in history. Health care, the largest sector of the U.S. economy, is inefficient, fragmented, and suffers from poor information flow. We believe the Internet will dramatically change how information flows and is exchanged and how people and organizations interact in the health care sector. The "Health.net" industry refers to the application of Internet technologies in the health care sector and consists generally of three key segments: connectivity, content, and commerce. Unlike solutions that encompass and integrate all three of these segments, traditional information technology vendors in the health care sector struggle to provide a comprehensive Health.net solution as there is no clear legacy solution for these markets. We believe our innovative technology platform has positioned us at the forefront of this emerging market where few market leaders have been defined.

     Leverage our Internet technology. We leverage our Internet technology to create health care networks that provide secure transactions and communications among a broad range of health care participants, regardless of their legacy computing platforms. Unlike traditional proprietary solutions that focus on point-to-point communications, narrowly defined transactions, and single platform utilization, our Internet technology allows us to link and integrate all categories of health care participants, including payors, providers, suppliers, and consumers. The result is reduced paper-based transactions, reduction of redundant data entry, shortened cycle times, better informed decisions, and a significant decrease in the overall communication inefficiencies created by traditional proprietary systems.

     Continue to expand product functionality and service capability. On an ongoing basis, we are identifying key functionality and supporting data that is critical to particular industry participants or can add significant value to our solutions. We plan to offer continually a competitive suite of products and services by building native, Internet-based applications and data encompassing the identified functionality, by acquiring businesses or technologies, and by enabling third-party applications to operate, integrate, and exchange data on our platform. In addition, our solutions are designed to support our customers as their businesses grow and evolve. Our platform is designed to scale to accommodate high volumes of transactions simultaneously and provide flexibility so that customers can add or modify applications and service capabilities to react to changes in the health care marketplace.

     Form strategic relationships with leading health care participants. We are aggressively pursuing and forming strategic relationships with leaders in key health care industry segments to enhance our portfolio of applications and services, increase the number of connected users, and provide specialized industry expertise for new applications. In addition, we plan to acquire companies with strategic relationships with leading health care industry participants. We believe this strategy also provides accelerated market awareness and demand for our services through the influence of these partners both directly, through their use and sales efforts, and indirectly, through their relationships with other potential customers. To date, we have been very successful in forming key strategic partnerships as demonstrated by our relationships with leading organizations such as Sun Microsystems, NCFE, University Affiliates IPA, PrimeRX, and Quantum Digital.

     Pursue usage-based business model. We are offering network-based transaction and information services on a service fee basis. This pricing model reduces the initial investment required to obtain the benefits of high-end information technology systems, enabling physicians, small organizations, and individuals to gain access to these systems for the first time. By enabling the shift from fixed information technology costs to variable costs and outsourcing much of the information technology requirements, we believe that we will be able to achieve a critical mass of users and also significantly differentiate ourselves from competitors.

     Provide a "full service" solution. We are aggressively pursuing a strategy to provide our clients with the most comprehensive portal solutions by combining relevant connectivity, content, and commerce elements for the health care sector. Additionally, we offer consulting, application development, systems integration, and network management services to provide complete customer-specific solutions. By offering a continuum of products services, we can provide customers with an end-to-end migration path from the customers' legacy systems and processes to our Internet-based model.

     Capitalize on corporate structure. Our acquisition of e-Net, Illumea, and VirTx and our joint ventures with NCFE, PrimeRX, and Quantum Digital have created a vertically integrated entity that has greater financial strength, stability, and technology than each individual company. This structure provides the basis for international expansion, technology sharing, cross-marketing, and potential cost-saving benefits.

     Continue product development. We believe that a key to our growth is an ongoing focus on research and development to ensure our product offerings and technical capabilities will continue to strive to meet the evolving needs of our existing and potential customer base. Our research efforts focus on enhancements to existing product offerings as well as new product development. In developing products, our goal is to ensure our information systems are highly flexible and quickly adaptable and can serve the information access needs of an increasingly broad range of users.

SUMMARY OF COMPETITIVE ADVANTAGES

     We believe that we are uniquely qualified to compete with both Internet and traditional health care information system providers that are either planning to or just emerging with Internet-based solutions. Our solutions not only enable our customers to utilize the existing data repository and to maintain the management capabilities of existing systems, but also to re-direct their focus on making information available to all authorized individual users in the value chain.



     We believe that our primary competitive advantages will be the following:

     - the ability to provide a comprehensive set of services that is cost-effective to initiate;

     - the ability to provide a personalized portal for our clients that incorporates a comprehensive range of applications and services for health care providers and organizations;

     -  the ability to provide an end-to-end service capability;

     - delivery of our services through an Internet-based ASP model, which provides a single access point to our suite of services and reduces the need to purchase and manage hardware, software, and network capacity and also provides our clients with the most up to date technology and functionality;

     - providing our clients with ongoing upgrades of technology and functionality without significant investments;

     - the pay-as-you-use pricing model ensures client costs are directly related to the benefits delivered by the service; and

     - client access to their solution anywhere and anytime as only a browser on any client is needed to interact.

PRODUCTS AND SERVICES

     We offer comprehensive portal services for the health care industry that clients access through the Internet in order to interact securely with a range of connectivity, content, and commerce application services. We are augmenting our connectivity foundation with other core services to provide a "complete" solution for providers and Healthcare organizations. We focus on delivering these services in six key areas, which we are continuing to build upon and develop in order to provide the most comprehensive and relevant services possible. Recent acquisitions and joint ventures have supported this development. We group our products and services as follows:

     -  e-MedSoft Pharmacy Services

     -  e-MedSoft Financial Services

     -  e-MedSoft Medical Business Services

     -  e-MedSoft Collaborative Multi-Media Services

     -  e-MedSoft Commerce Services

     -  e-MedSoft Professional Services


E-MEDSOFT PHARMACY SERVICES

     We provide a broad range of pharmacy managed care services for the health care industry. Our goal is to provide a one-stop pharmacy management solution to our clients. Our solutions encompass pharmacy distribution capabilities across multiple channels and integrated with managed care systems. We also provide proprietary solutions for the management of pharmacy services, comprehensive auditing capabilities, and drug utilization evaluations. Our solutions provide physicians and managed care clients with a wide range of services related to their pharmacy environment.

     In addition, we will be providing a comprehensive solution for the health care industry that includes clinical information on diagnosis, drug information, and patient education. The solutions will enable our clients to make more informed decisions and provide better patient care. We will provide on-line resources that help reduce adverse drug events and improve the quality of patients care by providing the most accurate, up-to-date, and clinically relevant drug, laboratory, and diagnostic information.

E-MEDSOFT MEDICAL BUSINESS APPLICATIONS

     We provide customized portal services for physician-based payor organizations, clinics, and physicians offices. e-MedSoft's managed care services are designed to combine unique application requirements for patient and practice management system with integrated managed care services. This service can be privately branded for each corporate customer and provides complete Internet-enabled applications and services for the payor organization. We will target our managed care services to HMO's, third-party administrators, independent physician associations, and self-funding organizations.

     e-MedSoft's provider services are designed to increase the efficiency, productivity, and management of physician-based clinics and offices and provide access to practice information. We reduce the need for physicians and their staff to maintain computer servers and upgrade applications, which allows them to concentrate on providing high quality care to their patients. e-MedSoft's provider services are designed to bring total automation to the entire cycle of the patient visit from scheduling and registration, through the entire examination and treatment, and ending with the management of claims processing and accounting.

     In addition, we anticipate launching a new credentialing service in June 2000. The product is designed to bring benefit to both managed care organizations and physician practices. Our credentialing service offers a more cost-effective, accurate, and efficient process for granting practitioner privileges.

E-MEDSOFT FINANCIAL SERVICES

     Our financial services solutions are provided through e-MedSoft's strategic relationship with NCFE. Through the relationship, we will provide our clients with a full line of web-based financial services tailored to the health care industry. The portal will include account receivables financing, lease acquisition, loan acquisition, self-pay financing, and merger and acquisition assistance. The portal will also provide a significant level of reporting capability at the client and patient levels. This unique portal will serve as a comprehensive health care management and financing tool for hospitals, group medical practices, home health organizations, and other health care providers to maximize their resources.

    NCFE, known as the innovator in the securitization of health care receivables, is the largest provider in the United States with relationships with over 2,000 health care organizations. NCFE created the first multi-seller healthcare receivables program to receive AAA credit ratings.


E-MEDSOFT COLLABORATIVE MULTI-MEDIA SERVICES

     We are a leading provider of secure multimedia medical network solutions. We design original networks that are built on advanced technologies and deployed using computing, video-conferencing and medical peripheral instruments to support a wide array of applications.

     We leverage a combination of in-house developed and best-of-breed communications, collaborative software, robust image capture and manipulation capabilities, and the latest video technology to create a scalable, supportable, and upgradeable network infrastructure. By constantly evaluating and assessing new technology, we maintain a suite of solution components that can be configured to meet the specific, unique requirements of our clients.

     Our Illumea solution provides Internet-based remote inspection and image sharing solutions based upon proprietary compression and streaming technology. Our core, patented protocol utilizes our technology to deliver diagnostic-grade real time, high fidelity video images. The solution enables remote collaboration and sharing of data images in the life sciences, material sciences, and clinical/medical markets.

E-MEDSOFT COMMERCE SERVICES

     e-MedSoft commerce services encompasses two product suites. The first is a unique application commerce architecture developed by e-MedSoft called e-MedConnect for business-to-business applications in the health care market. The second is a physician-based group purchasing organization (or GPO) called Medoris, dedicated to repackaging valuable GPO content into an easy to use ergonomic platform using the benefits of the Internet.

     e-MedConnect enables application services that can be tailored according to each individual user, breaking down traditional technical barriers inherent in transacting over the Internet. This innovative service offers numerous advantages, including multilingual presentation, easy back office integration and comprehensive personalization.

     e-MedConnect allows health care organizations to extend existing applications out to the Internet or to add new e-commerce or e-business applications such as

     *  inventory management,

     *  order fulfillment services,

     *  Web-catalogue capabilities; and

     *  supply chain and procurement management

     Medoris is focused on becoming the Internet superstore for health care professionals. The Medoris marketplace enables buyers and sellers to reduce many of the inefficiencies of the traditional health care supply chain and provides substantial benefits to participating buyers and sellers by reducing order processing and tracking costs and improving the utilization of data relating to products, services, transactions, and market trends. Medoris currently connects over 400 vendors and 20,000 physicians.

E-MEDSOFT PROFESSIONAL SERVICES

     Expert personnel are available for training, consulting, integration, and, where needed, the installation of our application software. Experienced analysis, design, development, and testing assistance along with project management expertise are available to complement our customers' internal information technology (IT) staff. Our project managers can coordinate resources, ensure project quality, and continually communicate project status through executive briefings, change management strategies, and multi-level communications plans of key project and design milestones. Additionally, our installation staff can install hardware and software, assist in building databases, or supplement our customers' technical and IT staff.

SALES AND MARKETING

     TARGET MARKETS

     Providers. Our target provider customers include aggregators of individual physicians such as large medical groups, independent practice associations, physician practice management companies, and other large, organized physician entities. In particular, we seek to form strategic relationships with providers with a high degree of involvement in managed care, especially providers that are involved in activities such as capitation, which requires them to bear some level of insurance risk for each enrolled patient.

     Payors. Our target payor customers include managed care organizations, indemnity insurers, third-party administrators, and federal and state governmental agencies. As managed care penetration increases and risk-based medicine becomes more prevalent, payors are finding less incremental value in the historical levels of managed care. In order to stem the unabated growth in health care costs, payors must do more than automate the administrative and financial processes that govern the provision of services and the payment of claims.

     Suppliers. Our target supplier customers include large national laboratory companies, pharmaceutical companies, and pharmacy benefit managers. These customers are being forced to become more efficient in managing their business as managed care organizations have negotiated significant reductions in price and demanded measurable improvements in quality.

     SALES AND MARKETING APPROACH

     Our sales and marketing efforts are organized according to our three main customer segments: providers, payors, and suppliers. Our direct sales force targets significant potential customers in each market segment by region. In addition, senior management plays an active role in the sales process by cultivating industry contacts. We market our applications and health care portal services through direct sales contacts, strategic relationships, the sales and marketing organizations of our strategic partners, participation in industry tradeshows, articles in industry publications, and by leveraging our existing client base and strong network of relationships. We support our sales force with technical personnel who perform demonstrations of our applications and assist clients in determining the proper solution configurations.

     We are executing a comprehensive marketing strategy that is focused on entering and sustaining profitable growth in all three Internet health care sectors: content, connectivity, and commerce.

     To support our sales forces and our distribution channels, we have an experienced marketing staff that is focused on designing, creating, and executing sophisticated marketing plans to attain our objectives. We create "go to market" plans and conduct campaigns often with our key partners. We continue to focus on building awareness and acceptance of our products through our own resources, our distribution channels, and the Internet.

STRATEGIC RELATIONSHIPS

     We have entered into several strategic relationships that we believe will enhance our application portfolio, provide important specialized industry expertise, increase our market penetration, and generate revenue. Some of these key relationships are described below:

     Sun Microsystems is the leading global provider of high-quality hardware, software, and services for expanding the power of networks, including the Internet. With more than $10.0 billion in annual revenues, Sun Microsystems is in more than 150 countries with 26,000 employees worldwide.

     On February 21, 1999, Sun Microsystems presented our Web-based health care solution to the general public at the HIMS conference, where representatives demonstrated our technology in Sun Microsystems' booth. This introduction was followed up in a press release by Sun Microsystems on the same day. We have a premier independent software vendor status (only 60 ISV's out of several thousand achieve Premier status), enabling us direct access to Sun Microsystems' installed base and sales force. In addition, we jointly develop marketing programs with Sun Microsystems that create exposure in the health care market. Furthermore, we are part of a showcase program that focuses on Java technology and, as a result, we are able to access Sun Microsystems' Java confidential research, development, and technical support on Java. We have recently been selected to participate in the SunTone program. The President of Sun Microsystems' Computer Division, Masood Jabbar, currently serves on our board of directors.

     We were recently named as a founding member of Sun Microsystems' Sun Tone Architectural Council, an industry wide initiative to establish service level guarantees on the quality and reliability of network based services through the Internet. Through the SunTone initiative, ASP's such as us, implement and proactively monitor the quality of online services.

     e-Net, our UK-based subsidiary, is one of Sun Microsystems' top premier resellers in the United Kingdom and is designated as a preferred partner. On January 27, 2000, e-Net was awarded "Reseller of the Year" honors from Sun Microsystems for its commitment to Java technologies, ASP business model, and Internet services. e-Net and Sun Microsystems have a long history in the United Kingdom, together opening the first Java Center in Europe in 1997 and launching one of the first corporate internet service provider, or ISP, businesses in the United Kingdom. Based on a suite of high performance Sun Microsystems servers. This ISP business continues today and now hosts over 200 corporate clients and many ASP implementations and continues to be operated on a pure Sun Microsystems environment.

     Oracle Corporation is the world's second largest software company and the leading supplier of software for enterprise information management. We have chosen Oracle as a database platform of choice for our ASP solutions and are working with Oracle as one of their first dedicated ASP partners. The marketing partnership will include co-marketing on the Oracle Web-site, in Oracle collateral communications, press releases, and on road-shows.

     In the United Kingdom, e-Net is a Premier Partner of Oracle solutions and was one of the first partners chosen by Oracle when they established their own primary reseller channels in the United Kingdom. e-Net remains a Premier Partner in the top tier with tools, middleware and groupware, and specialist expertise in database administration and consultancy. e-Net has recently been elevated by Oracle as one of their select "visionary" partners for Europe and will be working closely with Oracle on emerging European strategic developments.

     NCFE is among the three largest financiers in the health care industry with more than $3.0 billion of assets and an extensive list of clients and relationships across the health care industry. In February 2000, we entered into a seven-year contract pursuant to which we will provide Internet portal solutions for NCFE, providing a full suite of health care information services that connect NCFE's related physicians, clinics, hospitals, and managed care organizations. NCFE's multi-billion dollar base of health care clients represents one of the largest U.S. concentrations of health care organizations (over 2,000), producing hundreds of thousand of transactions each day.

     University Affiliates is a non-profit organization working in conjunction with the University of Southern California (USC) School of Medicine, USC physicians, and its 14 affiliated hospitals. University Affiliates offers a full range of management services to its physicians as well as other groups and services more than 2,600 physicians and 80,000 patients. University Affiliates is the largest accredited IPA in the nation and enjoys preferred relationships with Blue Cross, CIGNA, Health Net, Maxicare, and many other well-known health plans. Through a joint venture with University Affiliates, we are developing, organizing, and administering a comprehensive health care portal that will provide our products and services exclusively to University Affiliates's client base. The relationship is for a term of 10 years, and University Affiliates will utilize our technologies on an exclusive basis during that period. An integral component of the relationship between University Affiliates and us will be collaboration with our customers to relieve individual care providers of excessive financial risk while improving their administrative capacity and accountability. We are currently in the process of implementing our systems into the University Affiliates network.

OUR TECHNICAL PLATFORM

     The underlying technologies of our portal include state-of-the-art Web architecture and systems foundation together with a comprehensive online transaction processing environment focused on every aspect of health care management. The system is designed to request, receive, rationalize, and present relevant information to the clinician. Underlying these processes are the capabilities to acquire, validate, and maintain patient and plan-specific directories, house and execute payor and provider-specific rules, as well as analyze and report results. Our ASP system incorporates the following features:

     * Compatibility: Our technology solution is designed to work with virtually any computer system, including systems at the desktop. The industry-wide challenge of building interfaces to integrate with providers' and payors' existing systems is significantly simplified with our platform. Our platform includes a proprietary interface engine that has a comprehensive library of interface protocols and provides tools that simplify interface creation and data integration. Moreover, our platform includes a data/process model that uses new standards to seamlessly integrate functions into the workflow of client applications.

     * Security: A security database defines the relationship among all elements in the system and maintains the required information to support all functions, including login, availability of data, user-privileges, user activity and inactivity monitoring, access control, transaction routing, billing, and error messages. The security database has been designed to address unauthorized disclosure of information, unauthorized modification of information, loss of data integrity, and denial of service. In addition, Quantum Digital's technology provides full authentication and encryption, as well as firewall technology among all sub-networks throughout the system to immediately identify break-in attempts and automate lock out if breaches are suspected.

     * Scalability: The system architecture is designed to support redundant network infrastructure and to be distributed across multiple physical servers to enhance scalability. Each ASP point-of-presence has four servers per node, two application servers, and two data servers, all linked on fiber channels. Additional computers and network links can be added and self-discovered without a system outage for growth.

     * High Availability: We maintain a fully redundant systems architecture operating in our data centers. These centers are in operation seven days a week, 24 hours a day, 365 days a year. High availability for these operations is assured through the use of

        *  uninterrupted power supply equipment;

        *  building-independent cooling and environmental systems;

        *  duplicated network, application, and database servers;

        *  duplicated primary rate Interface dial-up facilities;

        *  redundant array of independent disks systems;

        * duplicate fiber optic telecommunications connections to enable access to the Internet;

        *  automatic fail-over of critical network services; and

        * 24 hour-a-day monitoring of network connectivity, traffic, hardware, and software status.

     * Disaster Recovery: Our facilities and operations include redundant backup and security to ensure minimal exposure to systems failure or unauthorized access, as well as a comprehensive and prudent disaster recovery plan. Incremental backups of both software and databases are performed on a daily basis and a full system backup is performed monthly. Backup tapes are stored at an offsite location along with copies of schedules/production control procedures, procedures for recovery using an off-site data center, all off-site documentation, run books, call lists, critical forms, and supplies. We also maintain power backup throughout the enterprise should a power outage occur within the data center.

CUSTOMER SUPPORT

     We believe that a high level of customer support is necessary to achieve wide acceptance of our solutions. We intend to provide a wide range of customer support services through a staff of customer service personnel, multiple call centers, and an e-mail help desk. We also intend to offer web-based support services that are available 24 hours a day, seven days a week, which will be frequently updated to improve existing information and to support new services. We will also employ technical support personnel who will work directly with our direct sales force, distributors, and customers of our applications and services. We provide our customers with the ability to purchase maintenance for our applications and services, which includes technical support and upgrades.

PATENTS, TRADEMARKS, AND INTELLECTUAL PROPERTY

     We rely upon a combination of trade secrets, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements, and technical measures to maintain the secrecy of our intellectual property. We believe that patent, trade secret, and copyright protection are less significant to our success than our ability to further develop applications. We have several trademarks in the United States and internationally.

COMPETITION

     The market for health care information systems and services is highly competitive, rapidly evolving, and subject to rapid technological change. Many of our actual and potential competitors have announced or plan to introduce Internet strategies. Our competitors can be divided into the three key segments: connectivity, content, and commerce.

CONNECTIVITY SEGMENT

     Physicians and other providers have begun to organize themselves into large networks in response to managed care contracting by employers. These very large enterprises include multi-specialty medical groups (such as Cleveland Clinic, and Scripps Clinic), integrated delivery systems of doctors, hospitals, and home care (such as Henry Ford Health care, and Healthsystem Minnesota), Independent Physicians/Practice Associations (IPA's such as the North American Medical Management division of PhyCor and Hill physicians), and a variety of similar entities. Traditional suppliers of information systems to this market include IDX, Medic, HBO-CyCare, SMS, EPIC, and Medical Manage. Each has begun an effort to Web-enable their applications.

     Connecting these provider organizations to payors for claims reimbursement through EDI is routine, compared to less routine services such as obtaining online eligibility data, claims status, and credentialing. For

IPA's, the lack of connectivity is a real problem and companies like Healtheon have entered this market with Internet products. Many of these Internet-based products are in various alpha and beta states, and we believe the solution we offer will be superior.

     A third segment of the connectivity market involves linking the patient to the physician's office, hospital, or managed care organization, using a consumer web page, health risk assessment, lab result reporting, and other features. A number of smaller regional players have entered this market (such as Central Station, LifeMaster, LifeStar) with consumer-oriented wellness and disease management products. We propose to either duplicate these product features or acquire a competitor.

CONTENT SEGMENT

     The Internet is an ideal platform on which to build content-based service offerings. While thousands of health care-related Web sites have been created during the last few years, a limited number of for-profit companies are emerging as the leading candidates to become health care portals. These companies typically target either consumers or physicians and, in some cases, both groups. While individual strategies vary, content companies generally focus on creating and aggregating content, building communities, offering value-added services, and facilitating commerce. Accordingly, successful business models in this segment will likely rely on multiple revenue streams, including advertising, sponsorship, service, commerce, and other service-related fees.

     Like most Internet companies, content providers strive to get big fast. The leading content companies are typically one of the first movers in their space. Through internal development, partnerships, and acquisitions these companies focus on rapidly creating high quality content and service offerings, acquiring customers, and building powerful brand names. Competitors in this segment include such companies as America's Doctor Online, Intelihealth, Dr. Koop.com, and Physician's Online. Our focus in this area is to provide primarily Physician-based professional content that acts as another value-added service to our overall solution.

COMMERCE SEGMENT

     E-commerce is dramatically changing the way businesses interact with customers and is re-designing fundamental business processes, such as sales, customer service, and inventory management. In the health care market the range of products that can be offered online is broad and not encumbered by space constraints. While many of the consumer-oriented health care e-commerce sites serve as shopping destinations for the direct purchase of goods and services many of the business-to-business e-commerce companies are focused on creating online business communities that facilitate the purchase of health care products. These companies are creating Web-based markets that aggregate vendors' products at one site, streamline workflow for purchases, and enhance communications between buyers and sellers.

     The business-to-business e-commerce companies allow purchasers to benefit from time and cost savings, while sellers are provided with an online distribution channel that typically expands well beyond their traditional reach. In addition to aggregating products and providing value-added content, many of the business-to-business e-commerce companies provide customized applications designed to be integrated into a customer's daily business process, further tightening the vendor-customer relationship. These companies are paid fees based on a percentage of the transaction, usually by the seller. While companies plan to process and fulfill orders, they generally do not warehouse products and, therefore, do not face inventory risks. Successful commerce companies will need to provide a high quality and secure service to overcome any psychological barriers to purchasing health care products online. Additionally, the Internet allows consumers to make price comparisons instantly, resulting in a highly competitive environment and in potential margin pressure. Providing products and services in all three segments and forming a strong brand around all of them will be the best defense against pricing pressure and provide for profitable growth. The most notable competitors in the e-commerce segment include ChannelPoint, Chemdex, Neoforma, and PlanetRx.

TRADITIONAL HEALTH CARE INFORMATION TECHNOLOGY (HIT) COMPANIES

     In addition to the Internet health care companies, the leading companies from the traditional HIT industry compete against us. These companies are pursuing Web strategies that generally focus on two goals: Web-enabling existing product lines and creating Web-based offerings with entirely new functionality, such as disease management applications and connectivity solutions.

     These companies have several advantages over the Internet health care companies, including a large customer base and strong customer relationships, deep domain expertise, and a thorough knowledge of the legacy IT infrastructure. They, however, are disadvantaged in other ways. HIT companies typically possess different core competencies and managerial strengths, focusing more on mainframe and client/server technologies. This presents a difficult situation for them in extending those solutions to leverage the internet and also can have a detrimental effect on the sales of existing legacy product lines.

     We face intense competition within all three Internet market segments. Furthermore, major software vendors and others, including those specializing in the health care industry that are not presently offering applications that compete with those offered by us, may enter our market. In some cases, large customers may have the ability to compete directly with us as well. Many of our competitors and potential competitors have significantly greater financial, technical, development, marketing, and other resource capacity as well as greater market recognition than we have. Many of our competitors also have or may develop or acquire a substantial established and installed customer base in the health care industry. As a result of these factors, our competitors may be able to respond much faster to new or emerging technologies and to devote greater resources to the development, promotion, sales, and delivery of their applications or services than we can.

EMPLOYEES

     As of April 30, 2000, we employed over 500 employees and contractors providing services in development and engineering, delivery and support, sales and marketing, and corporate finance and administration. We intend to increase our employee base in conjunction with our planned expansion.

     None of our employees is represented by a labor union, and we have never experienced a work stoppage. We believe we have a good relationship with our employees. Our ability to achieve our financial and operational objectives depends in large part upon our continuing ability to attract, integrate, retain, and motivate highly qualified sales, technical, and managerial

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
personnel, and upon the continued service of our senior management and key sales and technical personnel, most of whom are not bound by employment agreements.

FACILITIES AND OFFICES

     1300 Marsh Landing Parkway Suite 106
     Jacksonville, FL

     20750 Ventura Boulevard Suite 202               8A Kings Parade
     Woodland Hills, CA                              Cambridge, England

     Barclays Venture Centre
     Sir William Lyons Road
     Coventry, England

     3 Riverside Court                               57 Great Eastern Street
     Riverside Road                                  London, England
     Bath, England

OUR HISTORY

     In December 1998, Sanga International, Inc., a worldwide provider of enterprise package platforms and solutions and HealthMed, Inc., the owner of a leading proprietary medical software, formed a joint venture limited liability company named Sanga e-Health, which changed its name to TSI Technologies Holdings, LLC. The joint venture had leading medical software including a comprehensive registration-to-release system with extensive management reporting and fraud elimination capabilities contributed to TSI Technologies by HealthMed and sophisticated enterprise package platforms and solutions contributed to TSI Technologies by Sanga International for its exclusive use.

     TSI Technologies had an Internet-based technology with all the functionality of the HealthMed system but with the commercial viability and ease of use of the Sanga International technology. Once TSI Technologies was formed, TSI Technologies formalized its relationship with its key partner, Sun Microsystems. By combining the strengths of Sanga International, HealthMed, and Sun Microsystems, the parties believed they could create a Web-based solution that would provide the health care market with a superior technological edge through the advantages of the Internet. Version 1.0 of the product was released in January 1999 for testing with its first customer, MediManager, a related party. Immediately after demonstrating the viability of the product, TSI Technologies entered into a transaction with MedTech, Inc. pursuant to which TSI Technologies acquired 80% of the issued and outstanding capital stock of MedTech in exchange for transferring the rights in and to the product. MedTech later changed its name to e-MedSoft, signaling the change in corporate strategy to a web-based health care application provider.

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
                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES, AND DIRECTORS

     The following table sets forth certain information regarding our executive officers, key employees, and directors.

         Name              Age                    Position Held
John F. Andrews            46       Chairman of the Board, Chief Executive
                                    Officer, and President

Marshall A. Gibbs          34       Executive Vice President and Chief
                                    Technology Officer

Margaret A. Harris         52       Chief Financial Officer

Ian McPherson              52       Managing Director of e-Net

Masood Jabbar              49       Director

W. Cedric Johnson          48       Director

Sam J.W. Romeo, M.D.       59       Director

Mitchell J. Stein          41       Director

     JOHN F. ANDREWS has served as our Chairman of the Board, President, and Chief Executive Officer since January 1999. Mr. Andrews served as Chief Executive Officer of Sanga International, one of our significant stockholders, from April 1998 until July 1999. Mr. Andrews continues to serve on the board of directors with Sanga International. Prior to joining Sanga International, Mr. Andrews was Chief Information Officer of CSX Corporation and Chief Executive Officer of CSX Technology from April 1993 to April 1998. Mr. Andrews was Vice President and General Manager of GTE Health Systems from 1991 to 1993. Mr. Andrews also served as Vice President and General Manager at several other business units at GTE and held positions in information technology, finance, marketing, and field operations. Mr. Andrews has served on the board of directors of PrimeRX.com since April 2000.

     MARSHALL A. GIBBS has served as our Chief Technology Officer and Vice President of Technology and Customer Services since January 1999. From June 1998 until May 1999, Mr. Gibbs was employed by Sanga International as Chief Technology Officer. From March 1994 until May 1998, Mr. Gibbs was employed by CSX Technology, serving the last six months as Vice President of Enterprise Technology Services at CSX Technology. Prior to CSX Technology, Mr. Gibbs was with Price Waterhouse, where he was in the Management Consulting Services group.

     MARGARET A. HARRIS has served as our Chief Financial Officer since March 1999. From 1993 until March 1999, Ms. Harris worked as an independent contractor/consultant providing financial services to various companies
including the following:  HemaCare Corporation   July 1993 until July 1994;
American Outpatient Services, Corp.   July 1994 until October 1995, serving as
the Acting Chief Financial Officer; GCI RenalCare, Inc.   December 1995 until
December 1996, serving as the Chief Financial Officer; MediaManager, Inc. December 1996 to March 1999, serving as the Acting Chief Financial Officer.

Ms. Harris served as Vice President of Finance for American Medical International, Inc., one of the largest hospital management companies in the world and a predecessor to Tenet Health Care Holding Corp., from June 1973 until July 1991. Prior to joining American Medical International, Ms. Harris began her career with Arthur Andersen LLP in the audit group.

     IAN MCPHERSON has served as the Managing Director of e-Net since 1995. Prior to Mr. McPherson's current position, he acquired Relay Systems (now called e-Net) in 1997 and merged it into Network Wales Limited, where Mr. McPhearson was Chairman and Managing Director. In 1996 Mr. McPherson formed Network Wales Limited, an Internet services business operating in Wales, which was a joint venture with the U.K. government. From 1992 until 1997, he was Chairman and Managing Director of Syntech Computer Systems, Ltd. From 1989 until 1992, Mr. McPherson was the Chief Information Officer for Ryan International PLC.

     MASOOD JABBAR has served as a member of our board of directors since December 1999. Mr. Jabbar currently serves as President of Sun Microsystems, Inc.'s Computer Division. Since joining Sun Microsystems in 1986, Mr. Jabbar has held a number of senior positions, including Vice President of Finance and Planning for Sun Microsystems' field organization, Director of Marketing for the U.S. organization, and General Manager for the Interactive Products Group.

     W. CEDRIC JOHNSON has served as a member of our board of directors since May 2000. Mr. Johnson has served as Chief Executive Officer of Quantum Digital Solutions Corporation, which he founded in June 1995 under the name of CypherComm, since January 1997. Prior to founding Quantum Digital, Mr. Johnson served as President and Chief Executive Officer of ETA Technologies Corporation, an applied sciences firm. Prior to his term at ETA Technologies, Mr. Johnson served as a systems engineer at Rockwell International and was a highly regarded technology consultant to Fortune 100 companies.

     SAM J. W. ROMEO, M.D. has served as a member of our board of directors since September 1, 1999. Dr. Romeo, who has more than 30 years of experience in the health care field, currently serves as the President and CEO of University Affiliates IPA, the nation's first fully accredited IPA. In addition to having held senior faculty positions at the USC School of Medicine, Medical College of Wisconsin, and the St. Louis University School of Medicine, Dr. Romeo has also served as the Medical Director of several health maintenance organizations in California, Florida, and New York, and is licensed to practice medicine in the States of California, Florida, Idaho, Missouri, and Wisconsin. Dr. Romeo received the prestigious Physician Executive of the Year Award given by the American College of Medical Practice Executives in October 1998.

     MITCHELL J. STEIN has served as a member of our board of directors since September 1, 1999, when he was added to the board as an ex-officio member representing TSI a principal stockholder. Mr. Stein is the Chairman of the Board of TSI. Mr. Stein previously served as Managing Partner of the law firm of Stein, Perlman & Hawk from December 1990 to September 1998. Mr. Stein served as the President and Chairman of the Board of MediManager, Inc. from June 1994 to August 1998.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our bylaws authorize the board of directors to appoint among its members one or more committees consisting of one or more directors. Our board of

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
directors has established an audit committee. The audit committee is comprised of John F. Andrews, Masood Jabbar and Dr. Sam J.W. Romeo. The audit committee will review the annual financial statements, any significant accounting issues, the scope of the audit with our independent auditors and will discuss with the auditors any other audit-related matters that may arise.

DIRECTOR COMPENSATION AND OTHER INFORMATION

     Directors who are employees of our company do not receive any additional compensation for serving as members of our board of directors. Directors are eligible to participate in our 1999 Stock Compensation Plan and our 2000 Nonqualified Stock Option and Stock Bonus plan.

                             EXECUTIVE COMPENSATION


SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth certain information concerning the compensation for the fiscal years ended March 31, 2000, 1999, and 1998 earned by our Chief Executive Officer and our two other most highly compensated executive officers, who were our only executive officers whose cash salary and bonus exceeded $100,000 during fiscal 2000.

                           Summary Compensation Table

                                                                       Awards
                                                                       ------
                                                               Restricted    Securities
                               Fiscal                             Stock      Underlying
Name and Principal Position     Year    Salary($)   Bonus($)     Awards       Options
---------------------------     ----    ---------   --------     ------       -------
John Andrews, Chief             2000    $500,000   $540,104      931,225            --
 Executive Officer ..........   1999    $125,000         --           --            --

Marshall A. Gibbs,
 Executive Vice President
 and Chief Technological        2000    $215,166   $100,000           --        40,000
 Officer ....................   1999          --         --      302,250            --

Margaret A. Harris,
 Senior Vice President          2000    $220,000         --           --        60,000
 and Chief Financial Officer.   1999    $ 18,333         --           --            --

OPTION GRANTS

     The following table provides information on stock options granted to our Chief Executive Officer and our two other most highly-compensated executives during the fiscal year ended March 31, 2000.

                        Option Grants In Last Fiscal Year
                                                                                         Potential Realizable
                                             Individual Grants                             Value at Assumed
                       ---------------------------------------------------------------       Annual Rates
                       Number of     % of Total                                             of Stock Price
                       Securities      Options                    Market                   Appreciation for
                       Underlying    Granted to                  Price on                   Option Term
                        Options     Employees in    Exercise     the Date   Expiration   --------------------
         Name          Granted(#)    Fiscal Year   Price ($/Sh)   of Grant      Date         5%         10%
         ----          -----------  -------------  ------------  ---------  -----------  ----------  --------

John F. Andrews .....       --           --             --          --           --         --          --

Marshall A. Gibbs ...       --           --             --          --           --          --         --
Margaret A. Harris ..  180,000          22.3%         $2.50        $2.50     10/31/2004    124,327   274,730
--------------------

Potential gains are net of the exercise price, but before taxes associated with the exercise. The amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.


YEAR-END OPTION VALUES

     The following table provides information respecting the options held by our Chief Executive Officer and our two other most highly compensated executive officers as of March 31, 2000. The executive officers did not exercise options during fiscal 2000.

                 Aggregated Option Exercises in Last Fiscal Year
                     and Option Values As Of March 31, 2000

                          Number of Securities            Value of Unexercised
                         Underlying Unexercised           In-the-Money Options
                      Options at Fiscal Year-End(#)    at Fiscal Year-End($)
                      -----------------------------    ----------------------------
       Name           Exercisable   Unexercisable      Exercisable   Unexercisable
       ----           -----------   -------------      -----------   -------------
John F. Andrews              --             --                --              --
Marshall A. Gibbs        40,000             --          $595,100              --
Margaret A. Harris       60,000        120,000          $896,400      $1,792,800

Calculated based upon the closing price of our common stock as quoted on the American Stock Exchange on March 31, 2000 of $17.44 per share.


EMPLOYMENT ARRANGEMENTS

     We have entered into an employment agreement with John F. Andrews, our chairman of the board, president, and chief executive officer. The initial term of the agreement expires in January 2002 and will automatically renew for additional one year periods unless terminated by Mr. Andrews or us. If Mr. Andrews' employment is terminated by us without cause or by Mr. Andrews for "good reason," Mr. Andrews will receive full compensation for the greater of the remainder of the initial term or 18 months from the date of termination. If his employment is terminated by the company with cause, Mr. Andrews will receive compensation for the remainder of the initial term or 12 months from the date of termination, which is longer. If Mr. Andrews terminates his employment without "good reason," he will receive no further compensation. Under the agreement, Mr. Andrews' base salary is $500,000 per year, which is to be increased by at least 10% at the end of each year. Mr. Andrews will also receive a whole life insurance policy with a face amount of $2 million for his benefit; the use of a fully insured automobile; club dues for one country club and one luncheon club; disability and medical insurance; an allowance of up to $12,500 per year for professional counseling and services; and four to five weeks of vacation per year.

     Mr. Andrews also has the right to receive shares of our common stock without any required payment upon the occurrence of the following events:

     *  5,000 shares for each month he is employed.

     * 50,000 shares for each quarter in which our gross revenues exceed $7 million.

     * an additional 175,000 shares for each quarter in which our gross revenues exceed $20 million.

     * an additional $350,000 for each quarter in which our gross revenues exceed $50 million.

     In addition to the above, Mr. Andrews is entitled to receive a percentage of our net profit before taxes as follows:

     * 1% of net profits before taxes for each quarter our profit exceeds $1 million, plus

     * 2% of net profits before taxes for each quarter our profit exceeds $3 million, plus

     * 3% of net profits before taxes for each quarter our profit exceeds $10 million, plus

     * 4% of net profits before taxes for each quarter our profit exceeds $20 million.

     In the event there is a change in control of our company, Mr. Andrews has the right to terminate his employment agreement and receive a $2.5 million payment.

     We have entered into an employment agreement with Marshall A. Gibbs, our Executive Vice President and Chief Technical Officer. The initial term of the agreement expires in January 2002 and will automatically renew for additional one year periods unless terminated by Mr. Gibbs or us. If we terminate Mr. Gibbs' employment without cause or if Mr. Gibbs terminates his employment as a result of our material breach of the agreement, Mr. Gibbs will receive full compensation for the remainder of the initial term plus a severance payment equal to 12 months pay. If we terminate his employment with cause, Mr. Gibbs will receive compensation for the remainder of the initial term. Under the agreement, Mr. Gibbs' base salary is $250,000 per year. Mr. Gibbs will also receive a $100,000 signing bonus; a car allowance; reimbursement for automobile insurance; club dues for one country club; an allowance of up to $2,000 per year for professional counseling and services; and 15 days of vacation per year.

     Mr. Gibbs also has the right to receive 150,000 common shares of our stock without any required payment and 40,000 stock options to purchase our stock. The stock and stock options are exercisable over a three-year period, vesting equally on an annual basis.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation provide that our company may indemnify, to the fullest extent permitted by the Nevada General Corporation Law, any directors and officers of our company against any and all of the expenses, liabilities, or other matters that such director or officer may incur for conduct as a director or officer.

     Section 78.751 of the Nevada General Corporation Law provides that the articles of incorporation, the bylaws, or an agreement made by the company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the company. This indemnity and advancement of expenses may not be made to or on behalf of any director if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

     In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the shares of our common stock beneficially owned as of April 30, 2000 by each of our directors and executive officers, all directors and executive officers as a group, and each person who is known by us to be the beneficial owner of more than 5% of our common stock, and each of the selling stockholders. Except as noted, each person has sole voting and investment power with respect to the shares shown. The selling stockholders have provided us with their information, which we have not independently verified. The term "selling stockholders" include the persons listed below as selling stockholders and their transferees, pledgees, donees, and other successors.

                                     Shares Beneficially                   Shares Beneficially
                                        Owned Prior to      Shares Being       Owned After
Name and Address of                       Offering          Offered for          Offering
Beneficial Owner(1)                Number(2)    Percent(3)      Sale        Number     Percent(4)
--------------------               ----------   ----------   ----------   ----------   ----------
Directors and Executive Officers:

John F. Andrews(5)                 26,661,460      35.2%             --   26,661,460     35.2%
Marshall A. Gibbs(6)                   90,000        *               --       90,000       *
Margaret A. Harris(7)                  75,000        *               --       75,000       *
Masood Jabbar                         500,000        *               --      500,000       *
W. Cedric Johnson(8)                1,405,363       1.9%             --    1,405,363      1.9%
Sam J. W. Romeo, M.D.                      --        *               --           --       *
Mitchell J. Stein(9)               26,581,460      35.1%             --   26,581,460     35.1%

All directors and executive
 officers as a group (7
 persons)(10)                      28,731,823      37.9%             --   28,731,823     37.9%

5% Stockholders:

TSI Technologies, LLC(11)          26,581,460      35.1%             --   26,581,460     35.1%
HealthMed Inc.(12)                 26,581,460      35.1%             --   26,581,460     35.1%
Sanga International(13)             9,000,000      11.9%             --    9,000,000     11.9%
National Century Financial
  Enterprises, Inc.(14)             4,750,000       6.3%      4,750,000           --       *
HealthCare Capital, LLC(14)         4,750,000       6.3%      4,750,000           --       *

Other Selling Stockholders:

Janus                               2,000,000      2.64%      2,000,000           --       *
Trammel Investors                   1,250,000      1.65%      1,250,000           --       *

Don Ayers                           1,250,000      1.65%      1,250,000           --      *
PrimeRX.com                           750,000       1.0%        750,000           --      *
CalPERS                               500,000        *          500,000           --      *
Paramount                             500,000        *          500,000           --      *
Aries Master Fund                     697,454        *          697,454           --      *
Medical Technology Trust              400,000        *          400,000           --      *
Deltec                                175,000        *          175,000           --      *
Jacob Wizman                          300,000        *          300,000           --      *
DCF                                   150,000        *          150,000           --      *
Aries Domestic Fund, L.P.             280,666        *          280,666           --      *
JMG Capital Partners LP               250,000        *          250,000           --      *
JMG Triton Offshore Fund Ltd.         250,000        *          250,000           --      *
Yitzhak and Sela                      200,000        *          200,000           --      *
Ziff Asset Management                 100,000        *          100,000           --      *
JMG Capital                           100,000        *          100,000           --      *
Larry Hopfenspriger                   175,000        *          175,000           --      *
Generation Capital Associates         150,000        *          150,000           --      *
Moldow Family Trust                   150,000        *          150,000           --      *
Dresdner                               65,200        *           65,200           --      *
James Tindall                         120,000        *          120,000           --      *
Roger Shanafelt and Carolyn
  Shanafelt                           100,000        *          100,000           --      *
Glaser Family Trust                   100,000        *          100,000           --      *
Roger Richter                         100,000        *          100,000           --      *
Arthur Golding Trust UA DTD
 6/26/73                              100,000        *          100,000           --      *
Sutro Venture Fund 34 LLC             100,000        *          100,000           --      *
Michael Gorsky                        100,000        *          100,000           --      *
Salovich Irrevocable Trust            100,000        *          100,000           --      *
Steve Mizel                           100,000        *          100,000           --      *
Generation Capital Associates         100,000        *          100,000           --      *
Sorochak 1995 Trust                   100,000        *          100,000           --      *
Moldow Family Trust                   100,000        *          100,000           --      *
Steve Thomsen                         100,000        *          100,000           --      *
Paul Gonyea                            75,000        *           75,000           --      *
Russell Reiner                         75,000        *           75,000           --      *
Larry Hopfenspinger                    35,000        *           35,000           --      *
Dr. David Goldenberg                   33,333        *           33,333           --      *
Larry Hopfenspriger                    65,000        *           65,000           --      *
Paul Guezand                           30,000        *           30,000           --      *
Michael Mora                           56,000        *           56,000           --      *
Ivan Rafowitz                          52,000        *           52,000           --      *
HFIC, Inc.                             50,000        *           50,000           --      *
Scott A. Sorochak 1995
 Trust Agreement UA DTD
 5/3/95                                50,000        *           50,000           --      *
Anders Hainer                          50,000        *           50,000           --      *
Dan Rooke                              50,000        *           50,000           --      *
Michael C.S. Thompson Living
 Trust                                 50,000        *           50,000           --      *
Brian Jamison                          50,000        *           50,000           --      *
G&K Venture Technologies Partners      50,000        *           50,000           --      *
Robert Falls Intraviovos Trust
 DTD 4/20/93                           50,000        *           50,000           --      *
Arnold S. Nelson Living Trust
 UA DTD 9/23/82                        50,000        *           50,000           --      *
Peter Scocimara                        50,000        *           50,000           --      *
Pemaxrina Investors LLC-Peter
  Scocimara                            50,000        *           50,000           --      *
Jeremy Verba                           50,000        *           50,000           --      *

Patzakis Family Partnership            50,000        *           50,000           --      *
Adrian Johnson                         50,000        *           50,000           --      *
Jacob Wizman                           50,000        *           50,000           --      *
John Paisley                           50,000        *           50,000           --      *
Sorochack 1995 Trust                   50,000        *           50,000           --      *
Marshall A. Gibbs                      50,000        *           50,000           --      *
Jeffrey Childers                       50,000        *           50,000           --      *
Thomas Hardy                           50,000        *           50,000           --      *
IS Investments, Inc.                   50,000        *           50,000           --      *
Natalie Wizman                         50,000        *           50,000           --      *
Larry Hopfenspriger                    50,000        *           50,000           --      *
Tim Wysaske                            50,000        *           50,000           --      *
David & Kathleen Peterson              25,000        *           25,000           --      *
Roger Shanafelt                        25,000        *           25,000           --      *
Joshua S. Goodman                      45,000        *           45,000           --      *
Trevor Colby                           40,000        *           40,000           --      *
Rigney/Friedman Property
  Management, Inc.                     40,000        *           40,000           --      *

Carrey Family Trust                    40,000        *           40,000           --      *
Charles Moldow                         20,000        *           20,000           --      *
HFIC, Inc                              20,000        *           20,000           --      *
John Gregory Dommel                    33,000        *           33,000           --      *
Amit Sela                              16,500        *           16,500           --      *
Michael Gorsky                         16,500        *           16,500           --      *
Israel Gotay                           30,000        *           30,000           --      *
Shukartsi Living Trust                 30,000        *           30,000           --      *
Garson Soe                             30,000        *           30,000           --      *
Trevor Colby                           30,000        *           30,000           --      *
SV@34                                  15,000        *           15,000           --      *
Witherbee Foundation                   15,000        *           15,000           --      *
Jose I. Moralejo, Jr.                  27,000        *           27,000           --      *
Michael Gorsky                         27,000        *           27,000           --      *
Viana Partners L.P                     13,466        *           13,466           --      *
Dickey Family Trust UA DTD
  10/1/78                              25,000        *           25,000           --      *
Howard Leiter                          25,000        *           25,000           --      *
Bong Suh                               25,000        *           25,000           --      *
David Peterson                         25,000        *           25,000           --      *
Kathleen Peterson                      25,000        *           25,000           --      *
The Mandel Company                     25,000        *           25,000           --      *
Doug Baron                             25,000        *           25,000           --      *
Mel Markman                            25,000        *           25,000           --      *
Michael Jacobs                         25,000        *           25,000           --      *
Elias Family Trust                     25,000        *           25,000           --      *
Richard Caruso                         25,000        *           25,000           --      *
James E. Vasser Jr.                    25,000        *           25,000           --      *
Seminary Investments                   25,000        *           25,000           --      *
Paul Gonyea                            25,000        *           25,000           --      *
Barbara Linson                         25,000        *           25,000           --      *
Sandra Myers                           25,000        *           25,000           --      *
Michael Siebert                        25,000        *           25,000           --      *
Ethel Danto                            25,000        *           25,000           --      *
Chris & Debra McClelland               25,000        *           25,000           --      *
Levin and Katz                         25,000        *           25,000           --      *
Hammers and Prochello                  25,000        *           25,000           --      *
Patricia McNamara                      25,000        *           25,000           --      *
Douglas Burke                          25,000        *           25,000           --      *
Dr. Paul Marut                         25,000        *           25,000           --      *
Craig Golding                          25,000        *           25,000           --      *
Robert Falls                           12,500        *           12,500           --      *
Aries Domestic Fund II, L.P.           21,880        *           21,880           --      *
Rafael Diaz-Yoserev                    20,000        *           20,000           --      *
Juan M. Lombillo                       20,000        *           20,000           --      *
Dagoberto J. Garces                    20,000        *           20,000           --      *

Gema Rosello                           20,000        *           20,000           --      *
Lynn Rossom                            20,000        *           20,000           --      *
John Paisley                           20,000        *           20,000           --      *
Trevor Colby                           20,000        *           20,000           --      *
William Tuttle                         20,000        *           20,000           --      *
Ren Xu                                 20,000        *           20,000           --      *
Goodfriend and Conrad                  20,000        *           20,000           --      *
Aaron Goddard                          20,000        *           20,000           --      *
Anders Hainer                          10,000        *           10,000           --      *
Arnie Nelson                           10,000        *           10,000           --      *
Brian Jamison                          10,000        *           10,000           --      *
Jacob Wizman                           10,000        *           10,000           --      *
Miller, Johnson & Kuehn
  (James Tindall)                      10,000        *           10,000           --      *
Russell Reiner                          8,333        *            8,333           --      *
Mark & Alison Tunney                    8,000        *            8,000           --      *
Carolina Calderin                      15,000        *           15,000           --      *
Peter Scocimara                         6,667        *            6,667           --      *
Maida Santander                        10,000        *           10,000           --      *
Armando Chapelli                       10,000        *           10,000           --      *
Carrie Kwok                            10,000        *           10,000           --      *
Brenda Jarvar                          10,000        *           10,000           --      *
Dianne Sattler                         10,000        *           10,000           --      *
Mark and Alison Tunney                 10,000        *           10,000           --      *
Howard Leiter                           5,000        *            5,000           --      *
Josh Goodman                            5,000        *            5,000           --      *
Michael Elias                           5,000        *            5,000           --      *
Robert Mandel                           5,000        *            5,000           --      *
Timothy McInerney                       5,000        *            5,000           --      *
Roberto Bayardo                         8,000        *            8,000           --      *
Arthur Golding                          4,000        *            4,000           --      *
Christopher Condy                       4,000        *            4,000           --      *
Alan Glazer                             7,000        *            7,000           --      *
Michael Thompson                        3,500        *            3,500           --      *
Richard Weiss                           6,000        *            6,000           --      *
Alan Goldman (G&K Venture)              3,000        *            3,000           --      *
James Vasser, Jr.                       3,000        *            3,000           --      *
Roman Coppola                           3,000        *            3,000           --      *
Mauricio Sirvent                        5,000        *            5,000           --      *
Dickey Living Trust                     2,500        *            2,500           --      *
Josh Goodman                            2,500        *            2,500           --      *
Melvin Markman                          2,500        *            2,500           --      *
Barbara Linson                          1,500        *            1,500           --      *
Patricia McNamara                       1,500        *            1,500           --      *
Alan Glazer                             1,000        *            1,000           --      *
Doug Burke                              1,000        *            1,000           --      *
Ren Xu                                  1,000        *            1,000           --      *
Roberto Bayardo                           500        *              500           --      *
The Colby's                                 1        *                1           --      *
---------------------

*  Less than one percent of the outstanding shares of common stock.

(1) Each director and officer of the Company may be reached through our principal executive offices, which are at 1300 Marsh Landing Parkway, Suite 106, Jacksonville, Florida 32250.

(2) The numbers and percentages shown include the shares of common stock actually owned as of April 30, 2000 that the person will have the right to acquire within 60 days of April 30, 2000. In calculating the percentage of ownership, all shares of common stock that the identified person will have the right to acquire within 60 days of April 30, 2000 upon the exercise of options and warrants are deemed to be outstanding for the purposes of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3) Each of the selling stockholders is assumed to be selling all of the shares of common stock registered for resale. We have no assurance that the selling shareholders will sell any of the securities being registered hereby.

(4) The calculation of percentages of shares of common stock beneficially owned after the offering assumes the exercise of all of the warrants held by the selling stockholders.

(5) Includes 26,581,460 shares of common stock held of record by TSI Technologies and Holdings LLC (TSI). HealthMed Inc. holds a controlling interest in the shares of our common stock held by TSI. Also includes 80,000 shares of our common stock that Mr. Andrews has the right to have issued to him pursuant to the terms of his employment agreement within 60 days.

(6) Includes 40,000 shares underlying stock options held by Mr. Gibbs exercisable within 60 days and 35,000 shares issuable to Mr. Gibbs pursuant to the terms of his employment agreement within 60 days.

(7) Represents shares underlying stock options held by Ms. Harris exercisable within 60 days.

(8) Includes 1,405,363 shares held by CypherCom, Inc. for which Mr. Johnson serves as President.

(9) Includes 26,581,460 shares of common stock held of record by TSI Technologies and Holdings LLC (TSI).

(10) Includes 80,000 shares of our common stock that Mr. Andrews has the right to have issued to him pursuant to the terms of his employment agreement within 60 days of April 30, 2000 and 75,000 shares of our common stock that Ms. Harris has the right to acquire pursuant to stock options exercisable within 60 days of April 30, 2000.

(11) The address for TSI is 20750 Venture Boulevard, Suite 320, Woodland Hills, California 91364.

(12) Includes 26,581,460 shares of common stock held by TSI, in whom HealthMed holds a controlling interest. HealthMed is located at 20750 Ventura Boulevard, Suite 320, Woodland Hills, California 91364.

(13) The address for Sanga International is c/o Watson C. Gale, Gowling, Strathy & Henderson, Suite 2600, 160 ElginStreet, Ottawa, Ontario K1P 1C3.

(14) The address for National Century Financial Enterprises, Inc. and HealthCare Capital, LLC is 6125 Memorial Drive, Dublin, Ohio 43017.



STOCK OPTION PLANS

1999 STOCK COMPENSATION PLAN

     In February 1999, our board of directors approved the establishment of the 1999 Stock Compensation Plan. Our board of directors believes that the 1999 Plan advances our interests by encouraging our employees, officers, directors, and consultants to acquire an equity interest in our company and by providing additional incentives and motivation toward superior performance. Our board of directors also believes it will also enable us to attract and retain the services of key employees, officers, directors, and consultants upon whose judgment, interest, and special effort we depend.

     The 1999 Plan allows the board of directors, or a committee established by the board of directors, to grant stock options from time to time to our employees, officers, directors, and consultants. The board of directors has the power to determine at the time the option is granted whether the option will be an incentive stock option, which is an option that qualifies under Section 422 of the Internal Revenue Code of 1986, or an option that is not an incentive stock option. However, incentive stock options may only be granted to our employees. Vesting provisions are determined by the Board at the time options are granted.

     The total number of shares of common stock subject to options under the 1999 Plan may not exceed five million shares, subject to adjustment in the event of certain recapitalizations, reorganizations, and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the board of directors.

    The 1999 Plan also provides that the board of directors may issue restricted stock pursuant to restricted stock right agreements that will contain such terms and conditions as the board of directors determines.

     Our board of directors may amend the 1999 Plan at any time, provided that the board of directors may not amend the 1999 Plan to materially increase the number of shares available under the 1999 Plan, materially increase the benefits accruing to participants under the 1999 Plan, or materially change the eligible class of employees without stockholder approval.

2000 NONQUALIFIED STOCK OPTION AND STOCK BONUS PLAN

     In March 2000, our board of directors approved the establishment of the 2000 Nonqualified Stock Option and Stock Bonus Plan. Our board of directors believes that the 2000 Plan encouraging employees, officers, directors, and consultants to acquire an equity interest in our company and by providing additional incentives and awards and recognitions of their contribution to our company's success and to encourage these persons to continue to promote the best interest of our company.

     The 2000 Plan allows our board of directors to grant stock options or issue stock bonuses from time to time to our employees, officers, directors, and consultants. Options granted under the 2000 Plan will not qualify under Section 422 of the Internal Revenue Code of 1986 as an incentive stock option.

     The 2000 Plan also provides that our board of directors, or a committee, may issue restricted stock pursuant to restricted stock right agreement containing such terms and conditions as our board of directors deems appropriate.

     The total number of shares of common stock subject to our options and grants of restricted stock under the 2000 Plan may not exceed 3.5 million shares, subject to adjustment in the event of certain capitalizations, reorganizations, and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the board of directors.

     Our board of directors may amend the 2000 Plan at any time, provided that the board of directors may not amend the 2000 Plan to adversely effect the rights of participants under the 2000 Plan, without stockholder approval.

OTHER STOCK OPTIONS

     We have issued options to acquire 302,500 shares of our common stock to various employees of e-Net, our U.K. subsidiary. Our board of directors believes that encouraging these U.K. employees to acquire an equity interest in our company is in our best interests and provides additional incentives and motivation toward superior performance for these employees.

                            CERTAIN TRANSACTIONS

ACQUISITION OF TECHNOLOGY FROM TSI

     On January 7, 1999, we acquired certain rights to a Java-based, online health care management system from TSI, which was formerly known as Sanga e-Health LLC, in exchange for 41,417,176 shares (post-split) of our common stock. TSI is a joint venture formed in December 1998 between Sanga International, Inc. and HealthMed, Inc.

     The rights we acquired from TSI were subject to a software license agreement between TSI and Sanga International for the subleasing of the healthcare management system's software to end-users. On January 23, 1999, we approved and ratified the termination of the software license agreement. The effect of this termination was the assignment and transfer from Sanga International to us of all right, title, and interest with respect to Sanga International's contractual rights and privileges from their agreement with various healthcare providers for the subleasing of the software. In connection with the termination, previous funding received by Sanga International from such healthcare agreements were transferred to us. The previous funding received from Sanga International was based on certain financing rights owned by HealthMed, Inc., which resulted in agreements to provide an initial funding of $1.5 million for accounts receivable.

ACQUISITIONS AND JOINT VENTURES

     In March 1999, we acquired all the issued and outstanding stock of e-Net, formerly known as Palm Technology Holdings Limited, a UK-based company, which owns all the issued and outstanding stock of U.K. based Relay Business Systems Ltd. We purchased the stock pursuant to a share acquisition agreement, which was originally entered into on July 22, 1998 between the shareholders of Palm Technology and Sanga International, Inc. and subsequently assigned to us.

     We paid approximately $2.2 million in cash. We borrowed $1.5 million of this amount from two private investors and the balance was paid from our working capital. Sanga International transferred its rights to buy Palm Technology to us on January 23, 1999, in exchange for three million shares of our common stock. These shares were contributed by Sanga e-Health our parent, and thus this payment did not dilute us or our stockholders. Prior to assigning its rights to us, Sanga International, Inc. had paid approximately $2.4 million to the shareholders of Palm as the initial installment on the purchase price. John Andrews, our chairman of the board, president, and chief executive officer, served as president and chief executive officer of Sanga International through July 30, 1999 and is a co-manager of TSI, our largest stockholder.

     In February 2000, we entered into a joint venture with NCFE, one of our significant stockholders, to provide a full suite of healthcare information services throughout its network of physicians, clinics, hospitals, and managed care organizations. As part of the terms of the joint venture agreement, NCFE entered into a Preferred Provider Agreement with us and agreed to cancel more than $4.5 million of debt and committed to fund an additional $5 million, in exchange for 9.5 million shares of our common stock. In addition, NCFE also agreed to launch a joint marketing effort exclusively with us.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock includes 100 million shares of common stock and five million shares of preferred stock. As of April 30, 2000, there were 75,722,865 shares of common stock outstanding. No shares of preferred stock are outstanding as of the date of this prospectus.

     The following descriptions of our capital stock set forth all material provisions of our Amended and Restated Articles of Incorporation and Bylaws. However, such descriptions are not necessarily complete and, in each instance, reference is made to the copies of our Amended and Restated Articles of Incorporation and Bylaws that are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock will be entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock will be entitled to share ratably in all our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Securities Transfer & Trust, Inc.

PREFERRED STOCK

     Our board of directors is authorized subject to any limitations prescribed by the laws of the State of Nevada, but without further stockholder action, to issue shares of the authorized preferred stock in one or more series, and to fix and determine the designations, preferences, and relative rights and qualifications, limitations, or restrictions thereon of any series, including voting powers, dividend rights, liquidation preferences, redemption rights, and conversion privileges. As of the date of this prospectus, the board of directors has not authorized any series of preferred stock, and there are no plans, agreements, or understandings for the authorization or issuance of any shares of preferred stock. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of the common stock, including the loss of voting control to others.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEVADA LAW AND OTHER PROVISIONS OF OUR ARTICLES OF INCORPORATION

     The provisions of our Amended and Restated Articles of Incorporation and bylaws and the Nevada General Corporation Law summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, and discouraging, delaying, or preventing changes in control or management of our company.

     Combinations with Interested Stockholders under the Nevada GCL. We are subject to the provisions of Sections 78.411 through 78.445 of the Nevada GCL. In general, these statutes prohibit a publicly held Nevada corporation from engaging, under certain circumstances, in a "combination" with an "interested stockholder" for a period of three years after the interested stockholder's date of acquiring shares, unless the combination or the purchase of shares made by the interested stockholder on the interested stockholder's date of acquiring shares is approved by the board of directors of the corporation before that date. In addition, these statutes generally prohibit a publicly held corporation from engaging in a combination with an interested stockholder after the expiration of three years after the interested stockholder's date of acquiring shares, other than a combination meeting one of the following requirements: (i) a combination approved by the board of directors of the corporation before the interested stockholder's date of acquiring shares, or as to which the purchase of shares made by the interested stockholder on that date has been approved by the board of directors of the corporation before that date; (ii) a combination approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder proposing the combination; (iii) a combination in which the aggregate amount of the cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by the holders of outstanding common stock of the corporation not beneficially owned by the interested stockholder immediately before that date is at least equal to the higher of the following: (a) subject to certain adjustments, the highest price per share paid by the interested stockholder, at a time when such stockholder was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of the corporation, for any common stock of the same class or series acquired by such stockholder within three years immediately before the date of announcement with respect to the combination or within three years immediately before, or in, the transaction in which such stockholder became an interested stockholder, whichever is higher; and (b) subject to certain adjustments, the market value per common share on the date of announcement with respect to the combination or on the interested stockholder's date of acquiring shares, whichever is higher; or (iv) a combination in which the aggregate amount of the cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by the holders of outstanding shares of any class or series of stock, other than common stock, not beneficially owned by the interested stockholder immediately before that date is at least equal to the highest of the following, whether or not the interested stockholder has previously acquired any shares of the class or series of stock: (x) subject to certain adjustments, the highest price per share paid by the interested stockholder, at a time when such stockholder was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of the corporation, for any shares of that class or series of stock acquired by such stockholder within three years immediately before the date of announcement with respect to the combination or within three years immediately before, or in, the transaction in which such stockholder became an interested stockholder, whichever is higher; (y) subject to certain adjustments, the highest preferential amount per share to which the holders of shares of the class or series of stock are entitled in the event of any voluntary liquidation, dissolution or winding up of the corporation, plus the aggregate amount of any dividends declared or due to which the holders are entitled before payment of the dividends on some other class or series of stock; and (z) the market value per share of the class or series of stock on the date of announcement with respect to the combination or on the interested stockholder's date of acquiring shares, whichever is higher. An "interested stockholder" is generally defined in the statutes as a person who is (i) the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting shares of the corporation; or (ii) an affiliate or associate of the corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding shares of the corporation. The statutes define a "combination" to include mergers, consolidations, stock sales and asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

     Acquisition of a Controlling Interest under Nevada GCL. We are also subject to the provisions of Sections 78.378 through 78.3793 of the Nevada GCL. These sections generally provide that any "control shares" acquired by a person in the direct or indirect acquisition of a "controlling interest" in a Nevada corporation, greater than a level of "controlling interest" previously authorized by the corporation's stockholders, (i) shall be divested of all voting rights, except to the extent that the retention of voting rights is authorized by the stockholders of the corporation other than the acquiring person and associated persons, and (ii) may be redeemed, in whole but not in part, by the corporation at the average price paid for the control shares. These sections define "control shares" as those voting shares which an acquiring person and associated persons acquire in the acquisition of a "controlling interest," greater than a level of controlling interest previously authorized by the corporation's stockholders, or within 90 days immediately preceding the date the acquiring person acquired such greater controlling interest. A "controlling interest" is defined in the statutes as the ownership of voting shares sufficient, but for the provisions of Sections 78.378 through 78.3793, to enable a person, directly or indirectly and individually or in association with others, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more, of all of the voting power of the corporation in the election of directors.

     Certain Charter Provisions. Our Amended and Restated Articles of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include
(i) the authority of the board of directors to fill vacancies on the board, and
(ii) the authority of the board of directors to issue preferred stock in series with such voting rights and other powers as the board of directors may determine. Among other things, these provisions could have the result of delaying or preventing an acquiror from being able to elect a majority of the board of directors, or otherwise obtain control of our company.

SHARES ELIGIBLE FOR FUTURE SALE

     As of April 30, 2000, we had 75,722,865 outstanding shares of common stock. Of these shares, 68,721,715 million shares are restricted, which means they were originally sold in certain types of offerings that were not subject to a registration statement file with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144. Holders of 21,939,973 outstanding shares of common stock and warrants to purchase up to 4,118,000 additional shares have certain rights with respect to registration of their shares and the shares underlying their warrants. We are registering for resale in the registration statement of which this prospectus forms a part 19,818,000 outstanding shares and 4,068,000 shares underlying outstanding warrants. Holders of an additional 2,121,973 shares and warrants to purchase up to 50,000 shares have certain piggyback registration rights and may elect to request that we include these shares for registration in this registration statement.

     Persons who are deemed our affiliates are generally entitled under Rule 144 as currently in effect to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of the applicable class of common stock then outstanding or the average weekly trading volume of such class of common stock during the four calendar weeks preceding the making of a filing with the Securities and Exchange Commission with respect to such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

     We cannot predict the effect, if any, that sales of shares of our common stock, or the availability of such shares for sale, will have on our stock price. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect our stock price.

                            PLAN OF DISTRIBUTION

     This prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who own shares of our common stock and are issued shares of our common stock pursuant to the exercise of warrants, or their transferees, pledgees, donees, legatees, heirs, or legal representatives who wish to offer and sell such shares (such persons are herein referred to as the "selling stockholder" or "selling stockholders") in transactions in which they and any person acting on their behalf through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We have granted registration rights to the selling stockholders. The registration statement of which this prospectus forms a part is intended to satisfy these registration rights. We will receive none of the proceeds from any such sales. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers, or agents.

     There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus. Upon our company being notified by a selling stockholder that any material arrangements have been entered into for the sale of shares, to the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any shares that qualify for sale pursuant to Section 4 of, or Rules 144 or 144A under, the Securities Act may be sold under such provisions rather than pursuant to this prospectus.

     Selling stockholders may sell the shares being offered by this prospectus from time to time in transactions (which may involve crosses and block transactions) on the American Stock Exchange at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices, or in transactions directly to one or more purchasers, including pledgees in privately negotiated transactions (including sales pursuant to pledges). Selling stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act either as agent or as principal. Broker-dealers participating in such transactions as agent may receive commissions from selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the American Stock Exchange, which commissions may be at negotiated rates where permissible under such rules.

     Participating broker-dealers may agree with selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to selling stockholders. In addition or alternatively, shares may be sold by selling stockholders and/or by or through other broker-dealers in special offerings or secondary distributions pursuant to and in compliance with the governing rules of the American Stock Exchange, and in connection therewith commissions in excess of the customary commissions prescribed by the rules of the American Stock Exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the American Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

     Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares.

     If the shares are sold in an underwritten offering, the underwriting and selling group members (if any) may engage in passive market making transactions in our common stock on the American Stock Exchange immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on American Stock Exchange limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the common stock during the period of the two full consecutive calendar months prior to the determination of the offering price in connection with a sale pursuant to this prospectus and must be discontinued when such limit is reached. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     We may agree to indemnify each selling stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each selling stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona.

                                   EXPERTS

     The audited financial statements of e-MedSoft.com included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of VirTx as of December 31, 1999 included in this registration statement on Form S-1 have been audited by Carpenter Kuhen & Sprayberry, certified public accountants, as indicated in their reports with respect thereto, and are included in this registration statement on Form S-1 in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of PrimeRX as of December 31, 1999 and 1998 and for the years then ended included in this registration statement on Form S-1 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this registration statement on Form S-1 in reliance upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules for the registration statement. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     For further information with respect to e-MedSoft.com and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement is also available through the Securities and Exchange Commission's Web site at the following address: http:\\www.sec.gov. Our common stock is quoted on the American Stock Exchange under the symbol "MED."

                         INDEX TO FINANCIAL STATEMENTS


                                                                Page No.
UNAUDITED INTERIM FINANCIAL STATEMENTS DECEMBER 31, 1999
     Consolidated Balance Sheets at December 31, 1999
     (unaudited) and March 31, 1999 .........................    F-1

     Consolidated Statements of Operations (unaudited)
     for the Three Months and Nine Months ended
     December 31, 1999 ......................................    F-2

     Consolidated Statements of Cash Flows (unaudited)
     for the Nine Months ended December 31, 1999 ............    F-3

     Notes to the Consolidated Financial Statements at
     December 31, 1999 (unaudited) ..........................    F-4

AUDITED FINANCIAL STATEMENTS MARCH 31, 1999

Financial Statements for e-MedSoft.com as an acquired entity of Sanga e-Health, LLC on January 7, 1999. The following consolidated financial statements reflect the operations of Sanga e-Health from its inception, December 1, 1998 through the acquisition date and the operations of the Company from the acquisition date through March 31, 1999 -

     Report of Independent Public Accountants................    F-10

     Consolidated Balance Sheet, March 31, 1999 .............    F-11

     Consolidated Statement of Operations for the four
     months ended March 31, 1999.............................    F-12

     Consolidated Statement of Stockholders' Equity
     and Comprehensive Income (Loss) for the four months
     ended March 31, 1999....................................    F-13

     Consolidated Statement of Cash Flows for the four
     months ended March 31, 1999.............................    F-14

     Notes to Consolidated Financial Statements .............    F-15

Closing Financial Statements of e-MedSoft.com for the period from June 1, 1998 through the acquisition date of January 7, 1999 -

     Report of Independent Public Accountants................    F-28

     Statement of Operations for the period June 1,
     1998 to January 7, 1999.................................    F-29

     Statement of Stockholders' Equity for the period
     June 1, 1998 to January 7, 1999.........................    F-30

     Statement of Cash Flows for the period June 1,
     1998 to January 7, 1999.................................    F-31

     Notes to Closing Financial Statements...................    F-32

PRIMERX.COM, INC. AND SUBSIDIAIRES (FORMERLY PRIMEMED
  PHARMACY SERVICES GROUP, INC.)

  REPORT ON AUDITED CONSOLIDATED FINANCIAL
  STATEMENTS AS OF AND FOR THE YEARS ENDED
  DECEMBER 31, 1999 AND 1998

  Report of Independent Accountants .........................    F-34

  Consolidated Balance Sheets ...............................    F-35

  Consolidated Statements of Operations .....................    F-36

  Consolidated Statements of Shareholders' Deficiency .......    F-37

  Consolidated Statements of Cash Flows .....................    F-38

  Notes to Consolidated Financial Statements ................    F-39


VIRTX, INC. FINANCIAL STATEMENTS

  Financial Statements For the Period from January 27, 1999 (Date of Inception) to December 31, 1999, Together With Independent Auditors' Report:

  Independent Auditors' Report ..............................    F-56

  Assets - December 31, 1999 ................................    F-59

  Liabilities and Stockholders' Deficit - December 31, 1999..    F-60

  Statement of Operations for the Period from
  January 27, 1999 (Date of Inception) to December 31,
  1999 ......................................................    F-61

  Statement of Stockholders' Deficit for the Period
  from January 27, 1999 (Date of Inception) to
  December 31, 1999 .........................................    F-62

  Statement of Cash Flows for the Period from January 27,
  1999 (Date of Inception) to December 31, 1999 .............    F-63

  Notes to Financial Statements for the Period from
  January 27, 1999 (Date of Inception) to December 31,
  1999 ......................................................    F-64


                                  e-MedSoft.com
                           Consolidated Balance Sheets

                                                December 31,       March 31,
                                                   1999              1999
                                                ------------     -----------
                                                (unaudited)
ASSETS

Current Assets:
  Cash                                          $ 6,392,110      $    51,712
  Restricted cash                                    14,460          138,435
  Accounts receivable, net                        6,904,285        4,181,285
  Other receivables                                 337,184        1,062,133
  Inventory                                       1,436,503          713,002
  Related party receivables                         297,903          193,263
  Prepayments and other                             481,156          381,591
  Deferred taxes                                     96,399           14,555
                                                -----------      -----------
                                                 15,960,000        6,735,976
Long-Term Assets:
  Property and Equipment, net                     1,862,773        1,308,863
  Goodwill, net of amortization                   7,477,447        8,054,630
  Software system investment                      7,325,106                -
  Deferred financing, net of amortization                 -        1,363,439
  Other                                              70,092                -
                                                -----------      -----------
                                                 16,735,418       10,726,932
                                                -----------      -----------
     TOTAL ASSETS                               $32,695,418      $17,462,908
                                                ===========      ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Line of credit                                $   806,184      $   967,425
  Accounts payable                                9,859,970        6,017,183
  Accrued liabilities                             1,836,154          412,405
  Taxes payable                                           -          165,280
  Related party debt                                138,782                -
  Current maturities of bridge financing          3,900,000          650,623
  Current maturities of capitalized leases          346,307          165,275
                                                -----------      -----------
                                                 16,887,397        8,378,191
Long-Term Liabilities:
  Capital leases                                    783,987          416,409
  Bridge financing                                  288,932        1,361,877
  Other long-term liabilities                     1,193,581        1,193,581
                                                -----------      -----------
                                                  2,266,500        2,971,867
Minority Interest in Consolidated Subsidiary         54,454                -
Shareholders' Equity:
  Common shares                                      57,871           51,816
  Paid in capital                                20,962,359        6,951,312
  Accumulated deficit                            (7,535,800)        (904,617)
  Accumulated other comprehensive income              2,637           14,339
                                                -----------      -----------
                                                 13,487,067        6,112,850
                                                -----------      -----------
     TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                                    $32,695,418      $17,462,908
                                                ===========      ===========

                                  e-MedSoft.com
                      Consolidated Statements of Operations
                                   (Unaudited)

                                               Three Months     Nine Months
                                              Ended 12/31/99  Ended 12/31/99
                                              --------------  --------------

NET SALES                                      $12,633,046       $25,944,826

OPERATING EXPENSES:
  Cost of sales                                  9,868,282        20,276,340
  Research and development                         454,533         1,341,095
  Sales and marketing                            1,056,466         2,703,805
  General and administrative                     1,834,164         4,847,599
  Non cash compensation                            850,021         1,103,337
  Depreciation and amortization                    397,646         1,104,153
                                               -----------       -----------
     Total Operating Expenses                   14,461,112        31,376,329
                                               -----------       -----------

OPERATING LOSS                                  (1,828,066)       (5,431,503)

OTHER INCOME (EXPENSE):
  Interest expense                                (211,399)       (1,713,766)
  Other income                                      (1,458)            1,439
                                                -----------       -----------

LOSS BEFORE INCOME TAXES AND
  EXTRAORDINARY INCOME                          (2,040,923)       (7,143,830)

EXTRAORDINARY INCOME                                     -           357,152
                                                -----------       -----------

LOSS BEFORE INCOME TAXES AND MINORITY
  INTEREST                                      (2,040,923)       (6,786,678)

TAX BENEFIT (EXPENSE)                             (157,924)          146,875

Minority Interest, Net of Tax                        8,620             8,620
                                               -----------       -----------

NET LOSS                                       $(2,190,227)      $(6,631,183)
                                               ===========       ===========

BASIC AND DILUTED LOSS PER SHARE               $      (.04)      $      (.12)
                                                ===========       ===========

AVERAGE WEIGHTED SHARES OUTSTANDING             54,678,902        53,202,779

                                 e-MedSoft.com
                      Consolidated Statement of Cash Flows
                      Nine Months Ended December 31, 1999
                                  (Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss                                                 $(6,631,183)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Gain on exchange of debt for warrants                     (357,152)
    Non-cash equity compensation                             1,103,337
    Deferred income taxes                                      (81,844)
    Depreciation                                               494,664
    Amortization of goodwill                                   609,489
    Amortization of deferred financing                       1,243,440
   (Increase)decrease in current assets:
      Accounts receivable                                   (2,723,000)
      Inventory                                               (723,501)
      Prepayments and other receivables                        574,630
    Increase (decrease)in current liabilities:
      Accounts payable and accrued liabilities               5,291,392
      Income taxes                                            (165,280)
                                                           -----------
     Cash Used in Operating Activities                      (1,365,008)
                                                           -----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Investment in software                                    (2,856,944)
  Additions to property and equipment                         (247,406)
  Business acquisition                                         (31,526)
                                                           -----------
     Cash Used in Investing Activities                      (3,135,876)
                                                           -----------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net proceeds from interim bridge financing                 3,327,714
  Payments on financing leases                                (264,707)
  Net change to credit facility                               (161,590)
  Funds from equity financing                                7,939,865
                                                           -----------
      Cash Provided by Financing Activities                 10,841,282
                                                           -----------

INCREASE IN CASH                                             6,340,398

CASH AT THE BEGINNING OF THE PERIOD                             51,712
                                                            ----------

CASH AT THE END OF THE PERIOD                              $ 6,392,110
                                                           ===========

NON-CASH TRANSACTIONS:
Issuance of warrants for payment of debt                   $   505,738
Issuance of shares for acquisition of software               4,468,162
Property and equipment purchased through capital leases        812,594
                                                           -----------
                                                           $ 5,786,494
                                                           ===========

                                 e-MedSoft.com
                   Notes to Consolidated Financial Statements
                                 December 31, 1999
                                  (Unaudited)


1) CONDENSED FINANCIAL STATEMENTS

The financial statements included herein have been prepared by e-MedSoft.com without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and e-MedSoft.com believes that the disclosures are adequate to make the information presented not misleading. Operating results for the three and nine months ended December 31, 1999, are not necessarily indicative of the results that may be expected for the year ending March 31, 2000. While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by e-MedSoft.com later in the year. These financial statements should be read in conjunction with the March 31, 1999 audited financial statements and the accompanying notes thereto, and the Forms 8-K filed by the Company on March 19, 1999 and September 1, 1999.

The management of e-MedSoft.com believes that the accompanying unaudited condensed financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the financial position of e-MedSoft.com and subsidiaries at December 31, 1999 and the results of their operations and their cash flows for the periods presented.

2) BUSINESS COMBINATIONS

On March 19, 1999, the Company completed the acquisition of all issued and outstanding stock of e-Net Technology Ltd. ("e-Net", formerly Palm Technology Holdings Ltd.), a U.K. based company. This acquisition has been accounted for under the purchase method and therefore, the financial statements presented herein include the operations of e-Net from the acquisition date. The following information presents pro forma information for the prior three and nine month periods ended December 31, 1998 of e-Net as if such transaction had occurred at the beginning of the period (unaudited):

                                           Three Months     Nine Months
                                           ------------     -----------
Net Sales                                   $ 4,297,998     $14,400,256

Operating Expenses                            4,391,838      14,488,311

Amortization of Goodwill                        202,222         606,666

Interest Expense                                 66,737         214,419

Loss Before Income Taxes                   $  (362,799)    $  (909,140)

In May 1999, the Company's U.K. subsidiary acquired a small Internet financial services business. This transaction was accounted for under the purchase method. The goodwill resulting from this acquisition was approximately $32,000 and is being amortized over a 5 year period.

During the nine months ended December 31, 1999, the Company acquired a 60% interest in an Australian company to distribute certain e-MedSoft products in various territories including Australia and Asia. The Company paid one Australian dollar for the shares and has entered into a software marketing and license agreement with the subsidiary whereby the Company will receive $250,000 and royalty payments in return for an exclusive non-transferable right to use, reproduce and exploit certain of the Company's software, including the right to grant sublicenses, in the defined territories. The financial statements of the subsidiary have been consolidated as of December 31, 1999 and consist of minor expenses, cash and minority interests. As of December 31, 1999 the subsidiary had not yet commenced the distribution of product and therefore, no revenues have been generated to date.

3)  COMPANY FUNDING

During the third quarter ended December 31, 1999, the Company raised approximately $7.1 million in gross funds through the sale of 3,568,000 restricted shares of its common stock and warrants to purchase an additional 3,568,000 restricted shares of common stock. The warrants carry an exercise price of $4.00. The gross proceeds from these sales were reduced by approximately $684,000 in private placement commissions and expenses. In addition to the fees received, the private placement agent received warrants to purchase 350,000 restricted shares of e-Med's stock at $5.00 per share and warrants to purchase 1,300,000 restricted shares of e-MedSoft stock at $.01 per share. TSI Technologies Holding, LLC, (formerly Sanga e-Health, LLC) a major stockholder of the Company, has agreed to contribute 1,300,000 restricted shares of the Company's stock for the exercise of the 1,300,000 warrants. We previously issued warrants to the private placement agent in May, 1999 to purchase 5,177,145 shares of our common stock at various exercise prices. These warrants were subsequently cancelled. In a separate transaction the Company entered into a stock subscription agreement and received $600,000 for the issuance of 300,000 shares of its common stock and agreed to issue another 750,000 shares of its common stock for no additional consideration upon the completion and acceptance of software being developed for the Company.

During the nine months ended December 31, 1999 the Company received approximately $1,277,000 from National Trust Properties, Inc. ("NTP"), a related party as described below, as interim funding of its operations. In consideration for approximately $888,000 of the funding provided by NTP to the Company, the Company agreed to issue shares of its common stock based on the trading price of the stock at the dates the funds were received. As of December 31, 1999, the Company has an obligation to issue 287,021 shares to NTP. The remaining balance of the funds received through December 31, 1999, of $389,000, was recorded as related party debt. During December 1999 the Company repaid $250,000 of this debt leaving a balance at December 31, 1999 of approximately $139,000. This debt bears interest at prime plus 1% and is due within one year from the funding date.

During the second quarter, the Company entered into a financing arrangement with a strategic partner to fund the Company's operations in an amount not to exceed $5,500,000. The obligation, which is secured by the Company's assets, bears interest at prime plus 1% and is due one year from the draw date or on the date the Company successfully obtains refinancing for the amounts loaned under the financing arrangement, whichever is the earlier date. The Company had borrowed $3,500,000 through December 31, 1999.

4)  SOFTWARE ACQUISITION

On September 1, 1999, the Company acquired from University Affiliates IPA ("UA," an affiliate of University of Southern California School of Medicine) a managed care computer software technology for approximately $6,500,000, including a cash payment of $2,000,000 and the issuance of 1,721,973 shares of the Company's common stock with an approximate value of $4,500,000. In addition, the Company entered into a ten-year contract with UA for exclusive access to UA's network of more than 2,500 physicians. The agreement includes revenue sharing of UA's network and exclusive use of the technology in connection with UA's expansion of its physician network. In addition, the Company has agreed to finance certain costs to further develop the software.

5)  DEFERRED SOFTWARE DEVELOPMENT COSTS

During the nine months ended December 31, 1999, the Company incurred approximately $2.2 million in development costs. In accordance with SOP 98-1 the Company capitalized approximately $857,000 of these costs in the third quarter. Such deferred costs along with acquired software costs will be amortized over a three to five year life once the related products are in service.

6)  WARRANTS AND STOCK OPTIONS

During the third quarter ended December 31, 1999, the Company granted 249,000 options to its employees to purchase 249,000 shares of the Company's stock at prices ranging from $2.06 to $6.25. These options were granted in accordance with the Company's stock option plan with exercise prices based on the market price of the Company's stock at time of grant.

During the nine months ended December 31, 1999, the Company agreed to issue 50,000 warrants and 302,500 options to purchase 352,500 shares of its common stock. The value of these warrants and options was approximately $619,400 and will be amortized over the vesting periods of twelve to eighteen months. The Company expensed approximately $104,000 and $129,000 for the three and nine months ended December 31, 1999.

7)  BASIC AND FULLY DILUTED LOSS PER SHARE

In accordance with SFAS No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing the net earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and common equivalent shares outstanding during the period.

Common equivalent shares, consisting of incremental common shares issuable upon the exercise of stock options and warrants are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

A summary of the shares used to compute net loss per share is as follows:

                                    Three Months Ended  Nine Months Ended
                                         12/31/99           12/31/99
                                         --------           --------
  Weighted average common shares
   used to compute basic net loss
   per share........................     54,678,902        53,202,779
  Effect of dilutive securities.....         --                --
                                         ----------        ----------
  Weighted average common shares
   used to compute diluted net
   loss per share.....................   54,678,902        53,202,779
                                         ==========        ==========

As of December 31, 1999, options and warrants to purchase 7,659,429 shares of common stock were outstanding. These common stock equivalents were excluded from the computation of diluted loss per share for the three and nine months ended December 31, 1999 as such options and warrants were anti-dilutive.

8)  SEGMENT INFORMATION

e-MedSoft.com derives its net sales from two operating segments: (1) transaction and information services, primarily healthcare, delivered over the Internet, private intranets or other networks and consulting contracts related to these services and (2) the sale and installation of hardware and software products. During the three and nine month periods ended December 31, 1999, the Company derived primarily all of its net sales from its operations in the United Kingdom, primarily from computer hardware and software sales.

The accounting policies of the segments are the same as those for financial reporting purposes and the Company evaluates performance based on operating earnings of the respective business segments.

The Company's net sales from external customers for the three and nine month periods ended December 31, 1999 and the long-lived assets at December 31, 1999, classified by geographic area, were as follows (in thousands):

                                         United     United
                                         States     Kingdom       Total
                                         ------     -------       -----
     Net Sales:
     Three months ended 12/31/99...... $   150     $12,483      $12,633
     Nine months ended 12/31/99.......     183      25,762       25,945
     Long-lived assets at 12/31/99....  14,961       1,774       16,735

The Company's U.K. subsidiary, e-Net, had three customers who's sales represented over 5% of its net sales each for an aggregate of 37.2% for the nine month period ended December 31, 1999.

9)  RELATED PARTY TRANSACTIONS

During the nine month period ended December 31, 1999, the Company received funding from National Trust Properties, Inc. for the issuance of shares and debt as described above. The Company's board member and a beneficial shareholder, Mitchell J. Stein, is also an officer and director (but not owner) of NTP.

10)  COMMITMENTS AND CONTINGENCIES

The Company has national and international operations which, occasionally, result in litigation which the Company does not view as material and arising in the ordinary course of business. Because of the significant value of the Company's technologies, it may occasionally be appropriate for the Company to initiate litigation of its own to protect those technologies. Whether brought by the Company or defended against by the Company, the litigation is often immaterial and at this time the Company is unaware of any material litigation involving any of its national or international operations. An example of an immaterial matter is the pending litigation that involves a lawsuit brought against 16 defendants, including the Company, by Icon Capital Corporation in the Superior Court of the State of California for the County of Los Angeles, which is a dispute between a small minority shareholder of Sanga International, Inc. and a shareholder of the Company over stock in the Company. After evaluating the matter with the Company's legal counsel, management is of the opinion that the litigation creates no material or significant risk of exposure to the Company. Icon was a small minority shareholder in the now defunct Sanga International, Inc. ("Sanga"), and Sanga was one of the two entities that initially were involved in developing the health care system prior to the Company's acquisition of that system. In essence, Icon is attempting to overturn a settlement agreement entered into during July 1999 among Sanga and certain shareholders, officers and directors of Sanga which provides how certain assets of Sanga, including the 9,000,000 shares of the Company's common stock that Sanga perfected under the settlement agreement, will be treated as between the creditors and shareholders of Sanga. The Company believes that the creditors and shareholders of Sanga disagree with Icon's position. The Company has actively asserted that Icon is not the actual or rightful owner of any Sanga shares. In fact, a bankruptcy court already has issued an order to show cause against Icon for contempt of the bankruptcy stay arising from Icon's filing of its state court action against the Company and others. An application for a contempt order also is being sought in the state action against Icon for its willful failure to appear at depositions. A motion to dismiss has also been brought against Icon and Hall. The Company has also sued Hall and Icon for breach of contract, and Hall and Icon defaulted and failed to file an answer to the complaint. The Company is confident it will obtain judgment against Hall and Icon.

11)  SUBSEQUENT EVENTS

Subsequent to quarter end, the Company entered into a seven year Preferred Provider Agreement with National Century Financial Enterprises to provide its services and software solutions with respect to all electronic needs of NCFE and to have exclusive marketing access to all of NCFE's current clients for the provision of e-Med's products. In addition, the agreement provides for a proprietary Master Portal wherein all of NCFE's and e-Med's products and services shall be able to be marketed and sold to all of NCFE's and e-Med's customers. e-Med will receive fees for its services based on agreed upon fee schedules and negotiated project fees. e-MedSoft issued 9.5 million shares to NCFE in consideration for NCFE 1) entering into the agreement, 2) cancelling approximately $4.8 million of e-Med's debt 3) providing $1 million of equity financing and 4) providing an additional $4 million in financing that will convert into equity upon the ability of NCFE to sell $4 million worth of e-Med stock at a share price in excess of $9.50 per share. The Company is also required to file a registration statement to register these shares. The effect of this transaction will be accounted for in the fourth quarter of 2000.

In February 2000, we acquired privately held VirTx, Inc., a leading provider of secure collaborative medical networks that are able to support the implementation of multimedia telemedicine, telehealth, and telescience collaboration. In connection with the transaction, the Company issued approximately 1.9 million shares of our common stock to VirTx and may issue up to an additional 1.9 million shares pursuant to an earn-out arrangement. This transaction will be accounted for as a purchase and the Company estimates that the majority of the purchase price will be allocated to goodwill and other intangible assets.

We concluded a $60 million private equity offering in March 2000. We sold 4 million shares of our common stock at $15 per share. After payment of investment fees and expenses, we netted approximately $55.7 million. We believe this financing will assist us in continuing our growth and executing our business strategy.

In March 2000, we acquired an exclusive 10-year license from Quantum Digital Technology (previously known as CypherComm, Inc.) for application of that company's security encryption and data scrambling technology. We intend to embed the security technology into all of our application services and will seek to develop a separate subsidiary ("Newco Med") that will focus on selling security solutions to the health care industry. In return for the license, Quantum Digital will receive 25% of Newco Med profits, plus warrants to purchase up to 25% of Newco Med equity at $0.01 per share in case of certain equity financing of Newco Med. Pursuant to the agreement, we issued to Quantum Digital approximately 1.4 million shares of our common stock for the right to purchase up to 15 percent of the outstanding common stock of Quantum Digital for an aggregate cash purchase price of $15 million, either in a single transaction or in tranches over a period of up to five years. In addition, we will issue Quantum Digital a 10-year warrant to purchase an additional 1 million shares of our common stock at an exercise price of $20 per share following the introduction of a commercially distributable product using Quantum Digital's technology. We will also receive a seat on Quantum Digital's board of directors. In addition we have established a jointly owned technical lab for further development of the encryption technology to fit various markets. We will fund the lab jointly with Quantum Digital.

In April 2000, we entered into a 30-year management agreement and a preferred provider agreement with PrimeRx.com, Inc., formerly known as PrimeMed Pharmacy Services, Inc., a pharmacy management services company. PrimeRx.com offers a variety of managed care pharmacy services that enable its clients to more effectively manage their pharmacy benefits. PrimeRx.com's customers include physician offices and clinics, independent physician associations, physician practice management organizations, managed care health plans, nursing homes, correctional facilities, and community health centers. PrimeRx.com also operates more than 40 pharmacies across 9 states serving more than 1,000,000 managed care enrollees. In connection with this agreement, we have management control and are financially responsible for the obligations and commitments of PrimeRx.com.

In May 2000, we acquired Illumea Corporation in exchange for approximately 1.3 million shares. Illumea develops and markets Internet-based remote inspection and image sharing solutions in the medical and life sciences industries. This transaction will be accounted for as a purchase and the Company estimates that the majority of the purchase price will be allocated to goodwill and other intangible assets.

We established a majority owned master reseller for the AustralAsia region called B2B.Net Technology Ltd. (B2B.Net). B2B.Net will act as a direct reseller of our products in Australia and as an agent for sub-reselling in other AustralAsia regions.

B2B.Net recently completed a reverse acquisition of an Australian Stock Exchange company and at the same time has completed an underwritten offering for approximately $6.0 million Australian for working capital purposes. The working capital will be used to implement a staffing and business infrastructure in the region and to establish early reference clients.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of e-MedSoft.com:

     We have audited the accompanying consolidated balance sheet of e-MedSoft.com (a Nevada corporation) and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the four months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of e-MedSoft.com and subsidiaries as of March 31, 1999, and the results of their operations and their cash flows for the four months ended March 31, 1999 in conformity with generally accepted accounting principles.


                                  /s/ Arthur Andersen LLP

                                  ARTHUR ANDERSEN LLP

Los Angeles, California
September 10, 1999
                                 e-MedSoft.com
                           Consolidated Balance Sheet
                                 March 31, 1999


ASSETS

Current Assets:
  Cash                                                      $    51,712
  Restricted cash                                               138,435
  Accounts receivable, net of allowance
   for doubtful accounts of $89,271                           4,181,285
  Other receivables                                           1,062,133
  Inventory                                                     713,002
  Related party receivables                                     193,263
  Prepayments and other                                         381,591
  Deferred taxes                                                 14,555
                                                            -----------
                                                              6,735,976
                                                            -----------
Long-Term Assets:
  Property and equipment, net                                 1,308,863
  Goodwill, net of amortization of $28,810                    8,054,630
  Deferred financing, net of amortization of
   $361,754                                                   1,363,439
                                                            -----------
                                                             10,726,932
                                                            -----------
                                                            $17,462,908
                                                            ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Line of credit                                            $   967,425
  Accounts payable                                            6,017,183
  Accrued liabilities                                           412,405
  Income taxes payable                                          165,280
  Current maturities of bridge financing                        650,623
  Current maturities of capitalized leases                      165,275
                                                            -----------
                                                              8,378,191
Long-Term Liabilities:
  Capital leases                                                416,409
  Bridge financing                                            1,361,877
  Other long-term liabilities                                 1,193,581
                                                            -----------
                                                              2,971,867
Stockholders' Equity:
  Common shares, $.001 par value,
   100,000,000 shares authorized,
   51,816,470 issued and outstanding                             51,816
  Paid in capital                                             6,951,312
  Accumulated deficit                                          (904,617)
  Accumulated other comprehensive income                         14,339
                                                            -----------
                                                              6,112,850
                                                            -----------
                                                            $17,462,908
                                                            ===========

The accompanying notes are an integral part of this consolidated balance sheet.

                                e-MedSoft.com
                     Consolidated Statement of Operations
                   For The Four Months Ended March 31, 1999


NET SALES                                                   $ 2,649,563

OPERATING EXPENSES:
  Cost of sales                                               1,998,505
  Software development costs                                     38,619
  Sales and marketing expense                                   188,340
  General and administrative                                    767,017
  Depreciation and amortization                                  46,303
                                                            -----------
     Total Operating Expenses                                 3,038,784

OPERATING LOSS                                                 (389,221)

OTHER INCOME (EXPENSE):
  Interest expense                                             (376,889)
  Other                                                             421
                                                            -----------
LOSS BEFORE INCOME TAXES                                       (765,689)

TAX PROVISION                                                   138,928

                                                            -----------

NET LOSS                                                    $  (904,617)
                                                            ===========

BASIC AND DILUTED LOSS PER SHARE                            $     (0.02)
                                                            ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                          38,061,371
                                                             ==========

The accompanying notes are an integral part of this consolidated financial statement.

                                 e-MedSoft.com
                     Consolidated Statement of Stockholders'
                     Equity and Comprehensive Income (Loss)
                    For The Four Months Ended March 31, 1999


                          Common Shares                               Accumulated
                                   Amount                                 Other
                                   (.001      Paid-In    Accumulated  Comprehensive    Total
                        Number   par value)   Capital     (Deficit)   Income (Loss)    Equity
                      ---------  ----------  ----------  -----------  -------------  -----------
Opening Balance,
 TSI
 December 1, 1998             -   $     -    $        -   $        -     $     -       $        -
Recapitalization
 of e-MedSoft         7,801,150     7,801         2,476            -           -           10,277
Common stock issued
 for acquisition
 of TSI assets       43,970,320    43,970       (43,970)           -           -                -
Shares issued
 for services            45,000        45       155,113            -           -          155,158
Issue of warrants
 for services                 -         -       225,000            -           -          225,000
Common stock con-
 tributed by TSI
 for acquisition
 of e-Net                     -         -     5,400,000            -           -        5,400,000
Common stock
 contributed by
 TSI for loan
 inducement                   -         -     1,212,693            -           -        1,212,693
Comprehensive income
 (loss):
  Operating losses of
   TSI through
   acquisition,
   January 7, 1999            -         -             -      (33,533)          -          (33,533)
  Operating losses of
  e-MedSoft for the
  period January 8,
  1999 to March 31,
  1999                        -         -             -     (871,084)          -         (871,084)

  Translation
  adjustment                  -         -             -            -      14,339           14,339
                                                                                       ----------
Comprehensive Income
(Loss)                        -         -             -            -           -         (890,278)
                     ----------   -------    ----------    ---------     -------       ----------
Balance,
  March 31,
  1999               51,816,470   $51,816    $6,951,312    $(904,617)    $14,339       $6,112,850
                     ==========   =======    ==========    =========     =======       ==========

The accompanying notes are an integral part of this consolidated financial statement.

                               e-MedSoft.com
                     Consolidated Statement of Cash Flows
                   For The Four Months Ended March 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $ (904,617)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation                                                   17,493
    Amortization of goodwill                                       28,810
    Amortization of deferred financing costs                      361,754
    Issuance of shares and warrants for services
     provided                                                     380,158
    (Increase)decrease in current assets:
      Accounts receivable                                      (1,304,693)
      Inventory                                                     6,713
      Prepayments and other                                        78,665
      Related party receivables                                  (185,567)
    Increase in current liabilities:
      Accounts payable and accrued liabilities                  1,043,300
      Income taxes payable                                         93,356
                                                               ----------
     Cash Used In Operating Activities                           (384,628)
                                                               ----------
CASH FLOWS FROM INVESTING ACTIVITIES--
  Net cash paid for acquisition of e-Net                       (2,254,658)
                                                               ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bridge financing for acquisition
   of e-Net                                                    $1,500,000
  Proceeds from other long-term liabilities                     1,500,000
  Payments on other long-term liabilities                        (306,419)
  Net decrease in capital leases                                   (2,583)
                                                               ----------
     Cash Provided by Financing Activities                      2,690,998
                                                               ----------
INCREASE IN CASH                                                   51,712
CASH AT THE BEGINNING OF THE PERIOD                                     -
                                                               ----------
CASH AT THE END OF THE PERIOD                                  $   51,712
                                                               ==========
SUPPLEMENTAL CASH FLOW DATA--Cash paid during the year for:
    Interest                                                   $    3,150
    Income taxes                                               $        -

NON-CASH TRANSACTIONS
  Transfer of restricted stock for acquisition
   of e-Net                                                    $5,400,000
  Transfer of restricted stock for inducement
   to lend                                                      1,212,693
                                                               ----------
                                                               $6,612,693
                                                               ==========

                                 e-MedSoft.com
                 Notes to Consolidated Financial Statements
         As of March 31, 1999 and For The Four Months Then Ended

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation and Risk

e-MedSoft.com ("e-MedSoft" or the "Company") was initially organized in Nevada on August 25, 1986, under the name of High Hopes, Inc., in order to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships.

On January 7, 1999, e-MedSoft.com acquired the assets of TSI Technologies and Holdings, LLC ("TSI"), formerly known as Sanga e-Health, LLC for 41,417,176 restricted shares of the Company's common stock which represented 80% of the then outstanding shares. This transaction was accounted for as a reverse acquisition. Therefore, the statements included herein combine the operations of TSI from its inception, December 1, 1998, through the acquisition date and its assets at the acquisition date at carry over basis. In addition, the statements include the operations of e-MedSoft after the acquisition through March 31, 1999.

On March 19, 1999 the Company acquired all of the outstanding shares of e-Net Technology LTD ("e-Net", formerly Palm Technology LTD). This acquisition has been accounted for under the purchase method. On May 28, 1999, e-MedSoft.com changed its year-end from May 31 to March 31. Accordingly, the results of operations presented herein for the four month period ended March 31, 1999 reflect approximately 13 days of e-Net's operations.

e-MedSoft.com acquired and has continued to develop an Internet-based information and transaction platform application and software designed to facilitate and streamline interactions among physicians, payers, suppliers and patients. However, the Company's revenue and income potential from its Internet solutions business is unproven. For the period ended March 31, 1999, the Company generated all its revenue from e-Net's computer hardware and software sales. In addition to being subject to all the risks of an early stage enterprise, the Company is subject to numerous other risks, including rapidly changing and evolving standards, an unproven business model, lack of capital and other risks.

    Principals of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, e-Net. All significant intercompany transactions and accounts have been eliminated.

    Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

    Accounts Receivable

Accounts receivable consists primarily of trade receivables from the sale of hardware and software to the Company's customers. The Company continually reviews its trade receivables for collectibility and provides reserves as needed. Concentration of credit risk with respect to accounts receivable are limited due to the diversity of the Company's client base.

    Inventory

Inventory, which consists of purchased computer and software products, is stated at the lower of cost or market. Cost is determined by the first-in, first-out
(FIFO) method for the Company's foreign inventory. The Company did not have any domestic inventory at March 31, 1999.

    Other Receivables

Other receivables primarily consist of amounts due to e-Net from a major supplier for reimbursement of certain promotional and marketing costs.

    Fair Value of Financial Instruments and Concentration of Credit Risk

The carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments.

    Property and Equipment

Property and equipment are stated at cost, net of accumulated amortization and depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, generally three to six years.

Leasehold improvements and equipment acquired under capital leases are amortized over the shorter of the remaining lease term or the estimated useful life of the related asset.

    Goodwill

Goodwill related to the acquisition of e-Net is amortized over a ten year life. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related facility's undiscounted cash flow over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

    Software Development Costs

The Company is internally developing software that it plans to market to providers, payers, suppliers and consumers. All costs incurred related to the development of the software have been expensed. Once the Company concludes that technological feasibility is obtained, all subsequent development costs will be capitalized and reported at the lower of unamortized cost or net realizable value. Software development costs are included in operating expenses in the accompanying consolidated statement of operations.

    Recognition of Revenues

The Company's products and services are provided based upon purchase orders and contractual agreements. Revenues from the sale of hardware and software are recorded upon delivery and installation of the equipment at the customer site. Revenues from services are recorded upon performance. To date, the Company has derived no revenues from the sale of its web-based services.

    Income Taxes

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes," which uses the liability method to calculate defined income taxes.

    Translation of Foreign Currencies

Assets and liabilities of foreign subsidiaries are translated at the current exchange rates, and the effects of these translation adjustments are reported as a separate component of stockholders' equity. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates that prevailed over the applicable period.

    Basic and Diluted Loss Per Share

In accordance with SFAS No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing the net earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and common equivalent shares outstanding during the period.

Common equivalent shares, consisting of incremental common shares issuable upon the exercise of stock options and warrants are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

A summary of the shares used to compute net loss per share is as follows:

                                                   Four Months Ended
                                                    March 31, 1999
                                                    --------------
     Weighted average common shares
      used to compute basic net loss
      per share..............................          38,061,371
     Effect of dilutive securities...........                --
                                                       ----------
     Weighted average common shares
      used to compute diluted net
      loss per share.........................          38,061,371
                                                       ==========

For the four months ended March 31, 1999, options and warrants to purchase 1,222,429 shares of common stock were excluded from the computation of diluted loss per share as such options and warrants were anti-dilutive.

    Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was amended by SFAS No. 137. The Company is required to adopt this new standard in April 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on the Company's financial condition or results of operations.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on Costs of Start-up Activities" ("SOP 98-5"), which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. The adoption of SOP 98-5 had no material effect on the Company's financial position or results of operations.

The Company adopted SFAS No. 130, "Reporting Comprehensive Income." For year-end financial statements, SFAS No. 130 requires that comprehensive income, which is the total of net income and all other non-owner changes in equity, be displayed in a financial statement with the same prominence as other consolidated financial statements. The Company displays the components of other comprehensive income in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss).

2.  BUSINESS COMBINATIONS

    Acquisition of Health Care Management System

On January 7, 1999, the Company acquired from TSI, the rights to a JAVA-based, on-line healthcare management system in exchange for 41,417,176 restricted shares (post-split) of the Company's common stock. In addition, in exchange for finder's fees and services, the Company issued 2,553,144 restricted shares of the Company's common stock and 1,035,429 warrants to purchase restricted shares of the Company's common stock exercisable at $.25 per share over five years. As a result of these transactions, SEH owned approximately 80% of the then outstanding shares and is considered the acquiring company. This transaction is considered a reverse acquisition that resulted in a capital reorganization. Accordingly, the Company's assets have been reflected at book value and the acquiring company's assets at acquisition date have been reflected at their carryover basis. There has been no goodwill or intangible assets recognized for this acquisition in the financial statements. No significant costs were incurred in preparing the software for commercial use prior to December 1, 1998. In connection with this transaction, the Company completed a 5 for 1 forward stock split having a record date of January 4, 1999, which has been reflected for all data presented.

    Acquisition of e-Net Technology LTD

On March 19, 1999, the Company completed the acquisition of all of the issued and outstanding stock of e-Net Technology Ltd. ("e-Net")(formerly Palm Technology Holdings LTD), a U.K. based company, for approximately $7,600,000 consisting of $2,200,000 in cash and $5,400,000 in stock. e-Net is a diversified computer services company, providing training, technical support, computer software and computer hardware to a broad range of customers. This acquisition has been accounted for under the purchase method and therefore, the financial statements presented herein include the operations of e-Net from the acquisition date.

The Company purchased the shares of e-Net pursuant to a Share Acquisition Agreement, which was originally entered into on July 22, 1998 between the shareholders and Sanga International ("Sanga"). (Sanga was during the period a member of e-MedSoft's principal shareholder, TSI, and it ceased being a member on July 30, 1999.) At the close, the Company paid $2,200,000 in cash. Of this amount $1,500,000 was borrowed and the balance was paid out of working capital (see Note 5). In addition, SEH contributed and transferred 3 million of its restricted shares to Sanga International for consideration of Sanga's assignment of all rights and obligations under its agreement. These shares have been valued by an independent appraiser at $5,400,000. The following table details the allocation of the e-Net purchase price:

Purchase price                                            $7,590,102
   Acquisition costs                                          65,336
                                                          ----------
   Adjusted purchase price                                 7,655,438

Less:  e-Net's historical net book value                    (428,002)
                                                          ----------
Goodwill                                                  $8,083,440
                                                          ==========

The Company considered other potential intangible assets for which it may be appropriate to assign value such as franchise agreements, leases and customer lists. The goodwill is preliminary and subject to adjustment and the 10-year amortization represents management's best estimate of the future benefit of this acquisition.

The 10-year amortization represents management's best estimate of the future benefit of this acquisition.

The following pro forma information, for the four months ended March 31, 1999, gives effect to the acquisition of e-Net as if such transaction had occurred at the beginning of the Company's operations on December 1, 1998 (unaudited):

Net sales                                                   $8,596,644
Operating expenses                                           8,933,552
Amortization of goodwill                                       269,629

Net loss                                                    $ (851,148)
Net loss per share                                               $(.02)

The pro forma information does not include amortization of financing costs of $361,754 incurred in connection with the transaction since these costs are considered to be one time only costs.

3.  SOFTWARE LICENSE/ASSIGNMENT OF RIGHTS UNDER FINANCING AGREEMENTS

On January 23, 1999, the Company approved and ratified the termination of the Software License Agreement which was entered into on December 2, 1998 between TSI and Sanga for the sub-licensing of the healthcare management system's software ("Software") to end-users thereof. The effect of this termination was the assignment and transfer from Sanga to the Company of all right, title and interest under or with respect to all of Sanga's contractual rights and privileges arising from their agreements with various healthcare providers for the sub-leasing of the Software. In connection therewith, previous funding received by Sanga from such healthcare agreements was transferred to the Company. The funding received by Sanga was based on an agreement between a finance company and a member of TSI, to provide an initial funding of $1.5 million for accounts receivable to be derived from signed Master Agreements and Memorandums of Understanding. The Company has reflected these funds as other long-term liabilities.

4.  PROPERTY AND EQUIPMENT

Property and equipment at March 31, 1999 consisted of the following:

Computer equipment                                        $  552,238
Office equipment, furniture and fixtures                     236,195
Automobiles                                                  537,923
                                                          ----------
                                                           1,326,356
Less accumulated depreciation                                (17,493)
                                                          ----------
Property and equipment, net                               $1,308,863
                                                          ==========

Property and equipment included assets acquired under capital lease obligations with a cost of approximately $915,496.

5.  DEBT AND CAPITAL LEASES

During the year the Company borrowed $750,000 from Trammel Investors, LLC ("Trammel") and $750,000 from Donald H. Ayers for the acquisition of e-Net. These loans were evidenced by secured promissory notes totaling $1,750,000 ("bridge financing"). Trammel's note was $250,000 more than the amount of its loan as payment of a finders fee and certain other costs. The Company also agreed to pay an origination fee to each lender in the amount of fifteen percent of the amount of the promissory notes with such fees to be payable in fifteen equal monthly payments commencing April 19, 1999. In connection with this financing the Company issued to each lender five year warrants to purchase 250,000 shares of the Company's common stock at $3.85 (average closing bid of the Company's stock during the five trading days before March 19, 1999). In addition, TSI, the Company's majority shareholder, guaranteed the loans and transferred to each lender one million restricted shares of the Company's common stock as an inducement to make the loans. The Company also entered into a registration rights agreement that provides certain registration rights to the lenders with respect to the two million shares and the shares underlying the warrants. The Company has obtained an independent valuation of these shares. The warrants have been valued by the Black Scholes option-pricing model. In line with these valuations the $1,500,000 received from the lenders has been allocated between debt and paid in capital. This allocation is based on the total estimated value of notes, shares and warrants received by the lenders. As a result, $1,212,693 has been allocated to paid in capital for the shares transferred and warrants issued and $287,307 has been allocated to bridge financing debt. The difference between the amount allocated to debt and the actual notes and fees payable resulting from this transaction is $1,725,193. This amount has been reflected as deferred financing costs that accrete to the bridge financing debt of $1,750,000 and finance costs payable of $262,500. In addition debt was assumed in the acquisition of e-Net.

During the four months ended March 31, 1999, the Company received $1,500,000 from one of the Company's strategic partners. These advances were provided in accordance with its agreement to provide an initial funding for accounts receivable to be derived from signed Master Agreements and Memorandum of Understanding. The Company has repaid approximately $306,000 of this liability at March 31, 1999. Repayment of the remaining balance will be based on the collection of revenue from those certain contracts that secure this liability. The Company anticipates repayment of such obligation to occur in the year ending March 31, 2001.

Debt at March 31, 1999 is as follows:

     Bridge financing secured by the Company's
      assets, 12% interest, due May 19, 1999 and related
      origination fees                                        $2,012,500
     Line of credit, interest at 2.5% above bank base
      rate (5.5% at March 31,1999 and average rate),
      with a minimum interest of 6%, expiring July 31,1999       967,425
      Capital leases, interest at various
      rates ranging from 9.75% to 11%,                           581,684
      expiring from 2000 through 2003
    Other long-term liability                                  1,193,581
                                                              ----------
     Total debt                                               $4,755,190

     Less current portion                                     $1,783,323
                                                              ----------

     Long-term portion                                        $2,971,867
                                                              ==========

Subsequent to year-end, the Company renegotiated the terms of the bridge financing. As a result, the $750,000 note payable to Don Ayers was exchanged for 150,000 warrants to acquire 150,000 shares of the Company's common stock at $.01. This transaction will be reflected as a reduction of debt and an increase to paid in capital. The payout terms on the remaining note to Trammel for $1,000,000 were extended 24 months to May 19, 2001. The Company agreed to make a $300,000 principal payment to Trammel to obtain this extension. The remaining unpaid origination fees of $210,000, in connection with the original transaction were waived by the debt holders.

The five year debt maturity schedule, adjusted for the above subsequent events, is as follows:

     Year ending March 31:

                 2000        $1,783,323
                 2001        $1,725,870
                 2002        $  285,997
                             ----------
                             $3,795,190
                             ==========

Also, subsequent to year-end, the Company entered into a financing arrangement with its strategic partner to fund the Company's operations in an amount not to exceed $5,500,000. The obligation, which is secured by the Company's assets, bears interest at prime plus 1% and is due one year from the draw date or on the date the Company successfully obtains refinancing for the amounts loaned under the financing arrangement, whichever is the earlier date. The Company borrowed $2,500,000 through September 10, 1999.

6.  OPERATING LEASE COMMITMENTS

At March 31, 1999, the Company had operating lease obligations for office space, primarily branch offices, in England expiring at various dates through 2005. The minimum aggregate annual rentals were $250,000, of which $11,500 is reflected in the Company's statement of operations since the e-Net acquisition date.

Subsequent to year-end, the Company entered into a lease agreement for office space in California which expires in 2004. Also, the Company is negotiating an agreement for additional lease space it currently occupies under an interim agreement for $19,000 per month. The minimum annual rental for the California office space is approximately $86,000.

Future minimum lease payments on noncancelable operating leases, adjusted for the above subsequent events, is as follows:

     Year ending March 31:

                  2000          $  306,116
                  2001             265,356
                  2002             236,134
                  2003             206,912
                  2004             206,912
                  Thereafter       136,347
                                ----------
                                $1,357,777
                                ==========

7.  DEFERRED FINANCING

Deferred financing costs resulting from the acquisition bridge financing (see
Note 5) will be amortized over the life of the bridge financing. During the year ended March 31, 1999, $361,754 was reflected in financing costs.


8.  RELATED PARTY TRANSACTIONS

The Company has transactions with related parties, primarily as a result of the realignment of its operations in connection with the acquisition and development of the healthcare management system. At March 31, 1999, the Company had related party receivables of $193,263.

In December, 1998, a finance company, transferred $750,000 to Sanga in accordance with an agreement to provide an initial funding of $1.5 million for accounts receivable to be derived from signed Master Agreements and Memorandum of Understanding. On January 23,1999, Sanga assigned and transferred to the Company all rights, title and interest under or with respect to all of Sanga's contractual rights and privileges arising from their agreements with various healthcare providers for the sub-leasing of the Software. Additionally, the rights held by Sanga International, Inc. in and to its funding agreement with the finance company was assigned to the Company. In connection with these activities, the previous funding received by Sanga from such healthcare agreements was legally transferred to the Company and has been reflected as other long-term liabilities. Subsequent to and arising out of this assignment, Sanga International, Inc. transferred $604,970 of that funding to e-MedSoft.com. The remaining balance of $145,030 is reflected as a related party receivable from Sanga International, Inc. to the Company at March 31, 1999.

The Company's President, Chief Executive Officer and Chairman of the Board also served as President and Chief Executive Officer of Sanga International through July 30, 1999 and is a Co-Manager of TSI, the majority shareholder of e-MedSoft.

During the period, HealthMed, a member to TSI, has paid certain expenses on behalf of the Company and TSI. In addition, the Company has reimbursed HealthMed for certain of these expenses and has paid certain expenses on behalf of TSI. As of March 31, 1999 the Company had a total receivable due from HealthMed and TSI of approximately $15,800.

In addition, prior to the Company's acquisition of e-Net, e-Net paid certain expenses on the behalf of Sanga's U.K. operations. As of March 31, 1999, the Company had a receivable of $32,433 in this regard.

9. STOCKHOLDERS' EQUITY

On January 7, 1999, the Company issued 43,970,320 restricted shares (post-split) of the Company's common stock and 1,035,429 warrants to purchase restricted shares of the Company's common stock for the acquisition of a healthcare management system. This transaction resulted in a reverse acquisition with TSI as the acquiring company (see Note 2). In connection with this transaction, the Company completed a 5 for 1 forward stock split having a record date of January 4, 1999 increasing the shares outstanding by 6,240,920. The 5 for 1 forward stock split is reflected in the Company's financial statements presented herein.

In March 1999, the Company issued 45,000 shares of restricted stock as payment for consulting services. The fair market value of these restricted common shares has been expensed as general and administrative expense.

Subsequent to year-end, the Company amended its Articles of Incorporation to provide that the Company has the authority to issue 100,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. The preferred stock has rights and privileges as determined by the Company's Board of Directors.

10.  WARRANTS AND STOCK OPTIONS

Warrants

In January 1999, the Company issued warrants to purchase 50,000 shares of the Company's common stock at $.25 to a consultant in exchange for professional services. The Company recorded an expense of $225,000 which represents the Company's estimate of the fair market value of services rendered. Had the Company valued the warrants using the Black Scholes option-pricing model, the value of the warrants would have been comparable.

At March 31, 1999, the Company had issued 1,585,429 warrants to purchase 1,585,429 restricted shares of the Company's common stock. The purchase price of the warrants ranged from $.25 to $3.85 over a five year period with an aggregate purchase price of $2,196,357. Of these warrants, 1,035,429 were issued in connection with the acquisition of the Internet based health care management software and 500,000 were issued in connection with the funding of the e-Net acquisition.

In May 1999, the Company entered into a one year exclusive agreement with an investment banking firm to provide numerous services to the Company including, but not limited to, assistance to the Company on corporate developments and financing strategies, identifying prospective investors and acquisition targets, performing due diligence and valuation analyses of such targets. In connection with this agreement, the Company issued three separate warrants of 1,725,715 each to purchase an aggregate of 5,177,145 shares of the Company's common stock. The warrants were immediately exercisable at prices of $3.50, $5.00 and $7.00 per share. The warrants issued by the Company in favor of the investment banking firm are cancelable by the Company in certain events arising out of circumstances where the investment banking firm fails to abide by the terms of its investment banking agreements with the company.

In June 1999, the Company issued warrants to purchase 150,000 shares of common stock at $.01 each in satisfaction of a $750,000 note payable (see Note 5).

Stock Options

In February 1999, the Company's Board of Directors approved the establishment of the 1999 Stock Compensation Plan (the "1999 Plan"). The 1999 plan has not yet been submitted to the Company's stockholders for their approval. The total number of shares of common stock subject to options under the 1999 Plan is 5,000,000 plus an annual increase on the first day of the fiscal year beginning April 1, 1999, the lesser of 1,000,000 common shares or 4% of the outstanding common shares on such date, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the Board of Directors.

The 1999 Plan also provides that the Board may issue restricted stock pursuant to restricted stock right agreements which will contain such terms and conditions as the Board determines.

The Company has granted stock options to officers and employees subject to the approval of the 1999 Plan by the Company's stockholders. The options expire in 10 years on March 4, 2009, and vest over a three year period. The Company has elected to follow APB No. 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for option plans. Had the determination of compensation costs been based on the fair market value at the grant dates for awards under these plans, consistent with the method of SFAS No. 123, the Company's net loss would have been $(910,560) and basic and diluted loss per share would have been $(0.02) for the four months ended March 31, 1999. At March 31, 1999, the Company's officers and employees held 137,000 of the Company's outstanding stock options of which none were exercisable. Information relating to stock options during 1999 is as follows:




                                                 Option Price
                                     Number of     Per Share
                                      Shares       Average
                                     ---------   ------------
     Shares under option at
      December 1, 1998                   -             -
     Granted                          209,000       $ 2.56
     Exercised                           -             -
     Forfeited                        (72,000)      $ 2.56
                                      -------       ------
     Shares under option at
      March 31, 1999                  137,000       $ 2.56
                                      =======       ======


The fair value of each option grant is estimated on the date of grant by using the Black Scholes option-pricing model. The following weighted average assumptions were used:

          Expected dividend yield .........    0%
          Expected volatility .............    110%
          Risk-free interest rates ........    5.55%
          Expected option lives (years)....    3
          Weighted average fair value
           of options granted during
           the period .....................    $1.76

Subsequent to year-end, the Company entered into an employment agreement with its Chairman and Chief Executive Officer for an initial term of three years beginning January 15, 1999. The agreement provides for a base salary, bonus and other benefits. The agreement also provides that the Chairman and Chief Executive Officer earns 5,000 shares of the Company's common stock for each month of employment and additional shares if the Company meets certain net sales targets.

On September 9, 1999, the Company committed to issue 195,000 common shares at $1.00 per share to certain members of management of e-Net in connection with short-term financing obtained from such executives.

The Company's subsidiary, e-Net, contributed approximately $1,500 to a defined contribution pension plan from the date of the acquisition through March 31, 1999.

11.  INCOME TAXES

The provision for income taxes consists of the following:

          Current:
            Domestic ......................    $      -
            Foreign .......................     138,228
          Deferred ........................         700
                                               --------
          Provision for income taxes ......    $138,928
                                               ========

Loss before income taxes is net of approximately $448,153 of income related to the Company's U.K. operations.

The components of the Company's net deferred tax asset are as follows:

     Net operating loss                          $ 709,462
     Depreciation                                   14,555
                                                 ---------
                                                   724,017
     Valuation reserve                            (709,462)
                                                 ---------
     Net deferred tax asset                      $  14,555
                                                 =========

A reconciliation of the provision for income taxes to the amount computed at the federal statutory rate is as follows:

     Federal income tax at statutory rate        $(307,570)
     State income tax, net of federal benefit      (52,958)
     Foreign taxes at rates less than domestic
      rates                                         13,444
     Change in valuation reserve                   485,462
     Permanent differences                             550
                                                 ---------
                                                 $ 138,928
                                                 =========

The net operating losses expire in 2012. Because of a change in ownership of the Company, future utilization of these loss carryovers has been limited, and consequently, the deferred tax asset has been fully reserved.

12.  SEGMENT INFORMATION

In June 1997, SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" was issued effective for fiscal years beginning after December 15, 1997.

e-MedSoft.com derives its revenue from two operating segments: (1) transaction and information services, primarily healthcare, delivered over the Internet, private intranets or other networks and consulting contracts related to these services and (2) the sale and installation of hardware and software products. During the current fiscal period, the Company derived all of its revenues from its operations in the United Kingdom, primarily from computer hardware and software sales.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective business segments.

The Company's revenues from external customers and the long-lived assets at March 31, 1999, classified by geographic area, were as follows (in thousands):

                                         United     United
                                         States     Kingdom     Total
                                         ------     -------     -----

     Revenues ........................   $  -       $2,650      $ 2,650
     Long-lived assets ...............    9,654      7,794       17,448



The Company's U.K. subsidiary, e-Net, has three customers which sales represent a significant portion of e-Net's net sales for the 13 days in the period ended March 31, 1999. Sales to these customers were 24%, 15% and 11% of net sales for the thirteen days in the period ended March 31, 1999. e-Net also had two significant suppliers that amounted to 71% and 14% of purchases for the 13 days ended March 31, 1999.

13.  SUBSEQUENT EVENTS

On September 1, 1999, the Company acquired from University Affiliates IPA ("UA," an affiliate of University of Southern California School of Medicine) a managed care computer software technology for approximately $6,500,000, including a cash payment of $2,000,000 and the issuance of 1,721,973 shares of the Company's common stock with an approximate value of $4,500,000. In addition, the Company entered into a ten-year contract with UA for exclusive access to UA's network of more than 2,500 physicians. The agreement includes revenue sharing of UA's network and exclusive use of the technology in connection with UA's expansion of its physician network. In addition, the Company has agreed to finance certain costs to further develop the software.

To the Stockholders and Board of Directors of e-MedSoft.com:

     We have audited the accompanying statements of operations, stockholders' equity and cash flows of e-MedSoft.com for the period June 1, 1998 to January 7, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements of e-MedSoft.com referred to above present fairly, in all material respects, the results of its operations and its cash flows for the period June 1, 1998 to January 7, 1999 in conformity with generally accepted accounting principles.


                                  /s/ Arthur Andersen LLP

                                  ARTHUR ANDERSEN LLP

Los Angeles, California
September 10, 1999
                               e-MedSoft.com
                          Statement of Operations
                For The Period June 1, 1998 to January 7, 1999


NET SALES                                                    $         -

OPERATING EXPENSES
  Cost of sales                                                        -
  Sales and marketing expense                                        812
  General and administrative                                       4,607
                                                             -----------
     Total Operating Expenses                                      5,419

OPERATING LOSS                                                    (5,419)

OTHER INCOME (EXPENSE)
  Interest expense                                                  (937)
                                                             -----------

LOSS BEFORE INCOME TAXES                                          (6,356)

TAX PROVISION                                                          -
                                                             -----------
NET LOSS                                                     $    (6,356)
                                                             ===========
BASIC AND DILUTED LOSS PER SHARE                             $     (0.00)
                                                             ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                            7,052,059
                                                             ===========

                                 e-MedSoft.com
                       Statement of Stockholders' Equity
                 For the period June 1, 1998 to January 7, 1999


                          Common Shares
                              Amount
                                   (.001      Paid-In     Accumulated      Total
                      Number     par value)   Capital      (Deficit)       Equity
                     ---------   ----------  ----------   -----------   -----------

Balance,
 May 31, 1998        7,001,150    $7,001      $529,146    $(561,110)    $ (24,963)

Common stock
 issued for
 retirement of
 debt                  800,000       800        40,796            -        41,596

Net loss                     -         -             -       (6,356)       (6,356)
                     ---------    ------      --------    ---------      ---------
Balance,
 January 7, 1999     7,801,150    $7,801      $569,942    $(567,466)    $  10,277
                     =========    ======      ========    =========     =========

                                e-MedSoft.com
                            Statement of Cash Flows
                For The Period June 1, 1998 to January 7, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                    $    (6,356)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
     (Increase) in prepayments and other
       receivables                                                 (5,420)
     Increase in accounts payable and
       accrued liabilities                                          7,350
                                                               ----------
     Cash Used in Operating Activities                             (4,426)
                                                               ----------
CASH FLOWS FROM FINANCING ACTIVITIES--
  Proceeds from notes payable                                       4,000
                                                               ----------

DECREASE IN CASH                                                     (426)

CASH AT THE BEGINNING OF THE PERIOD                                   617
                                                               ----------

CASH AT THE END OF THE PERIOD                                  $      191
                                                               ==========

SUPPLEMENTAL CASH FLOW DATA Cash paid during the year for:
    Interest                                                   $        -
    Income taxes                                                        -

NON-CASH TRANSACTIONS
  Issuance of restricted stock for payment
   of debt                                                     $   41,596

                                 e-MedSoft.com
                  Notes to Closing Financial Statements For the
                   Period from June 1, 1998 to January 7, 1999

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation

e-MedSoft.com ("e-MedSoft" or the "Company") was initially organized in Nevada on August 25, 1986, under the name of High Hopes, Inc., in order to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships.

On January 7, 1999, e-MedSoft.com acquired the assets of TSI Technologies and Holdings, LLC ("TSI") formerly known as Sanga e-Health, LLC for 41,417,176 restricted shares of the Company's common stock which represented 80% of the then outstanding shares. This transaction was accounted for as a reverse acquisition. Therefore, the closing financial statements included herein present the operations of the Company from June 1, 1998 to January 7, 1999. The Company had minimal activity for this period.

     Per Share Information

In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing the net earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and common equivalent shares outstanding during the period.

Common equivalent shares, consisting of incremental common shares issuable upon the exercise of stock options and warrants are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

A summary of the shares used to compute earnings per share is as follows:


                                                     Period from
                                                   June 1, 1998 to
                                                   January 7, 1999
                                                   ---------------
     Weighted average common shares
      used to compute basic net loss
      per share..............................          7,052,059
     Effect of dilutive securities...........                --
                                                       ---------
     Weighted average common shares
      used to compute dilutive net
      loss per share.........................          7,052,059
                                                       =========

     Income Taxes

As of January 7, 1999, e-MedSoft had net operating losses available for carry-over to future years of approximately $560,000, expiring in 2012. Because of changes in ownership of the Company, future utilization of these loss carryovers has been limited, consequently the deferred tax asset of approximately $224,000 has been fully reserved.

     Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported period. Actual results could differ from those estimates.

2.  STOCKHOLDERS' EQUITY

In December 1998, in conjunction with the anticipated acquisition of TSI's Internet based health care management system, the Company's Board of Directors approved a 5 for 1 forward stock split for stockholders of record on January 4, 1999. All prior share information has been restated to reflect the stock split.

On December 24, 1998, e-MedSoft.com issued 800,000 shares (post-split) of the Company's stock, for the retirement of debt and other liabilities, which, in aggregate, amounted to $41,596.

3.  REVERSE ACQUISITION OF E-MEDSOFT.COM

On January 7, 1999, the Company acquired the assets of TSI for 41,417,176 restricted shares of the Company's common stock. In addition, as consideration for finder's fees and services, the Company issued 2,553,144 restricted shares of the Company's common stock and 1,035,429 warrants to purchase restricted shares of the Company's common stock. As a result of this transaction, TSI owned approximately 80% of the then outstanding shares. This transaction was accounted for as a reverse acquisition that resulted in a capital reorganization.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
PrimeRX.com, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' deficiency and cash flows present fairly, in all material respects, the financial position of PrimeRX.com, Inc. (formerly PrimeMed Pharmacy Services Group, Inc.) and Subsidiaries (the "Company") as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Las Vegas, Nevada
March 24, 2000, except for note 14 as to which the date is April 7, 2000

PRIMERX.COM, INC. AND SUBSIDIARIES
(FORMERLY PRIMEMED PHARMACY SERVICES GROUP, INC.)
CONSOLIDATED BALANCE SHEETS
As Of December 31, 1999 And 1998


                                                    1999            1998
                                                ------------    ------------
ASSETS:
Current assets:
 Cash                                           $    407,673    $          -
 Accounts receivable, net of allowance for
  doubtful accounts of $460,517 (1999) and $0
  (1998)                                           7,427,597       1,798,390
 Inventory                                         4,025,577         773,024
 Prepaid expenses                                    157,415          33,915
                                                ------------    ------------
     Total current assets                         12,018,262       2,605,329
                                                ------------    ------------
Property and equipment (net)                       2,380,596         540,842
                                                ------------    ------------
Other assets:
 Goodwill and other intangibles, net of
  accumulated amortization of $186,637 (1999)      5,217,499               -
 Deposits and other assets                           349,434         100,074
                                                ------------    ------------
Total other assets                                 5,566,933         100,074
                                                ------------    ------------
                                                $ 19,965,791    $  3,246,245
                                                ============    ============
LIABILITIES AND SHAREHOLDERS' DEFICIENCY:
Current liabilities:
 Accounts payable                               $  4,960,151    $    823,598
 Accrued liabilities                                 872,774         137,285
 Current portion of long-term debt                 2,109,293         366,923
 Current portion of capital lease obligations        264,817               -
                                                ------------    ------------
Total current liabilities                          8,207,035       1,327,806

Long-term debt, less current portion               4,234,170          34,221
Capital lease obligations, less current portion      953,388               -
Advances from shareholders                         9,351,442       3,455,000
                                                ------------    ------------
Total liabilities                                 22,746,035       4,817,027
                                                ------------    ------------
Commitments and contingencies

Shareholders' deficit:
 Common stock, $.01 par value, 400,000 shares
  authorized, 204,500 (1999) and 188,000 (1998)
  shares issued and outstanding                        2,045           1,880
 Additional paid-in capital                          474,555         468,120
 Accumulated deficit                              (3,256,844)     (2,040,782)
                                                ------------    ------------
Total shareholders' deficit                       (2,780,244)     (1,570,782)
                                                ------------    ------------
                                                $ 19,965,791    $  3,246,245
                                                ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

PRIMERX.COM, INC. AND SUBSIDIARIES
(FORMERLY PRIMEMED PHARMACY SERVICES GROUP, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
For The Years Ended December 31, 1999 And 1998

                                                    1999            1998
                                                ------------    ------------
Revenues:
Sales                                           $ 40,942,597    $  9,118,080
Management fee income                                908,393               -
                                                ------------    ------------
Total revenues                                    41,850,990       9,118,080
                                                ------------    ------------

Cost of sales                                    (31,122,902)     (7,136,111)
                                                ------------    ------------
Gross profit                                      10,728,088       1,981,969
                                                ------------    ------------
Operating expenses:
Payroll and related expenses                       7,702,635       2,073,509
Selling, general and administrative                2,752,158       1,289,638
Occupancy expenses                                   946,776         224,627
Provision for pharmacy closings                      169,387               -
                                                ------------    ------------
Total operating expenses                          11,570,956       3,587,774
                                                ------------    ------------

Operating income (loss)                             (842,868)     (1,605,805)

Interest expense, net                               (365,694)        (10,632)
                                                ------------    ------------

Loss before income tax provision                  (1,208,562)     (1,616,437)
                                                ------------    ------------
Income tax provision                                   7,500               -
                                                ------------    ------------
Net loss                                        $ (1,216,062)   $ (1,616,437)
                                                ============    ============

The accompanying notes are an integral part of these consolidated financial statements

PRIMERX.COM, INC. AND SUBSIDIARIES(FORMERLY PRIMEMED PHARMACY
SERVICES GROUP, INC.)CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
DEFICIENCY for  The Years Ended December 31, 1999 And 1998


                                   Common Stock           Additional
                                -------------------        Paid-in       Accumulated
                                 Shares     Amount         Capital         Deficit           Total
                                -------     ------        ---------      ------------      --------
---

Balances, December 31, 1997       1,400     $   14        $  99,986      $   (424,345)   $  (324,345)

Stock split                      38,600        386             (386)                -              -

Issuances of common stock       160,000      1,600          398,400                 -        400,000

Repurchases of common stock     (12,000)      (120)         (29,880)                -        (30,000)

Net loss                              -          -                -        (1,616,437)     (1,616,437)

Balances, December 31, 1998     188,000      1,880          468,120        (2,040,782)     (1,570,782)

Issuances of common stock        16,500        165            6,435                 -           6,600

Net loss                              -          -                -        (1,216,062)     (1,216,062)

Balances, December 31, 1999     204,500     $2,045         $474,555       $(3,256,844)    $(2,780,244)


The accompanying notes are an integral part of these consolidated financial statements.

PRIMERX.COM, INC.  AND SUBSIDIARIES
(FORMERLY PRIMEMED PHARMACY SERVICES GROUP, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended December 31, 1999 And 1998

                                                    1999            1998
                                                ------------    ------------

Cash flows from operating activities:
Net loss                                        $ (1,216,062)   $ (1,616,437)
Adjustments to reconcile net loss to net
 cash used in by operating activities:
  Depreciation and amortization                      588,710          56,355
  Provision for doubtful accounts                    460,517               -
  Provision for pharmacy closings                    169,387               -
Changes in operating assets and liabilities:
 Accounts receivable                              (4,515,616)     (1,409,954)
 Inventory                                           674,210        (130,694)
 Prepaids                                            (90,127)        (24,336)
 Deposits and other assets                          (231,011)        (77,777)
 Accounts payable                                  2,820,557         533,333
 Accrued liabilities                                 226,594           1,620
                                                ------------    ------------
Total adjustments                                    103,221      (1,051,453)
                                                ------------    ------------
Net cash used in operating activities             (1,112,841)     (2,667,890)
                                                ------------    ------------

Cash flows from investing activities:
Capital expenditures                                (755,862)       (531,852)
Cash paid for acquisitions of pharmacies          (7,845,846)              -
                                                ------------    ------------
Net cash used in investing activities             (8,601,708)       (531,852)
                                                ------------    ------------

Cash flows from financing activities:
Proceeds from issuances of common stock                6,600         400,000
Repurchases of common stock                                -         (30,000)
Proceeds from advances from shareholders           5,896,442       2,855,000
Proceeds from issuances of long-term debt          4,867,394          43,556
Repayments of long-term debt                        (616,419)       (140,152)
Payments under capital lease obligations             (31,795)              -
                                                ------------    ------------
Net provided by financing activities              10,122,222       3,128,404
                                                ------------    ------------
Net increase (decrease) in cash                      407,673         (71,338)
Cash, beginning of year                                    -          71,338
                                                ------------    ------------
Cash, end of year                               $    407,673    $          -
                                                ============    ============


The accompanying notes are an integral part of these consolidated financial statements

                          PRIMERX.COM AND SUBSIDIARIES
                (Formerly PrimeMed Pharmacy Services Group, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Description of Business:

     PrimeRX.com, Inc. was incorporated in August 1998, as PrimeMed Pharmacy Services Group, Inc., a Delaware corporation. In March 2000, the name was changed to PrimeRX.com, Inc. (hereafter referred to as "RX").

     RX is a holding company and at December 31, 1999, had no business activities other than its investment in subsidiaries (collectively, the "Company"). The Company is focused on serving the pharmacy needs of various managed care providers that are at-risk under capitated arrangements. The Company owns and operates (and manages for others), pharmacies located in or near medical groups and clinics, independent physician associations, physician practice management organizations, federally qualified community health centers, correctional facilities, long-term care facilities and outpatient hospital pharmacies.

     At December 31, 1999, the Company owned and operated 32 pharmacies, and managed nine additional pharmacies that are owned by managed care providers. The pharmacies are located in California, Florida, Georgia and Nevada. RX's subsidiaries, all of which are wholly owned, consist of the following:

     *  PrimeMed Pharmacy Services, Inc. ("Services")   Services was
originally incorporated in 1996. Services owns and operates ten pharmacy locations and provides management services for nine other pharmacies for which it receives management fees as more fully described under "Revenues".
Services also completed the acquisition of one pharmacy location in October 1999 (See Note 3).

     *  Network Pharmaceuticals, Inc. ("Network")   Network was acquired by RX
in February 1999, at which time it owned and operated thirteen pharmacies. Subsequent to its acquisition, in October and November 1999, Network completed two acquisitions, consisting of eight pharmacies and one pharmacy, respectively (See Note 3).

     *  PrimeMed of Inland Empire, Inc. ("Inland Empire")   Inland Empire was
formed in January 1999 to acquire the assets of a single pharmacy location (See Note 3).

     *  PrimeMed RX.com, LLC (Rx.com)   Rx.com was formed in August 1999.
Rx.com is developing an Internet web site and expects to utilize the Internet to sell a variety of pharmaceuticals including (i) prescription and over-the-counter medication (ii) clinic and physician medical supplies, and
(iii) other health and beauty products. Through December 31, 1999 Rx.com has been engaged in start-up activities and has generated no revenues.

2.   Summary of Significant Accounting Policies:

     Principles of Consolidation

     The consolidated financial statements include the accounts of RX and Services for all years presented. The accounts of Network and Inland Empire are included in the accompanying financial statements from February 1999 (per
Note 1) and January 18, 1999, respectively, the dates of acquisition (see Note
3). The accounts of Rx.com are included from its inception in August 1999. All intercompany accounts and transactions are eliminated in consolidation.

     Revenues

     Revenue is derived primarily from the sale of pharmaceuticals. Additionally, the Company collects management fees in connection with the services mentioned above. These fees generally consist of a per-prescription processing fee and a monthly base fee intended to cover certain overhead allocations. The Company is also entitled to an additional fee of up to 10% of the sales of a managed outlet plus a stipulated share of remaining profit, if any.

     The Company recognizes sales upon delivery of products to its prescription customers, which generally occurs at the Company's pharmacy
locations.   The Company also delivers products to customer locations, in
which case sales are recognized upon delivery.   All sales are final upon
customer receipt of products.

     The Company fills prescriptions for patients of managed care providers and similar organizations. At the time prescriptions are requested by customers, the Company obtains a computerized verification of a patient's insurance coverage and the amount that the Company will be paid by the insurance company or other third party for the prescription. The Company records revenue and a corresponding amount receivable from the insurance company or other third party when both the electronic verification has been received and the filled prescription has been delivered to the customer.

     Inventories and Cost of Sales

     Inventories are valued at the lower of cost or market, cost being determined utilizing the specific identification method. Cost of sales includes product cost, net of vendor rebates, discounts and allowances.

     Cash Equivalents and Concentrations of Credit Risk

     For purposes of the statements of cash flows, the Company considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

     As of December 31, 1999, the Company had cash and cash equivalents on deposit with various major financial institutions that were in excess of FDIC insured limits. The concentration of credit risk in these uninsured deposits is mitigated by the Company's policy of placing such deposits with financial institutions of high credit rating. Historically, the Company has not experienced any loss of its cash and cash equivalents due to such concentration of credit risk.

     Property and Depreciation

     Property, equipment and purchased software are recorded at cost. Depreciation and amortization are computed for financial reporting purposes utilizing primarily the straight-line method over the estimated useful life of the related assets, which range from 5 to 15 years, or for leasehold improvements and property under capital lease, the base lease term or estimated useful life, if shorter. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in income. Maintenance and repairs are charged to earnings when incurred.

     Goodwill and Other Intangibles

     Identifiable intangible assets are carried at cost and consist of goodwill and non-compete agreements with sellers of businesses or assets purchased by the Company (see Note 3). Goodwill, which represents the excess of acquisition cost over the net assets acquired in business combinations, is amortized on a straight-line basis over 15 years. Non-compete agreements are amortized on a straight-line basis over the terms of the respective agreements which range from three to five years. Amortization expense charged to earnings amounted to $0 and $215,637 in 1998 and 1999, respectively.

     Debt Issue Costs

     Costs associated with the issuance of debt are deferred and amortized over the life of the related indebtedness using the straight-line method, which approximates the effective interest method.

     Pharmacy Opening Costs

     Pharmacy opening costs, consisting primarily of incremental labor, supplies and occupancy costs directly related to the opening of specific pharmacies are expensed as incurred.

     Pharmacy Closing Costs

     The Company provides an allowance for estimated costs and losses to be incurred in connection with pharmacy closures. Such costs are recognized when a pharmacy is specifically identified, costs can be estimated and closure is planned to be completed within the next twelve months. The Company has identified three such pharmacies at December 31, 1999. The allowance for store closing costs is included in accrued expenses in the accompanying financial statements, and consists primarily of future rents to be paid over the remaining terms of the master lease agreements. Future rents will be incurred through the expiration of the non-cancelable leases, which run through August 2003. The allowance for pharmacy closing costs was $0 and $83,880 at December 31, 1998 and 1999, respectively. The Company also charged directly to expense the book value of assets to be disposed of in connection with pharmacy closures of $0 and $85,507 for the years ended December 31, 1998 and 1999, respectively.

     Valuation of Long-Lived Assets

     Long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

     Computer Software Development Costs

     Costs for development of internal use computer software are expensed as incurred during the preliminary project stage. Once a computer software project has reached the preliminary project stage, application development has commenced, and management believes it is probable that the project will be completed, qualifying costs are capitalized and are amortized over the life of the related software once it is placed in service. Qualifying costs include primarily payroll and payroll-related costs for employees who are directly associated with the project, and external direct costs of materials and services consumed in developing or obtaining internal use software.

     Training costs, maintenance costs and other post-implementation costs are
expensed as incurred.   There were no internal software development costs
incurred during 1998. The total amounts charged to operations and capitalized by the Company during 1999 were $255,000 and $262,000, respectively, and relate primarily to the development of the Rx.com Internet web site.

     Income Taxes

     Through December 31, 1999, the Company was an S corporation for federal income tax purposes and, as a result, incurred no corporate federal income taxes. As a result of the 1999 Acquisitions (see Note 3), the Company has operations in numerous states, and certain of those states impose minimum S corporation income taxes. Accordingly, the 1999 tax provision includes the minimum S corporation income taxes payable to those states.

     Effective January 1, 2000, the Company was converted to a C corporation. In connection with the election of C corporation status, the Company will be subject to corporate income taxes at the federal and state level. Deferred tax assets and liabilities will be recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities will be measured using enacted tax rates expected to apply to taxable income in the years in which those
temporary differences are expected to be recovered or settled.   The effect on
deferred tax assets and liabilities of a change in tax rates will be recognized in income in the period that includes the enactment date.

     The election of C corporation status on January 1, 2000 will result in the recognition in the Company's financial statements of a net deferred tax asset of approximately $140,000 for future deductible expenses relating principally to bad debt reserves.

     Use of Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Stock-Based Compensation

     The Company has chosen to account for stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Disclosure is provided of the pro forma impact on net income for the difference between the intrinsic value and fair value methods (see Note 11).

3.   Acquisitions:

     During 1999, the Company completed a series of acquisitions
(collectively, the "1999 Acquisitions"), as more fully described below:

     *  Network Pharmaceuticals

        On February 28, 1999, RX acquired all of the common stock of Network, an operator of 13 pharmacies primarily located within medical office buildings
of practicing physicians in Southern California and Las Vegas, Nevada.   The
Company acquired Network for a total cost of approximately $6.2 million, which included assumption of approximately $1.7 million in liabilities for accounts payable and other accrued expenses of the pharmacy operations. There are no contingencies associated with the purchase. The purchase was financed through a combination of cash, advances from the Company's majority shareholder, and loans from a bank (the Network Term Loan and Network Revolver, as more fully described in Note 8).

        The purchase price was allocated to the assets acquired based on their estimated fair values, and approximately $3.2 million was allocated to trade
accounts receivable, inventories, fixed assets and other assets.   The excess
of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $3.0 million and is being amortized on a straight-line basis over a period of 15 years.

     *  Talbert Pharmacies

        On October 22, 1999, Network acquired certain assets from Talbert Medical Group, Inc. ("Talbert") relating to eight pharmacy locations operated by Talbert and located within office buildings of practicing physicians in Southern California (the "Talbert Pharmacies"). Talbert is unrelated to the Company, but does continue to manage the medical groups which are served by the Talbert Pharmacies, and has given Network the right of first refusal to acquire pharmacies within any future locations operated by Talbert.

        Network acquired the assets of the Talbert Pharmacies for a total cost of approximately $2.8 million, which included a five-year non-compete agreement with the sellers of Talbert at a cost of $250,000. There are no contingencies associated with the purchase, and no liabilities were assumed. The purchase price was allocated to the assets acquired based on their estimated fair values, and approximately $0.8 million was allocated to
inventories and fixed assets.   The excess of the purchase price over the fair
value of the net assets acquired (goodwill) was approximately $1.8 million and is being amortized on a straight-line basis over a period of 15 years. The non-compete agreement was capitalized as an intangible asset and is being amortized on a straight line basis over the life of the agreement.

     *  Other Acquisitions

        In January 1999, RX formed Inland Empire to acquire the assets of a pharmacy located in the Inland Empire area of Southern California. In November 1999, Network acquired the assets of a pharmacy located in Cathedral City, California. In October 1999, Services acquired the assets of a pharmacy location that had been under a management contract with Services. Upon closing the acquisition, the management contract was cancelled.

       The total purchase prices for these acquisitions were approximately $0.6 million, there are no contingencies associated with the purchases, and no liabilities were assumed. The purchase prices were allocated to the assets acquired based on their estimated fair values, and approximately $0.3 million
was allocated to inventories and fixed assets.   The excess of the purchase
prices over the fair value of the net assets acquired (goodwill) was approximately $0.3 million and is being amortized on a straight-line basis over a period of 15 years.

     The 1999 Acquisitions were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include any revenues or expenses related to these acquisitions prior to the respective closing dates. The following unaudited information presents the Company's consolidated operating results on a pro-forma basis for the years ending December 31, 1998 and 1999, assuming that the acquisitions occurred on January 1, 1998. Pro forma adjustments include the following: (a) amortization of goodwill; (b) depreciation based on the allocation of purchase price to the fixed assets;
(c) interest expense associated with the additional borrowings that occurred as a result of the 1999 Acquisitions; and (d) the elimination of certain non-recurring charges related directly to the 1999 Acquisitions.

                                              1999           1998
     Revenues                             $60,784,000     $51,188,000
                                          ===========     ===========
     Net income (loss)                    $  (457,000)    $(2,240,000)
                                          ===========     ===========


These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

4.   Supplemental Cash Flow Information:

     Supplemental disclosures of cash flow information for the years ended December 31, 1999 and 1998 are as follows:

                                                       1999          1998
     Cash paid during the year for:
      Interest                                      $  368,957     $  9,180
                                                    ==========     ========
     Noncash investing and financing activities:
      Fixed assets financed through notes
       payable and capital leases                   $1,312,029     $      -
                                                    ==========     ========
     Financed inventory purchased (see Note 8)      $1,587,983     $370,571
                                                    ==========     ========

5.   Accounts Receivable:

     Accounts receivable consists of the following at December 31, 1999 and 1998:

                                                    1999          1998
     Trade account receivable                   $6,808,483     $1,741,677
     Amounts due from managed pharmacies         1,054,234          7,573
     Other accounts receivable                      25,397         49,140
                                                ----------     ----------
                                                 7,888,114      1,798,390
     Less: allowance for doubtful accounts        (460,517)          -
                                                ----------     ----------
                                                $7,427,597     $1,798,390
                                                ==========     ==========


The Company does not hold collateral to secure payment of its accounts receivable resulting from pharmaceutical sales. However, the majority of these receivables are for reimbursement of prescription charges and are due from large healthcare organizations. Management provides an allowance for estimated potential losses. Exposure to credit loss is limited to the carrying amount.

Amounts due from managed pharmacies include management fees earned and various advances to enable the managed pharmacies to acquire inventory. The Company generally does not require collateral on these receivables. Exposure to losses on amounts due from managed pharmacies is principally dependent on the financial condition of the sponsoring managed care organization. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

6.   Property and Equipment:

     Property and equipment is comprised of the following at December 31, 1999 and 1998:

                                                    1999          1998

     Leasehold improvements                     $  577,122     $  52,565
     Furniture, fixtures and equipment           2,537,090       550,462
                                                ----------     ---------
                                                 3,114,212       603,027

     Less: accumulated depreciation and
      amortization                                (733,616)      (62,185)
                                                ----------     ---------
                                                $2,380,596     $ 540,842
                                                ==========     =========


     Depreciation expense of $351,837 and $56,355 was charged to expense for the years ended December 31, 1999 and 1998, respectively.

7.  Accrued Expenses:

    Accrued expenses consist of the following as of December 31, 1999 and 1998:

                                                   1999          1998

     Accrued payroll and related expenses       $586,616       $ 96,410
     Other accrued expenses                      286,158         40,875
                                                --------       --------
                                                $872,774       $137,285
                                                =========      ========


8.   Long-Term Debt:

     Long-term debt consists of the following at December 31, 1999 and 1998:

                                                   1999           1998

Network Term Loan, collateralized, with
interest at the bank's prime rate plus
0.75% (a total of 9.25% at December 31,
1999); principal and interest payable
monthly through March 1, 2004 (see
"Network Loans" below).                        $2,812,500      $         -

Network Revolver, consisting of a
collateralized revolving credit agreement
with interest at the bank's prime rate
plus 0.5% (a total of 9.0% at December 31,
1999); interest only payable monthly
through maturity on March 1, 2001
(see "Network Loans").                          1,000,000                -

Network Installment Loan, consisting of
a series of non-revolving draws under
a collateralized credit agreement with
interest at the bank's prime rate plus
0.5% (a total of 9.0% at December 31,
1999); principal and interest payable
monthly through March 1, 2005 (see
"Network Loans").                                 342,394                -

Inventory notes payable to suppliers,
collateralized by inventories, with
interest at the bank prime rate plus
1.0% (a total of 9.5% at December 31,
1999); principal and interest payable
monthly and maturing at various dates
from December 31, 2000 through March 1,
2001 (see "Inventory Notes Payable" below)      1,682,939          354,654

Subordinated term loan payable to a bank,
collateralized by substantially all of
the assets of Services, with interest at
the bank's prime rate plus 1.25% (a total
of 9.0% at December 31, 1999); principal
and interest payable monthly through
April 3, 2003.                                    365,125                -

Other notes payable, collateralized by
certain equipment of the Company, with
interest at rates ranging from 7.5% to
10.25%; principal and interest due in
monthly installments through April 6, 2004.       140,505           46,490
                                               ----------       ----------
                                                6,343,463          401,144
     Less, current portion                     (2,109,293)        (366,923)
                                               ----------       ----------
                                               $4,234,170       $   34,221
                                               ==========       ==========


     Network Loans

     On March 1, 1999, in connection with the consummation of the Network acquisition described more fully in Note 3, the Company entered into a credit and security agreement with City National Bank ("CNB") for a term loan of approximately $3.1 million (the "Network Term Loan"). Concurrently with this agreement, Network entered into a credit and security agreement with CNB for a short-term revolving credit loan (the "Network Revolver") of $1.0 million for working capital purposes. On August 16, 1999, the credit and security agreements were amended to allow for a $0.4 million non-revolving multiple
installment term note (the "Network Installment Loan").   At December 31,
1999, the Company had fully utilized its borrowing capacity under these agreements.

     On February 14, 2000, the credit and security agreements were further amended to: (a) extend the maturity date of the Network Revolver to March 1, 2001, (b) amend certain covenants and waive certain covenant violations for the period ending December 31, 1999 without penalty, and (c) increase the amount of borrowings available under the Network Installment Loan to $2.5 million.

     The credit and security agreements governing the Network Term Loan, Revolver and Installment Loan (collectively the Network Loans) contain restrictive covenants which include, among other things, (a) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions,
(b) limitations on capital expenditures, and (c) maintenance of a minimum tangible net worth and various liquidity-related ratios. The Network Loans are senior to, and have priority over, all other indebtedness of the Company. The Company's principal and interest obligations under the Network Loans have been unconditionally guaranteed by the Company's majority shareholder.

     Inventory Notes Payable

     As more fully described in Note 13, the Company is a party to a Master Vendor Agreement with the Bergen Brunswig Drug Company ("BBDC"). In connection with this agreement, the Company also entered into a loan agreement
(the " BBDC Loan Agreement") to finance inventory purchases.   On December 1,
1999, in connection with the Company's increase in inventory levels resulting from the Talbert Acquisition (see Note 3), BBDC loaned the Company
approximately $1.1 million.   In January 2000, BBDC loaned the Company
approximately $0.5 million, which the Company used to payoff certain trade accounts payable, notes payable, and related accrued interest obligations owing to the Company's former primary supplier of inventories. As a result of this transaction, amounts owing to the former supplier at December 31, 1999 have been classified as inventory notes payable under the BBDC agreement. Amounts owed under notes payable to the former supplier totaled approximately $0.4 million at December 31, 1998.

     As part of the BBDC Loan Agreement, BBDC has committed to providing ongoing inventory financing for existing and planned pharmacy locations. Maximum draws under the Loan Agreement for the years ended December 31, 2000, 2001, and 2002 are limited to $2.0, $2.0, and $1.0 million, respectively. The January 2000 refinancing of amounts owed to the former supplier is not considered a draw under this agreement.

     Each borrowing under the BBDC Loan Agreement is evidenced by a separate short-term note, collateralized by substantially all of the inventory of the Company, and guaranteed by the majority shareholder of the Company. Each borrowing typically requires no cash payments for three months, with principal and interest (at the bank prime rate plus 1.0%) then payable monthly for the next twelve months.

     Under the terms of the BBDC Loan Agreement, the Company is subject to several restrictive covenants, which include, among other things, (a) limitations on the incurrence of indebtedness, liens, and leases, (b) maintenance of insurance sufficient to indemnify BBDC in the event of inventory damage or stoppage of the Company's operations, (c) maintenance of a minimum tangible net worth and various liquidity-related ratios, as defined in the Loan Agreement, and (d) maintenance of a minimum level of inventory (see
Note 13).

     As of December 31, 1999, the estimated maturities of long-term debt are as follows:

          2000                   $2,109,293
          2001                    2,212,861
          2002                      962,512
          2003                      865,924
          2004                      192,873
          Thereafter                      -
                                 ----------
             Total               $6,343,463
                                 ==========


9.   Advances from Shareholders:

     Advances from shareholders consist primarily of non-interest bearing advances from the Company's majority shareholder. As more fully explained in
Note 12, approximately $7.4 million of the $9.4 million in advances outstanding at December 31, 1999 were converted to preferred stock in February 2000.

     Subsequent to December 31, 1999, the Company borrowed a total of $1,800,000 from the Company's majority shareholder in the form of due-on-demand notes payable bearing interest at 6.875% per annum. The proceeds are being used for working capital purposes.

     The Company's majority shareholder has committed not to demand repayment of the remaining advances or the due-on-demand notes if it would result in the inability of the Company to pay its obligations as they become due in the ordinary course of business. Accordingly, the Company has classified the advances as a non-current liability at December 31, 1999.

10.  Related Party Transactions:

     The Company makes sales of pharmaceutical inventories to a company which is controlled by RX's majority shareholder. Sales are made at terms that management believes are no less favorable than the Company would be able to realize from third parties. Commencing in 2000, the Company began purchasing certain products from the related company because it has purchasing arrangements with certain vendors that management believes are more favorable than would otherwise be available to the Company.

     For the years ended December 31, 1999 and 1998, the Company recorded revenues of approximately $134,000 and $50,000, respectively, from the related company. Amounts due from the related company at December 31, 1999 and 1998 were approximately $68,000 and $41,000, respectively.

11.  Employee Benefit Plans:

     The Company provides various health, welfare and disability benefits to its full-time employees which are funded primarily by Company contributions. The Company does not provide post-employment or post-retirement health care or life insurance benefits to its employees.

     Retirement Plans

     The Company sponsors 401(k) plans which are available to all employees of the Company who are at least 21 years old and have completed one year of continuous service. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code. The amount of matching contributions made by the Company for the benefit of participants is determined annually at the discretion of the Company. The Company made no matching contribution to the plans during the years ended December 31, 1998 and 1999.

     Stock Option Plan

     In February 2000, the Company's Board of Directors (the "BOD") approved a written stock option plan which formalized a previously verbal stock option plan orally adopted at the time the Company was formed in Delaware in 1998
(the "1998 Plan").   The objectives of the 1998 Plan include attracting and
retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing officers and employees the opportunity to acquire common stock. Independent contractors are also eligible for options, although none have been granted to independent contractors through December 31, 1999.

     A Stock Option Committee of the BOD administers the 1998 Plan. No option can extend for a term of more than ten years from date of grant (five years for any employee who, at the date of grant, owns more than 10% of the total combined voting power of all classes of stock). Vesting is subject to acceleration upon a change in control of the Company, as defined in the 1998
Plan agreement.   Either incentive or non-qualified options may be granted
under the 1998 Plan. However, only employees may receive incentive stock options and no employee may be granted an incentive stock option if he or she holds exercisable options with a fair market value in excess of $100,000 at the date of grant. The holder of an option does not receive any of the rights of a stockholder with respect to the Common stock subject to the option agreement.

     Unless otherwise determined by the BOD, the option price per share shall not be less than the fair market value of the shares (as determined by the BOD) on the date the option is granted. The option price per share shall not be less than 110% of the fair market value for any employee who, at the date of grant, owns more than 10% of the total combined voting power of all classes of stock.

     Under the 1998 Plan, the Company is authorized to grant options for up to 2,000,000 common shares, of which 609,500 shares have been granted through December 31, 1999 (all amounts have been adjusted for the recapitalization in February 2000. See Note 12). The grants were made under unilateral, verbal arrangements by the Company's majority shareholder during 1998 and 1999, typically at the employees' date of hire. Since the majority shareholder controlled both the BOD and a majority of the voting rights of the stockholders, approval of the BOD and the stockholders was considered perfunctory. Accordingly, the options have been accounted for as of the dates of verbal grants. Activity in the Company's stock options for 1998 and 1999 (reflecting the verbal grants described above) is as follows:

                                                         Weighted
                                                          Average
                                         Number           Exercise
                                      of shares(1)         Price

Outstanding at January 1, 1998
 Granted                                       -           $   -
 Exercised                               304,500            0.01
 Canceled                                      -               -
                                         -------           -----
Outstanding at December 31, 1998         304,500            0.01
 Granted                                 305,000            1.03
 Exercised                                     -               -
 Canceled                                      -               -
                                         -------           -----
Outstanding at December 31, 1999
 (held by 17 optionees)                  609,500           $0.52
                                         =======           =====

Options exercisable at:
 December 31, 1998                        57,847           $0.01
                                         =======           =====
 December 31, 1999                       202,681           $0.21
                                         =======           =====


     All of the stock options issued in 1998 and 1999 were granted at exercise prices which are either equal to or above the fair market value at the date of grant, vest over a three year period, and expire ten years after the grant date. Fair market value was determined by the Company's BOD by taking into account the then-current financial condition of the Company, including the pro forma effects of planned and completed acquisitions. Since the exercise prices were considered to be representative of the fair market value, no compensation expense has been recognized in the accompanying financial statements.

     As more fully disclosed in Note 2, the Company accounts for stock options using the intrinsic value method. Pro forma information regarding net income
(loss) is required by accounting principals generally accepted in the United States as if the Company had accounted for its stock option plan under a fair value based method. The fair value for these options was estimated at the date of grant using the minimum value method (which is appropriate for valuing options of companies without publicly traded stock) with the following weighted average assumptions: risk free rate of return of approximately 5.0%, expected life of options of 5 years and no dividends.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the respective vesting periods of the options. On a pro forma basis, the Company's net operating results would have been reduced by approximately $0 and $12,000 for the years ended December 31, 1998 and 1999, respectively.

12.  Capital Stock:

     The following describes the status of the Company's capital stock and the details of capital stock transactions during the years ended December 31, 1998 and 1999:

     Stock Authorization

     At December 31, 1999, the Company was authorized to issue 400,000 shares of common stock, par value $0.01 per share ("Common stock") and 50,000 shares of preferred stock, par value $0.01 per share ("Preferred stock").

     Subsequent to year-end and in contemplation of the 2000 Recapitalization (as more fully discussed below), the Company amended its Certificate of Incorporation to increase the total Common stock and Preferred stock authorization to twenty million shares and five million shares, respectively.

     Equity Transactions In 1998 And 1999

     At January 1, 1998, the Company had 1,400 shares of Common stock outstanding. On January 22, 1998, the Company's Board of Directors and stockholders approved a stock split effected in the form of a stock dividend, increasing the outstanding shares of Common stock from 1,400 to 40,000 shares. Share amounts in the notes to financial statements reflect the impact of the stock split.

     During 1998, the Company's existing majority stockholder converted amounts owed by the Company under previously made cash advances into 160,000
shares of Common stock at a price of $2.50 per share.   Also during 1998, the
Company repurchased and retired 12,000 shares of Common stock at a price of $2.50 per share, from a former officer of the Company, under the terms of the Company's shareholder agreement.

     In January 1998, the shareholders of RX entered into an agreement (the "Agreement") which provided for certain restrictions and provisions related to the purchase and/or sale of their respective shares of RX's stock. The Agreement requires the shareholders to offer their shares on a first-refusal basis to the Company and other shareholders before selling their stock to a third party. Additionally, the Agreement sets a required call by the Company and repurchase price for the stock under certain circumstances, such as the termination or resignation of a shareholder. The repurchase price uses an amount to be agreed-upon annually by the shareholders. If no amount can be agreed upon by the shareholders, the repurchase price will be based upon estimated fair market value of the Company's stock at such time.

     On February 1, 1999, the Company issued 16,500 shares of Common stock to three officers of the Company, at a price of $0.40 per share. The amount paid was considered by management of the Company to be representative of the fair market value of the Company's Common stock at the time. Such determination was made by taking into account the then-current financial condition of the Company, its lack of profitability to date, its negative shareholder equity, a general lack of sources of working capital (other than advances from the
majority shareholder), and the level of the Company's indebtedness.   Since
the amount paid was considered to be representative of the fair market value, no compensation expense has been recognized in the accompanying financial statements.

     Recapitalization in 2000

     In February 2000, the Company's Board of Directors and Shareholders approved a recapitalization of the Company. The outstanding 204,500 shares of Common stock, and $7.4 million of advances due to shareholders were converted into 9,202,500 new shares of common stock, par value $0.01 per share (the "New Common stock") and 735,144 shares of Series A preferred stock (the "Series A" stock).

     The Series A stock is senior to the New Common stock with regards to rights to receive distributions upon dissolution, liquidation or winding up (collectively "termination") of the Company. Upon such Termination, the holders of the Series A stock are entitled to be paid out of the assets of the Company an amount of $10.00 per Series A share, as adjusted for any stock dividends, combinations, splits and the like (the "Original Liquidation"
price).   After payment of the Original Liquidation price, any remaining assets, if any, are available for distribution to the holders of the New Common stock.

     The Company has the option to repurchase the Series A stock at any time at the Original Liquidation price. In addition, the Company is obligated (at the option of each holder of the Series A stock) to repurchase such shares in 2005, or earlier upon a change in control (as defined) of the Company, also at the Original Liquidation price. Because this redemption feature is not within the control of the Company, the Series A stock is not considered a full equity security. Accordingly, the $7.4 million carrying value of the Series A stock will be reflected on the Company's balance sheet in the "mezzanine" between liabilities and stockholders' equity.

13.  Commitments and Contingencies:

     Regulation and Licensing

     The Company's pharmacy business is subject to extensive federal, state and local regulations and licensing requirements. Such regulations cover diverse matters like the confidentiality of patient records, record-keeping and security requirements, restrictions on referrals and advertising for drug products, third-party payments for prescription drugs, and online pharmacies. The failure to adhere to, obtain or renew any required regulatory approval or licenses could adversely affect the continued operation of the Company's business. In addition, the managed care organizations that contract for the Company's services are also subject to federal, state and local regulations and licensing requirements. The failure by these institutions to comply with these regulations or to obtain or renew any required licenses could adversely affect the Company's business.

    Master Vendor Agreement

    In July 1999, The Company entered into a three-year Master Vendor Agreement (the "MVA") with the Bergen Brunswig Drug Company ("BBDC") to purchase substantially all of the Company's pharmaceutical inventories from
BBDC at a unit cost based upon volume.   The MVA provides for a two-year
renewal option.

     While the MVA is non-exclusive, the nature of the support services and related equipment provided by BBDC ensures considerable reliance on BBDC. In addition, related lending agreements (See Note 8) require that the Company maintain inventory levels purchased from BBDC at all times of at least $2.0 million or 130% of the amounts owed to BBDC, whichever is higher.

     Lease Commitments

     The Company leases its office and pharmacy facilities and a substantial portion of its pharmacy equipment. Generally, office and pharmacy leases provide for minimum rentals and the payment of utilities, maintenance, insurance and taxes. Certain of these leases also provide for contingent rentals based upon a percentage of sales in excess of a stipulated minimum. The majority of lease agreements are for base lease periods ranging from 2 to 10 years, with two or more renewal options for periods commensurate with the original lease terms. Operating lease rental expense was $863,353 and $227,507 for the years 1999 and 1998, respectively.

     The following property included in the accompanying financial statements was leased under capital leases as of December 31, 1999 and 1998:

                                             1999         1998

     Furniture, fixtures and equipment    $1,250,000     $    -
     Less, accumulated depreciation          (26,000)         -
                                          ----------     ------
                                          $1,224,000     $    -
                                          ==========     ======

Future net minimum rental payments which are required under capital and noncancellable operating leases that have initial or remaining terms in excess of one year are as follows as of December 31, 1999:

Years Ending December 31, 1999

                                           Operating      Capital
                                            Leases         Lease

     2000                                 $1,411,458     $  381,540
     2001                                  1,339,308        381,540
     2002                                  1,218,246        381,540
     2003                                  1,055,066        349,745
     2004                                    807,531              -
     Thereafter                              807,565              -
                                          ----------     ----------
         Total minimum lease payments     $6,639,174     $1,494,365
                                          ==========
     Less, amount representing interest                    (276,160)
                                                         ----------
         Present value of future minimum
          lease payments                                  1,218,205

     Less, current portion                                 (264,817)
                                                         ----------
          Obligation under capital lease                 $  953,388
                                                         ==========


14.  Subsequent Events:

     On April 7, 2000, the Company entered into agreements with e-MedSoft.com ("e-Med") under which (i) e-Med has assumed management control of the Company (the "Management Services Agreement") and (ii) e-Med will become a provider of software and all related services used in the Company's operations (the "Preferred Provider Agreement"). In addition, the shareholders of the Company have been granted a ten-year option to exchange up to 33% of the common stock of the Company for up to 3,000,000 shares of common stock of e-Med (the "Option Agreement"). In the event that the Company conducts an initial public offering or experiences a change in control (as defined), e-Med may require the shareholders to exchange their shares.

     The Management Services Agreement between the Company and e-Med provides that e-Med will have complete authority and discretion in the management and control of the Company's business for a period of 30 years. In exchange for its management services, e-Med will receive a portion of any net profits from the Company's businesses it manages as follows: (i) 25% of net profits up to $5,000,000; (ii) 50% of net profits from $5,000,000 to $15,000,000; (iii) 60%
of net profits from $15,000,000 to $30,000,000; and (iv) 70% of net profits over $30,000,000. The computation of net profits is cumulative for the duration of the agreement and not on an annual basis. If e-Med acquires at least a seventeen percent interest in the Company, the net profits number will be reduced such that e-Med will receive twenty-one percent less than it would have otherwise received, and if e-Med acquires at least a thirty-three percent interest in the Company, the net profits number would be reduced such that e-Med will receive forty-one percent less than it would have otherwise received. Additionally, the chairman of e-Med has been named to the board of directors of the Company.

     Under the terms of the Preferred Provider Agreement, e-Med will provide the Company with computer software applications and related services for a period of thirty years, whereby e-Med will receive its standard fees, less an 8% discount. In addition, the Company and e-Med will establish a master portal on the Internet for the sale of the Company's services to its customers, and e-Med will receive fees based on customer usage of the master portal. The minimum usage fee will initially be $15,000 per month.

                          CARPENTER KUHEN & SPRAYBERRY
                          Certified Public Accountants


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Virtx, Inc.
Camarillo, California


We have audited the accompanying balance sheet of Virtx, Inc. as of December 31, 1999 and the related statements of operations, stockholders' deficit and cash flows for the period from January 27, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtx, Inc. as of December 31, 1999, and the results of its operations and cash flows for the initial period then ended in conformity with generally accepted accounting principles.


/s/ Carpenter Kuhen & Sprayberry

Oxnard, California
April 5, 2000

                                   VIRTX, INC.
                        BALANCE SHEET - DECEMBER 31, 1999

                                     ASSETS


CURRENT ASSETS:
   Cash                                                         $ 50,971
   Accounts receivable (net of allowance
     for doubtful accounts of $0)                                102,985
   Inventory                                                      94,729
   Financing fees (net of $88,889 of
     accumulated amortization)                                   444,445
                                                                --------
      Total current assets                                       693,130

PROPERTY AND EQUIPMENT, AT COST:
   Computer equipment                          $138,805
   Furniture and fixtures                        89,879
   Office equipment                              28,468
   Leasehold improvements                         6,636
   Software                                       4,309
                                               --------
                                                268,097

   Less - Accumulated depreciation              (25,872)         242,225
                                               --------         --------

DEPOSITS                                                          24,235
                                                                --------

                                                                $959,590
                                                                ========




The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.
                        BALANCE SHEET - DECEMBER 31, 1999

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable                                             $  205,429
   Accrued payroll expenses                                        308,436
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts                                                      210,511
   Accrued interest                                                 24,106
   Deposits                                                         12,185
   Notes payable - stockholders                                    159,012
   Notes payable (net of unamortized
    discount of $79,311)                                           720,689
                                                                ----------
      Total current liabilities                                  1,640,368

COMMITMENTS AND CONTINGENCIES                                           --

STOCKHOLDERS' DEFICIT:
   Common stock - $0.0005 par value
    Authorized - 10,000,000 shares
    Issued and outstanding - 6,163,334
     shares                                    $     3,082
   Additional paid-in capital                      628,200
   Retained deficit                             (1,312,060)
                                               -----------
      Total stockholders' deficit                                 (680,778)
                                                                ----------
                                                                $  959,590
                                                                ==========




The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.
                             STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 27, 1999 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999

REVENUE                                                    $   758,194

COST OF REVENUE                                                766,024
                                                           -----------

      Gross margin                                              (7,830)

GENERAL AND ADMINISTRATIVE EXPENSES                          1,227,114
                                                           -----------

      Loss from operations                                  (1,234,944)

INTEREST EXPENSE                                                77,116
                                                           -----------

      Net loss                                             $(1,312,060)
                                                           ===========




The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
            FOR THE PERIOD FROM JANUARY 27, 1999 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999

                                      Additional                    Total
                    Common Stock      Paid-In       Retained     Stockholders'
                  Shares     Amount   Capital       Earnings        Deficit
                 ---------   ------   ----------   -----------   -------------
Balance -
January 27,
1999 (date
of inception)           --   $   --   $     --     $        --    $        --

Sale of stock    2,650,000    2,650         --              --          2,650

Stock issued
for property
and equipment      125,000      125         --               --           125

2-for-1 stock
split            2,775,000       --         --               --            --

Detachable
stock warrants
issued in
connection with
notes payable           --       --     15,173              --         15,173

Common stock
issued in
connection with
notes payable      533,334      267    533,067              --        533,334

Common stock
issued in
connection
with notes
payable             80,000       40     79,960              --         80,000

Net loss                --       --         --      (1,312,060)    (1,312,060)
                 ---------   ------   --------     -----------    -----------

Balance,
December 31,
1999             6,163,334   $3,082   $628,200     $(1,312,060)   $  (680,778)
                 =========   ======   ========     ===========    ===========




The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.
                             STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 27, 1999 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                                     $(1,312,060)
  Adjustments to reconcile net loss to net cash provided
   by operating activities:
    Non-cash items included in net income:
     Depreciation and amortization                                 130,623
    Net change in operating assets and liabilities                 538,718
                                                               -----------

      Net cash used in operating activities                       (642,719)
                                                               -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                              (267,972)
                                                               -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable - stockholders                       159,012
  Borrowings on notes payable                                      800,000
  Issuance of common stock                                           2,650
                                                               -----------
      Net cash provided by financing activities                    961,662
                                                               -----------

NET INCREASE IN CASH                                                50,971

CASH, JANUARY 27, 1999 (DATE OF INCEPTION)                              --
                                                               -----------

CASH, END OF PERIOD                                            $    50,971
                                                               ===========




The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.

                          NOTES TO FINANCIAL STATEMENTS
            FOR THE PERIOD FROM JANUARY 27, 1999 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999

(1)  Summary of Accounting Policies

This summary of accounting policies of Virtx, Inc. (the "Company") is presented to assist in understanding the Company's financial statements. The financial statements and notes are the representation of management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles.

     a)  Basis of Accounting

         The Company reports on the accrual method of accounting. Revenue on fixed-price contracts is recognized on the percentage-of-completion method for financial statement purposes. The percentage-of-completion method used is based on costs incurred in relation to total estimated costs. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the Company's estimates of costs and revenues will change in the near-term. Revenue from maintenance contracts is recognized on a straight-line basis over the contract period.

     b)  Business Activity and Concentrations of Credit Risk

         The Company is a December year-end corporation incorporated in the state of Delaware. It provides video, voice and data communications equipment and services to the healthcare industry.

         The Company maintains its cash balances in a bank in Ventura County. Periodically throughout the year the Company has maintained balances in excess of federally insured amounts. At December 31, 1999, the Company had uninsured balances of $0.

     c)  Major Customers

         The Company had one major customer that accounted for approximately 86% of total revenues for the period ended December 31, 1999. At December 31, 1999, accounts receivable from this customer totaled approximately 26% of total accounts receivable.

     d)  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

     e)  Inventory

         Inventory, consisting of raw materials, is stated at the lower of cost or market and is determined on a first-in, first-out basis.

     f)  Property, Equipment, and Depreciation

         Property is recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives:

                                          Estimated
             Asset Classification        Useful Life

             Computer equipment            5 Years
             Furniture and fixtures        7 Years
             Office equipment              5-7 Years
             Leasehold improvements        7 Years
             Software                      3 Years

         Expenditures for maintenance and repairs are charged against operations as incurred.

(2)  Financing Fees

As discussed in Note 6(b), financing fees incurred with the acquisition of the Company's debt were paid by issuing 533,334 shares of the Company's common stock with a fair market value of $1.00 per share. The loan fees have been deferred and are being amortized over the life of the debt.

(3)  Billings, Costs and Estimated Earnings on Uncompleted Contracts

Billings, costs and estimated earnings on uncompleted contracts for the year ended December 31, 1999, are as follows:

         Costs incurred to date on uncompleted
          contracts                                       $ 760,298
         Gross (loss) recognized                             (2,448)
                                                          ---------
                                                            757,850
         Less - Billings to date                           (968,361)
                                                          ---------
                                                          $(210,511)
                                                          =========
         Included in the accompanying balance
          sheet under the following captions:

           Billings in excess of costs and estimated
            earnings on uncompleted contracts             $(210,511)
                                                          =========

(4)  Notes Payable - Stockholders

     Note payable to Calvin Carrera, a stockholder,
     due on April 1, 2000, with interest calculated
     at 10% annually, compounded daily, unsecured.            $   62,663

     Note payable to Murray Firestone, a stockholder,
     due on April 1, 2000, with interest calculated
     at 10% annually, compounded daily, unsecured.                45,500

     Note payable to Calvin Carrera, a stockholder,
     due on April 1, 2000, with interest calculated
     at the applicable federal rates, unsecured.                  22,425

     Note payable to Jim Elder, a stockholder, due
     on April 1, 2000, with interest calculated at
     the applicable federal rates, unsecured.                     19,946

     Note payable to Murray Firestone, a stockholder,
     due on April 1, 2000, with interest calculated
     at the applicable federal rates, unsecured.                   8,478
                                                               ---------
                                                               $ 159,012
                                                               =========

(5)  Notes Payable

Notes payable to the following companies/individuals, due in October 2000, with interest compounded annually at 10%, unsecured. The notes become fully due and payable if, before the stated due dates, the Company consummates equity financing of at least five million dollars. The notes were issued at a discount of $95,173. The discount results in an imputed interest rate of 24.85% and is being amortized using the effective interest rate method over the lives of the loans. The $95,173 discount consists of the fair market value of 80,000 shares of the Company's common stock and 133,328 warrants to purchase common stock that were issued with the notes payable.

                                                  Unamortized
                                      Principal     Discount        Net
                                      ---------   ------------   ---------
Augustine Fund, L.P.                  $400,000       $39,655     $360,345
Devonshire Management Corporation      100,000         9,914       90,086
Harvey Bibicoff                        100,000         9,914       90,086
Paul Soll                              100,000         9,914       90,086
Rock Bay Management Group              100,000         9,914       90,086
                                      --------       -------     --------
                                      $800,000       $79,311     $720,689
                                      ========       =======     ========

(6)  Commitments and Contingencies

     a)  Operating Leases

         The Company leases its office under an operating lease that expires June 30, 2002. Rent expense under this lease for the period ended December 31, 1999 was $44,255.

         Minimum future rental payments under this non-cancelable operating lease are:

            Years ending December 31, 2000          $ 70,620
                                      2001            70,620
                                      2002            35,310
                                                    --------
                                                    $176,550
                                                    ========

         The Company leases office equipment under an operating lease that expires May 31, 2004. Rent expense under this lease for the period ended December 31, 1999 was $3,283.

         Minimum future rental payments under this non-cancelable operating lease are:

            Years ending December 31, 2000          $  5,628
                                      2001             5,628
                                      2002             5,628
                                      2003             5,628
                                      2004             2,345
                                                    --------
                                                    $ 24,857
                                                    ========

     b)  Consulting Agreement

         The Company entered into a consulting agreement during the year ended December 31, 1999 with Strategic Capital Consultants, Inc. (the "Consultant"), under which the Consultant will provide to the Company management, financial consulting, and advisory services. In consideration of the services to be provided for the Company by the consultant, the Company agreed to issue shares of the Company's common stock and pay amounts in cash in accordance with the following terms:

         i) 533,334 shares will be issued and 10% of the gross proceeds will be paid in cash simultaneously with, and as a condition of the closing of a bridge financing of at least $250,000, where the Company has received such funds from a party introduced to the Company by the Consultant.

         ii) 533,332 shares will be issued simultaneously with the closing of a reverse merger between the Company and another publicly traded entity introduced to the Company by the Consultant.

         iii) 533,332 shares will be issued and 13% of the gross proceeds will be paid in cash simultaneously with the closing of a private placement of the Company's securities of at least $5,000,000 with a party introduced to the Company by the Consultant.

         The consulting agreement expires in September 2000. During the year ended December 31, 1999, 533,334 shares of stock were issued to Strategic Capital Consultants and $80,000 was paid in consulting fees in accordance with Paragraph (i) above.

         As explained in Note 2, such costs incurred are being amortized over the life of the debt.

(7)  Stock Split

On September 23, 1999, the Board of Directors authorized a 2-for-1 stock split, thereby increasing the number of issued and outstanding shares to 5,550,000 and decreasing the par value of each share to $0.0005.

(8)  Outstanding Warrants

During the year ended December 31, 1999, the Company issued detachable warrants in connection with the issuance of debt. Upon surrender of a warrant, the holder is entitled to purchase one share of the Company's common stock at a strike price of $3 per share. The warrants were exercisable immediately upon issuance. At December 31, 1999, there were 133,328 warrants outstanding. The warrants will expire in October 2004.

The stock warrants are valued at $15,173, or $.1138 per share. The fair value of the stock warrants was determined using the Black-Scholes option pricing formula. The following assumptions were used in determining the fair value of the warrants:

              Stock price                       $1.00
              Expected annual volatility       58.99%
              The risk-free interest rate       6.47%
              Dividend yield                    0.00%
              Expected life                 30 months

The fair value of the stock warrants is treated as a component of the discount on the related notes payable, which is amortized using the effective interest rate method over the life of the notes.

(9)  Income Taxes

     Deferred Income Taxes

     The difference between the financial statement and tax bases of assets and liabilities is determined annually. These differences result from the use of the accrual basis percentage-of-completion method of accounting for financial statement purposes and the completed-contract method of accounting for tax purposes, the use of different depreciation methods for financial statement and tax return purposes, accrued interest expense, accrued payroll expenses and net operating loss carryovers. Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that would be more likely than not be realized. At December 31, 1999, the valuation allowance totaled $506,956. Income tax expense is the current tax payable or refundable for the year, plus or minus the net change in the deferred tax asset and liability accounts. At December 31, 1999, the Company had a federal net operating loss carryover of $1,018,774, which expires in 2019, and a California net operating loss carryover of $1,017,974, which expires in 2007.

    Total income tax expense differs from the expected tax expense (computed by multiplying the United States federal statutory rate of approximately 35 percent by net income) as a result of the following:

        Computed "expected" tax benefit                 $(446,100)
        State tax benefit                                (115,986)
        Non-deductible expenses                             1,772
        Valuation allowance                               560,314
                                                        ---------
                                                        $      --
                                                        =========

     The Company's total deferred tax assets, deferred tax liabilities, and deferred tax asset valuation allowances at December 31, 1999 are as follows:

        Total deferred tax assets                       $ 560,314
        Deferred tax valuation allowance                 (560,314)
                                                        ---------
            Net deferred tax asset                      $      --
                                                        =========

(10)  Profit Sharing Plan

The Company has a qualified profit sharing plan with a deferred compensation provision. All employees are eligible and are enrolled in the plan on the first payroll of the month following his or her hire date. An employee may contribute any amount up to 20% of pay on a before-tax basis. The Company's contributions are discretionary and are determined annually by the Board of Directors. The Company did not make any contributions during the period ended December 31, 1999.

(11) Issuance of Stock for Property and Equipment

The Company issued 125,000 shares of common stock to Carespace, LLC, along with $35,000 to purchase furniture, fixtures and computer equipment on February 26, 1999.

(12) Statement of Cash Flows - Supplemental Disclosures

The net change in operating assets and liabilities shown on the statement of cash flows consists of the following:

      (Increase) Decrease:
        Accounts receivable                           $(102,985)
        Inventory                                       (94,729)
        Deposits                                        (24,235)
      Increase (Decrease):
        Accounts payable                                205,429
        Accrued payroll expenses                        308,436
        Billings in excess of costs and
         estimated earnings on uncompleted
         contracts                                      210,511
        Accrued interest                                 24,106
        Deposits                                         12,185
                                                       --------
                                                       $538,718
                                                       ========

      Operating activities reflect:

        Interest paid                                  $ 34,494
                                                       ========
        Income tax paid                                $      -
                                                       ========

      Non-cash investing and financing transactions:

        Purchase of property and equipment             $268,097
        Issuance of common stock                           (125)
                                                       --------

             Cash paid for purchase of property
               and equipment                           $267,972
                                                       ========

        Issuance of common stock                       $  3,082
        Increase in additional paid-in capital          628,200
        Financing fees                                 (533,334)
        Discount on notes payable                       (95,173)
        Property and equipment                             (125)
                                                       --------
             Cash received for issuance of
               common stock                            $  2,650
                                                       ========

(13) Subsequent Events

     Merger

     On February 21, 2000, the Company entered into an Agreement and Plan of Merger and Reorganization with e-MedSoft.com, a Nevada Corporation, and Virtx Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of e-MedSoft.com.

     e-MedSoft.com is in the health care information services industry. e-MedSoft.com was initially organized in Nevada on August 25, 1986, in order to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. On January 7, 1999, the e-MedSoft.com acquired from TSI Technologies and Holding, LLC, the rights to a JAVA-based, on-line health care management system. On March 19, 1999, e-MedSoft.com acquired all of the issued and outstanding stock of e-Net Technology Ltd., a UK based company. e-Net is a diversified Web Technology company, providing consulting services, training, technical support, computer software and computer hardware to a broad range of customers.

     In accordance with the merger agreement, Virtx Acquisition Corporation was merged with and into Virtx, Inc. As a result of the merger, the separate corporate existence of Virtx Acquisition Corporation ceased and Virtx, Inc. continued as the surviving corporation of the merger. As a result of this merger, e-MedSoft.com owns all the issued and outstanding stock of Virtx, Inc. and shall have full legal control over Virtx, Inc.

     The 6,163,334 issued and outstanding shares of Virtx, Inc. common stock prior to the merger were converted into 1,854,276 restricted shares of e-MedSoft.com common stock.

     After the date of the merger and through April 5, 2000, e-MedSoft.com provided Virtx, Inc. with $290,000 to pay off shareholder loans, accrued payroll expenses and other operating expenses.

     This merger was not as a result of the consulting agreement discussed in
Note 6(b).

================================================================================

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The information in this prospectus may only be accurate on the date of this document. This document may be used only where it is legal to sell these securities.


                                   ___________

                                TABLE OF CONTENTS

                                                                           Page

Prospectus Summary .....................................................
Risk Factors ...........................................................
Price Range of Common Stock ............................................
Dividend Policy ........................................................
Selected Financial Data ................................................
Management's Discussion and
 Analysis of Financial
 Condition and Results of
 Operations ............................................................
Business ...............................................................
Management .............................................................
Certain Transactions ...................................................
Description of Capital Stock ...........................................
Principal and Selling
 Shareholders ..........................................................
Plan of Distribution ...................................................
Legal Matters ..........................................................
Experts ................................................................
Where You can Find More
 Information ...........................................................
Index to Financial Statements ..........................................


                                23,886,000 Shares






                                  e-MedSoft.com

                                  Common Stock








                                _________________

                                   PROSPECTUS

                                  _______, 2000

                                ________________




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement. All such expenses are estimates except for the SEC registration fee and NASD and American Stock Exchange filing fees.

     SEC registration fee .............................     $ 49,856
     Accountants' fees and expenses ...................      100,000
     Legal fees and expenses ..........................      100,000
     Printing and engraving expenses ..................       25,000
     Miscellaneous fees ...............................       15,144
                                                            --------
         Total ........................................     $290,000
                                                            ========

Item 14.    Indemnification of Directors and Officers.

     Our restated articles of incorporation provide that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada GCL. The effect of this provision in our restated articles of incorporation is to eliminate the rights of us and our stockholders, either directly or through stockholders' derivative suits brought on behalf of our company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the Nevada GCL.

     In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on our behalf, or otherwise referred to in or covered by applicable provisions of the Nevada GCL, to the fullest extent permitted by the Nevada GCL.

     Section 78.751 of the Nevada GCL provides that a corporation may indemnify our directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director's or officer's conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances.

     Indemnification may not be made under the Nevada GCL for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the Nevada GCL by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by the director or officer in connection with the defense.

Item 15.   Recent sales of Unregistered Securities.

     During December 1998, we issued a total of 800,000 shares of common stock (as adjusted for the 5-for-1 forward split) to two persons as consideration for outstanding loans that they converted. Their shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act.

     On January 7, 1999, we issued 41,417,176 shares of common stock to Sanga e-Health LLC in connection with the acquisition of certain rights to a JAVA-based online healthcare management system. With respect to this transaction, we relied on Section 4(2) of the Securities Act. Sanga e-Health LLC executed a Stock Acquisition and Technology Agreement in which it represented that it was acquiring the shares for investment only and not for the purpose of resale or distribution. In connection with the foregoing transaction, we issued a total of 2,553,144 shares to two persons as finder's fees, and we issued 1,035,429 warrants to one person as a finder's fee. These shares and warrants were issued in reliance on the exemption provided by
Section 4(2). The appropriate restrictive legend was placed on all certificates and stop transfer orders were issued to the transfer agent.

    During March 1999, we issued 45,000 restricted shares to a person as consideration for a consulting agreement. These shares were issued in reliance on the exemption provided by Section 4(2). The appropriate restrictive legend was placed on the certificate and stop transfer orders were issued to the transfer agent.

     During September 1999, we issued 1,721,973 shares of our common stock to an entity as partial consideration for the purchase of a computer software technology. In this transaction, the entity that acquired the shares was an "accredited investor." With respect to this transaction, we relied on Section 4(2) of the Act. The entity was provided with information on our company and it represented that it was purchasing the shares for investment only and not for the purpose of distribution. The appropriate restrictive legend was placed on the certificate and stop transfer orders were issued to the transfer agent.

     In November 1999, we also sold 300,000 shares of our common stock to an entity in exchange for $600,000 in cash. With respect to this sale, we relied on Section 4(2) of the Act. The investor was given access to complete information concerning our company. The appropriate restrictive legend was placed on the certificate and stop transfer orders were issued to the transfer agent.

     During December 1999, we sold 3,568,000 units, each unit consisting of one share of common stock and one warrant to purchase common stock, to approximately 103 accredited investors at a purchase price of $2.00 per unit. Each warrant is exercisable to purchase one share of common stock at $4.00 per share until December 31, 2004. In connection with such sales we paid to Sutro & Company, Inc. a 7% cash commission and Sutro was reimbursed $181,614 for expenses.

     With respect to these sales, we relied on Section 4(2) of the Act, and Rule 506 of Regulation D promulgated thereunder. The investors were given a copy of a private placement memorandum containing information concerning our company, a Form D was filed with the SEC and we complied with the other applicable requirements of Rule 506. All investors signed subscription agreements in which they represented that they were purchasing the units for investment only and not for the purpose of resale and distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.

     During the three months ended March 31, 2000, we sold 4,000,000 shares of our common stock, to approximately 50 accredited investors at a purchase price of $15.00 per share. In connection with such sales we paid to Sutro & Company, Inc. a 7% cash commission and Sutro was reimbursed $106,386 for expenses.

     With respect to these sales, we relied on Section 4(2) of the Act, and Rule 506 of Regulation D promulgated thereunder. The investors were given a copy of a private placement memorandum containing information concerning our company, a Form D was filed with the SEC and we complied with the other applicable requirements of Rule 506. All investors signed subscription agreements in which they represented that they were purchasing the units for investment only and not for the purpose of resale and distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.

Item 16.   Exhibits.

(a)     Exhibits

Exhibit Number     Exhibits

     3.1          Restated Articles of Incorporation (1)

     3.2          Bylaws (2)

     5            Opinion of Greenberg Traurig, LLP*

     10.0         Stock Acquisition and Technology Transfer Agreement dated
                  December 22, 1998, between MedTech, Inc. (formerly "High
                  Hopes, Inc.") and Sanga e-Health LLC. (3)

     10.1         Loan and Security Agreement dated March 19, 1999, among the
                  Registrant, Trammel Investors LLC and Donald H. Ayers (4)

     10.2         Registration Rights Agreement among the Registrant, Trammel
                  Investors LLC and Donald H. Ayers (4)

     10.3         Waiver, Rescission and Termination of Software License
                  Agreement between Sanga e-Health LLC and Sanga Corporation dated December 2, 1998 (1)

     10.4         Assignment of Rights Under Financing Agreements (1)

     10.5         Agreement with Donald H. Ayers dated June 14, 1999 (1)

     10.6         Agreement with Trammel Investors LLC dated May 15, 1999 (1)

     10.7 Asset Purchase Agreement dated September 1, 1999 among Sanga e-Health LLC, the Registrant, and University Affiliates IPA,
                  Inc.

     10.8         Software License and Services Agreement dated September 1, 1999 between the Registrant and University Affiliates, IPA, Inc.(5)

     10.9 Registration Rights Agreement dated September 1, 1999 between the Registrant and University Affiliates, IPA, Inc. (5)

     10.10        Agreement and Plan of Merger and Reorganization dated February
                  21, 2000, among the Registrant, Virtx Acquisition Corporation, and Virtx, Inc. (6)

     10.11 Acquisition and Joint Venture Agreement dated March 18, 2000, between Cypher Comm, Inc. and the Registrant (7)

     10.12        Management Services and Joint Venture Agreement dated April 6,
                  2000, between PrimeRx.com, Inc. and the Registrant, as modified (8)

     10.13        Master Preferred Provider Agreement between the Registrant and
                  PrimeRx.com, Inc. (8)

     10.14 Agreement dated April 7, 200 between the Registrant and the shareholders of PrimeRx.com, Inc. (8)

     21           List of Subsidiaries

     23.1         Consent of Greenberg Traurig, LLP (included in Exhibit 5)*

     23.2         Consent of Arthur Andersen LLP

     23.3         Consent of Price Waterhouse Coopers LLP

     23.4         Consent of Carpenter Kuhen & Sprayberry

     24           Power of Attorney of Directors and Executive Officers*

     27.1         Financial Data Schedule for Fiscal Year Ended March 31, 1999

     27.2         Financial Data Schedule for nine months Ended December 31,
                  1999.

_______________

*  To be filed by amendment.

(1) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999, as filed on September 15, 1999.

(2) Incorporated by reference to the Exhibits to the Registrant's Form S-18 Registration Statement (No. 33-8420-D)

(3) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K dated January 7, 1999.

(4) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K dated March 19, 1999.

(5) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on September 16, 1999.

(6) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on March 10, 2000.

(7) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on April 3, 2000.

(8) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on May 2, 2000.

     (b)   Financial Statement Schedules.

The Registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 15, 2000.

                                 E-MEDSOFT.COM, INC.


                                 By: /s/ John F. Andrews
                                     John F. Andrews
                                     President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                       Date



/s/ John F. Andrews        Chairman, President, and Chief     May 15, 2000
                           Executive Officer (principal
                           executive officer)



/s/ Margaret A. Harris     Chief Financial Officer            May 15, 2000
Margaret A. Harris         (principal - accounting officer)


/s/ Sam J. W. Romeo        Director                           May 15, 2000
Sam J. W. Romeo


/s/ Masood Jabbar          Director                           May 15, 2000
Masood Jabbar


/s/ Mitchell J. Stein      Director                           May 15, 2000
Mitchell J. Stein


/s/ W. Cedric Johnson      Director                           May 15, 2000
W. Cedric Johnson

                               Index to Exhibits

Exhibit Number     Exhibits

     3.1          Restated Articles of Incorporation (1)

     3.2          Bylaws (2)

     5            Opinion of Greenberg Traurig, LLP*

     10.0         Stock Acquisition and Technology Transfer Agreement dated
                  December 22, 1998, between MedTech, Inc. (formerly "High
                  Hopes, Inc.") and Sanga e-Health LLC. (3)

     10.1         Loan and Security Agreement dated March 19, 1999, among the
                  Registrant, Trammel Investors LLC and Donald H. Ayers (4)

     10.2         Registration Rights Agreement among the Registrant, Trammel
                  Investors LLC and Donald H. Ayers (4)

     10.3         Waiver, Rescission and Termination of Software License
                  Agreement between Sanga e-Health LLC and Sanga Corporation dated December 2, 1998 (1)

     10.4         Assignment of Rights Under Financing Agreements (1)

     10.5         Agreement with Donald H. Ayers dated June 14, 1999 (1)

     10.6         Agreement with Trammel Investors LLC dated May 15, 1999 (1)

     10.7 Asset Purchase Agreement dated September 1, 1999 among Sanga e-Health LLC, the Registrant, and University Affiliates IPA,
                  Inc.

     10.8         Software License and Services Agreement dated September 1, 1999 between the Registrant and University Affiliates, IPA, Inc.(5)

     10.9 Registration Rights Agreement dated September 1, 1999 between the Registrant and University Affiliates, IPA, Inc. (5)

     10.10        Agreement and Plan of Merger and Reorganization dated February
                  21, 2000, among the Registrant, Virtx Acquisition Corporation, and Virtx, Inc. (6)

     10.11 Acquisition and Joint Venture Agreement dated March 18, 2000, between Cypher Comm, Inc. and the Registrant (7)

     10.12        Management Services and Joint Venture Agreement dated April 6,
                  2000, between PrimeRx.com, Inc. and the Registrant, as modified (8)

     10.13        Master Preferred Provider Agreement between the Registrant and
                  PrimeRx.com, Inc. (8)

     10.14 Agreement dated April 7, 200 between the Registrant and the shareholders of PrimeRx.com, Inc. (8)

     21           List of Subsidiaries

     23.1         Consent of Greenberg Traurig, LLP (included in Exhibit 5)*

     23.2         Consent of Arthur Andersen LLP

     23.3         Consent of Price Waterhouse Coopers LLP

     23.4         Consent of Carpenter Kuhen & Sprayberry

     24           Power of Attorney of Directors and Executive Officers*

     27.1         Financial Data Schedule for Fiscal Year Ended March 31, 1999

     27.2         Financial Data Schedule for nine months Ended December 31,
                  1999.

_______________

*  To be filed by amendment.

(1) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999, as filed on September 15, 1999.

(2) Incorporated by reference to the Exhibits to the Registrant's Form S-18 Registration Statement (No. 33-8420-D)

(3) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K dated January 7, 1999.

(4) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K dated March 19, 1999.

(5) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on September 16, 1999.

(6) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on March 10, 2000.

(7) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on April 3, 2000.

(8) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on May 2, 2000.